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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

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March 30, 2017

Dear Shareholder,

        You are cordially invited to attend the 2017 Annual Meeting of Shareholders of Charles River Laboratories International, Inc. to be held at 8:30 a.m. on Tuesday, May 9, 2017, at the offices of Cooley LLP, 500 Boylston Street, Boston, Massachusetts 02116.

        At the Annual Meeting, nine persons will be elected to our Board of Directors. We will also seek shareholder approval of the Charles River Laboratories International, Inc. Incentive Compensation Plan. In addition, we will also hold a vote on an advisory resolution on our executive compensation, hold a vote on an advisory resolution of the frequency of future advisory votes on executive compensation and ask shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017. Finally, a shareholder has proposed a resolution as described in this Proxy Statement. Our Board of Directors recommends the approval of the proposals to elect the nine directors, to approve the advisory votes on our executive compensation and frequency of future advisory votes on executive compensation, to authorize the new incentive compensation plan, and to ratify the selection of PricewaterhouseCoopers LLP. Our Board of Directors recommends that you vote against the shareholder proposal. Such other business will be transacted as may properly come before the Annual Meeting.

        Whether you plan to attend the Annual Meeting or not, it is important that your shares are represented. Therefore, we urge you to complete, sign, date, and return the enclosed proxy card promptly in accordance with the instructions set forth on the card. This will ensure your proper representation at the Annual Meeting.

Sincerely,

James C. Foster Chairman, President and Chief Executive Officer

YOUR VOTE IS IMPORTANT.
PLEASE RETURN YOUR PROXY PROMPTLY.

        Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 9, 2017.

        This Proxy Statement and our Annual Report to Shareholders are available at www.criver.com/annual2017.

        In addition, our Annual Report on Form 10-K for fiscal year 2016 can be found on the same website.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
to Be Held on May 9, 2017

To the Shareholders of
Charles River Laboratories International, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Charles River Laboratories International, Inc., a Delaware corporation, will be held on Tuesday, May 9, 2017, at the offices of Cooley LLP, 500 Boylston Street, Boston, Massachusetts 02116, at 8:30 a.m., for the following purposes:

  1.
  To elect the nine (9) persons named in this Proxy Statement to our Board of Directors to hold office until the next Annual Meeting of Shareholders.

  2.
  To approve an advisory vote on our executive compensation.

  3.
  To hold an advisory vote on the frequency of future advisory votes on executive compensation.

  4.
  To approve the Charles River Laboratories International, Inc. Incentive Compensation Plan.

  5.
  To consider and act upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2017.

  6.
  To vote on a shareholder proposal described in this Proxy Statement if properly presented at this meeting.

  7.
  To transact such other business as may be properly brought before the Annual Meeting and any adjournments thereof.

        The Board of Directors has fixed the close of business on March 13, 2017 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof.

        All shareholders are cordially invited to attend the Annual Meeting. Attendance at the Annual Meeting will be limited to shareholders and those holding proxies from shareholders.

        An admission ticket and government-issued picture identification will be required to enter the Annual Meeting. Any individual arriving without an admission ticket will not be admitted to the Annual Meeting unless it can be verified that the individual is a Charles River shareholder as of the record date for the Annual Meeting. Shareholders may obtain an Annual Meeting ticket by writing to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887. If you are a registered holder, please so indicate in your request. If your shares are held by a bank, broker, or nominee, you must enclose evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee. Please submit your ticket request and proof of ownership as promptly as possible in order to ensure you receive your ticket in time for the meeting. Admission to the Annual Meeting will be on a first-come, first-served basis.

By Order of the Board of Directors

David P. Johst Corporate Secretary

March 30, 2017

        Whether you plan to attend the Annual Meeting or not, you are requested to complete, sign, date and return the enclosed proxy card as soon as possible in accordance with the instructions on the proxy card. A pre-addressed, postage-prepaid return envelope is enclosed for your convenience.

 PROXY SUMMARY

        The following is a summary which highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you are urged to read the entire Proxy Statement carefully before voting.

Annual Meeting of Shareholders

Time and Date	8:30 a.m. on Tuesday, May 9, 2017
Place	Cooley LLP, 500 Boylston Street, Boston, Massachusetts 02116
Record Date	March 13, 2017

Voting Matters and Vote Recommendations

        There are six items of business which we currently expect to be considered at our 2017 Annual Meeting. The following table lists those items of business and our Board's vote recommendation.

PROPOSAL	BOARD VOTE RECOMMENDATION

Management Proposals
Election of Directors	For each director nominee
Advisory Vote to Approve Executive Officer Compensation	For
Advisory Vote on Frequency of Future Votes on Executive Compensation	Annual
Incentive Compensation Plan	For
Ratification of Independent Registered Public Accounting Firm	For
Shareholder Proposal
Shareholder Proposal described in this Proxy Statement	Against

Director Nominees

        The following table provides summary information about each of our director nominees.

		Director			2016 Committee Memberships

Name	Age	Since	Occupation	Independent	AC	CC	CGNC	SPCAC	STC	EC	FC

James C. Foster	66	1989	Chairman, President and CEO of Charles River Laboratories International, Inc.	No				M		C
Robert Bertolini	55	2011	Former President and CFO of Bausch and Lomb Incorporated and former Executive Vice President and Chief Financial Officer of Schering-Plough Corp.	Yes	M			C		M
Stephen D. Chubb	73	1994	Special Limited Partner of Catalyst Healthcare Ventures and Former President and CEO of Allegro Diagnostics, Inc.	Yes	M				M
Deborah T. Kochevar	60	2008	Dean, Cummings School of Veterinary Medicine, Tufts University	Yes		M	M		M
George E. Massaro	69	2003	Former Vice Chairman, Huron Consulting Group, Inc.	Yes	C					M
George M. Milne, Jr.	73	2002	Venture Partner, Radius Ventures and former EVP, Pfizer Global Research and Development	Yes			C		M	M	M
C. Richard Reese	71	2007	Former CEO and Chairman of Iron Mountain Incorporated	Yes		C		M		M
Craig B. Thompson	64	2013	President and CEO, Memorial Sloan-Kettering Cancer Center	Yes			M		C	M
Richard F. Wallman	65	2011	Former Senior Vice President and CFO, Honeywell International, Inc.	Yes		M		M			C

Key: AC—Audit Committee; CC—Compensation Committee; CGNC—Corporate Governance and Nominating Committee; SPCAC—Strategic Planning and Capital Allocation Committee; STC—Science and Technology Committee; EC—Executive Committee; FC—Finance Committee; C—Chairperson; M—Member. The Finance Committee became effective January 1, 2017.

Advisory Vote on Executive Compensation

        Charles River shareholders provided very strong majority support for our named executives' compensation at our 2016 annual meeting of shareholders (98.4% of shares voted on this matter; 98.7% excluding abstentions). We attribute this level of support to the significant actions we implemented from 2012 through 2015, including significant changes to our executive compensation program during that period, as noted below:

  •
  We have obtained advice and recommendations on executive compensation best practices from our independent external compensation consultant, Pay Governance LLC.

  •
  We shifted our Executive Long-Term Equity Incentive Compensation Program for our officers (including each of our named executives) to be more directly performance-based by restructuring awards made to those officers so that they were comprised of approximately 60% Performance Share Units (PSUs) incorporating relative Total Shareholder Return (TSR) and non-GAAP Earnings Per Share (EPS) metrics, 20% stock options, and 20% restricted stock/units.

  •
  For the limited number of our executives with whom we had change-in-control agreements (which included each of our executive officers), we amended these agreements to eliminate any "gross-up" payment by the Company of any "golden parachute" excise taxes.

  •
  We eliminated our Corporate Officer Discretionary Allowance program.

  •
  In the 2016 Incentive Plan approved by shareholders at the 2016 Annual Meeting, we added a "double-trigger requirement" for accelerated equity vesting.

  •
  We added a Clawback Policy to our Corporate Governance Guidelines.

  •
  We have engaged in substantial outreach efforts with our major shareholders to gather feedback, who together comprised more than a majority of the holders of our outstanding shares.

        In addition to the changes noted above, we have taken further action by submitting to shareholders for approval this year an Incentive Compensation Plan, which will allow us to maximize the tax deductibility of certain elements of our executive compensation program.

        The Compensation Committee believes that these changes were responsive to feedback from investors and enhanced the performance orientation of our executive compensation program.

        Accordingly, we are asking for shareholder approval of the compensation of our named executive officers as disclosed in this Proxy Statement.

Advisory Vote on Frequency of Future Advisory Vote on Executive Compensation

        In 2011, our shareholders indicated their preference for having a "say-on-pay" vote every year. This advisory (non-binding) "frequency" vote is required once every six years. Shareholders are able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain.

        The Board of Directors recommends an annual advisory vote on executive compensation.

Incentive Compensation Plan

        We are asking shareholders to approve the Company's Incentive Compensation Plan, which will allow us to structure grants of certain incentive awards to key executives to maximize their tax deductibility as performance-based awards under Section 162(m) of the Internal Revenue Code.

        The Board of Directors has determined that it would be in the Company's best interests to preserve the flexibility to grant certain cash incentive awards for 2018 and future years that are structured to comply with the qualified performance-based compensation exception under Section 162(m), and therefore has adopted the Charles River Laboratories International, Inc. Incentive Compensation Plan (the Incentive Compensation Plan) under which such awards may be granted. One of the requirements of the qualified performance-based compensation exception under Section 162(m) is that the material terms of the performance objective for the pool under which compensation may be paid be disclosed to and approved by the Company's shareholders.

        If our shareholders approve the Incentive Compensation Plan, then certain cash incentive awards for 2018 and future years awarded to our chief executive officer and our next three most highly compensated executive officers (other than our chief financial officer) may be structured to comply with the qualified performance-based compensation exception under Section 162(m), subject to compliance with the terms of the Incentive Compensation Plan. If our shareholders do not approve the Incentive Compensation Plan, then, due to the application of Section 162(m), certain cash incentive awards for 2018 and future years awarded to those executive officers may not be fully tax deductible to the Company.

Ratification of Auditors

        We are asking our shareholders to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2017. Set forth below is a summary of PricewaterhouseCoopers' fees for services for fiscal years 2016 and 2015.

	2016	2015
Audit fees	$5,574,758	$5,015,295
Audit-related fees	767,631	1,560,100
Tax fees	1,649,245	1,468,071
All other fees	8,700	7,200

Total	$8,000,334	$8,050,666

        Detail regarding these fees can be found on page 68 of this Proxy Statement.

Shareholder Proposal

        The Board recommends a vote against a proposal submitted by the People for the Ethical Treatment of Animals.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
251 Ballardvale Street
Wilmington, Massachusetts 01887
(781) 222-6000

PROXY STATEMENT

For Annual Meeting of Shareholders
to Be Held May 9, 2017

GENERAL INFORMATION

        This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Charles River Laboratories International, Inc., a Delaware corporation, of proxies, in the accompanying form, to be used at the Annual Meeting of Shareholders to be held at the offices of Cooley LLP, 500 Boylston Street, Massachusetts 02116 on Tuesday, May 9, 2017, at 8:30 a.m., and any postponements or adjournments thereof (the Meeting). The Notice of Meeting, this Proxy Statement, the enclosed proxy card and our Annual Report to Shareholders for the year ended December 31, 2016 are being mailed to shareholders on or about March 30, 2017. Copies of these documents may also be obtained free of charge through our website at www.criver.com/annual2017.

        When proxies in the accompanying form are properly executed and received, the shares represented thereby will be voted at the Meeting in accordance with the directions noted thereon. If no direction is indicated on the proxy and it is signed, the shares represented thereby will be voted "FOR" the election of the Board's nominees as directors, the advisory vote on executive compensation, an annual advisory vote on the frequency of advisory vote on executive compensation, the Charles River Laboratories International, Inc. Incentive Compensation Plan and the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2017, and "AGAINST" the shareholder proposal, as described in this Proxy Statement.

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a proxy but is present at the Meeting, and who wishes to vote in person, may do so by revoking his or her proxy as described in the preceding sentence. Shares represented by valid proxies in the form enclosed, received in time for use at the Meeting and not revoked at or prior to the Meeting, will be voted at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock is necessary to constitute a quorum at the Meeting. Votes of shareholders of record who are present at the Meeting in person or by proxy, abstentions, and broker non-votes are counted as present or represented at the Meeting for purposes of determining whether a quorum exists.

        If you hold your shares of common stock through a broker, bank or other representative, generally the broker or your representative may only vote the common stock that it holds for you in accordance with your instructions. However, if it has not timely received your instructions, the broker or your representative may vote on certain matters for which it has discretionary voting authority. Brokers may not vote without specified instruction in the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 2), the advisory vote on frequency of advisory vote on executive compensation (Proposal 3), the Charles River Laboratories International, Inc. Incentive Compensation Plan (Proposal 4), and the shareholder proposal, as described in this Proxy Statement (Proposal 6), but may cast discretionary votes in the ratification of the independent registered public accounting firm (Proposal 5). If a broker or your representative cannot vote on a particular matter because it does not have discretionary voting authority, this is considered to be a "broker non-vote" on that matter.

        The close of business on March 13, 2017 has been fixed as the record date for determining the shareholders entitled to notice of and to vote at the Meeting. As of the close of business on March 13, 2017, we had 47,624,868 shares of common stock outstanding and entitled to vote. Holders of common stock at the close of business on the record date are entitled to one vote per share on all matters to be voted on by shareholders.

        An admission ticket and government-issued picture identification will be required to enter the Meeting. Any individual arriving without an admission ticket will not be admitted to the Meeting unless it can be verified that the individual is a Charles River shareholder as of the record date for the meeting. You may obtain a Meeting ticket by writing to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887. If you are a registered holder, please indicate that in your request. If your shares are held by a broker, bank, or nominee, you must enclose with your request evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank or nominee (and, if you wish to vote in person at the Meeting, you will need to bring a proxy from your broker, bank, or nominee). Please submit your ticket request and proof of ownership as promptly as possible in order to ensure that you receive your ticket in time for the Meeting. Admission to the Meeting will be on a first-come, first-served basis.

        The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be paid by the Company. In addition, we will reimburse brokerage firms and other persons representing beneficial owners of our common stock for their expenses in forwarding proxy material to such beneficial owners. Solicitation of proxies by mail may be supplemented by telephone, facsimile and personal solicitation by our directors, officers, or employees. No additional compensation will be paid for such solicitation. We have retained Morrow Sodali LLC to assist in the solicitation of proxies at a cost of approximately $12,500 plus reimbursement of expenses.

Votes Required

        In accordance with our amended and restated Bylaws, a nominee for election as director at the Meeting will be elected if the nominee receives the affirmative vote of a majority of the votes cast with respect to that nominee's election. Our Bylaws require an incumbent director who has been nominated for reelection and fails to receive a majority of the votes cast in an uncontested election to immediately tender his or her resignation to the Board. The Corporate Governance and Nominating Committee (or another committee designated by the Board) will make a recommendation to the Board as to whether to accept or reject the tendered resignation or whether other action should be taken. The Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee's recommendation, and will publicly disclose its decision within 90 days following certification of the election results. If a director's resignation is accepted by the Board or if a nominee is not elected and the nominee is not an incumbent director, the Board may fill the vacancy or decrease the size of the Board. The affirmative vote of a majority of the votes cast upon the matter is required to constitute the shareholders' non-binding approval with respect to our executive compensation program and the frequency of future advisory votes on executive compensation, approve our Charles River Laboratories International, Inc. Incentive Compensation Plan, ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2017, and constitute approval of the shareholder proposal as described in this proxy statement.

        Shares which abstain from voting as to a particular matter and broker non-votes will not be voted in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, broker non-votes and abstentions will have no effect on the voting on any matter that requires the affirmative vote of a majority of the votes cast on the matter (with the exception of Proposals 4). In accordance with NYSE rules, abstentions will have the effect of a vote counted "against" Proposal 4 and broker non-votes will have no effect on the voting of Proposal 4.

 PROPOSAL ONE—
ELECTION OF DIRECTORS

        Under our Bylaws, the number of members of our Board of Directors is fixed from time to time by the Board of Directors, but may be increased or decreased either by the shareholders or by the majority of directors then in office. Directors serve in office until the next annual meeting of shareholders and until their successors have been elected and qualified, or until their earlier death, resignation or removal.

        The Board of Directors has voted to nominate Mr. James C. Foster, Mr. Robert Bertolini, Mr. Stephen D. Chubb, Dr. Deborah T. Kochevar, Mr. George E. Massaro, Dr. George M. Milne, Jr., Mr. C. Richard Reese, Dr. Craig B. Thompson, and Mr. Richard F. Wallman for election at the Meeting. There are no family relationships between any of our directors or executive officers.

        In the event that any nominee shall become unable or unwilling to serve, the shares represented by the enclosed proxy may be voted for the election of such other person as the Board of Directors may recommend in that nominee's place or the Board may reduce its size. Our Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve.

        The Board of Directors unanimously recommends a vote "FOR" the election of each of these nominees for directors.

 NOMINEES FOR DIRECTORS

        The following table provides information as of the date of this proxy statement about each nominee. In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes, and skills that led our Board to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty, and adherence to high ethical standards. They each have demonstrated business or scientific acumen and an ability to exercise sound judgment, as well as a commitment of service to Charles River and our Board.

Name and Age as of the 2017 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

James C. Foster	66
Mr. Foster joined us in 1976 as General Counsel and over his tenure has held various staff and managerial positions. Mr. Foster was named President in 1991, Chief Executive Officer in 1992, and Chairman in 2000. Mr. Foster has been a director since 1989.
		Mr. Foster was selected to serve as a director on our Board due to his role as our Chief Executive Officer, his depth of knowledge of us and our operations, his acute business judgment, extensive familiarity with the businesses in which we compete, and his lengthy experience with us.

Robert Bertolini	55
President and Chief Financial Officer of Bausch & Lomb Incorporated from February 2013 to August 2013 (until its acquisition by Valeant Pharmaceuticals International, Inc.). Mr. Bertolini served as Executive Vice President and Chief Financial Officer at Schering-Plough Corp. from November 2003 until November 2009 (until its merger with Merck & Co) with responsibility for tax, accounting, and financial asset management. Prior to joining Schering-Plough, Mr. Bertolini spent 20 years at PricewaterhouseCoopers LLP, ultimately leading its global pharmaceutical industry practice. Mr. Bertolini also serves as a director of Actelion Pharmaceuticals Ltd. and Bristol-Meyers Squibb Company. He served as a director of Genzyme Corporation until its merger with Sanofi-Aventis in 2011. Mr. Bertolini has been a director since January 2011.

Mr. Bertolini's qualifications to serve as a director include his industry and financial expertise. He has extensive experience in building world-class finance and information technology functions and in leading business development and strategy. Having joined Schering-Plough at a time when it was facing challenges across several areas, Mr. Bertolini was part of the team that turned Schering-Plough around and drove strategic decisions. He has had responsibility for key financial areas including tax, accounting, and financial asset management, and extensive experience in audit, financial controls and corporate governance. He has expertise in working with small and large health care companies on initial public offerings, licensing, and other strategic issues. As a result of his extensive background in public accounting and prior experience as a public company Chief Financial Officer, Mr. Bertolini qualifies as an "audit committee financial expert" under SEC guidelines.

Name and Age as of the 2017 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

Stephen D. Chubb	73
Special Limited Partner of Catalyst Healthcare Ventures, a venture investment firm specializing in medical devices and diagnostic products, since June 2010. From September 2010 through March 2011, Mr. Chubb served as President and Chief Executive Officer of Allegro Diagnostics, Inc., a privately held molecular diagnostics company focused on the development and future sale of innovative genomic tests for the diagnosis, staging, and guided treatment of lung cancer and lung diseases. Mr. Chubb was previously Chairman and Chief Executive Officer of Matritech, Inc., a publicly traded leading developer of proteomics-based diagnostic products for the early detection of cancer, from its inception in 1987 until December 2007. Mr. Chubb served as President and Chief Executive Officer of T Cell Sciences, Inc. and as President and Chief Executive Officer of Cytogen Corp., both publicly traded biotechnology companies. Mr. Chubb also previously served as Chairman of the Board of Trustees of Mount Auburn Hospital in Cambridge, Massachusetts and as a director of Caregroup Healthcare System, and currently serves as a director of Amylyx Pharmaceuticals Inc. Mr. Chubb has been a director since 1994.

		Mr. Chubb brings to the Board a wealth of industry and business expertise, drawing upon his 30-year history as a Chief Executive Officer, president and board member at a variety of public and private life sciences companies. The Board benefits particularly from Mr. Chubb's strong biotechnology industry expertise, and he also brings a valued perspective given his service to hospitals and healthcare providers. In addition, as a result of his background as a Certified Public Accountant and prior service as a public company Chief Financial Officer, Mr. Chubb qualifies as an "audit committee financial expert" under SEC guidelines.

Deborah T. Kochevar, D.V.M., Ph.D.	60
Dean of the Cummings School of Veterinary Medicine at Tufts University since 2006. Previously, Dr. Kochevar was a long-time faculty member and administrator at the College of Veterinary Medicine and Biomedical Sciences, Texas A&M University, where she held the Wiley Chair of Veterinary Medical Education. Dr. Kochevar is a past-president of the Association of American Veterinary Medical Colleges and American College of Veterinary Clinical Pharmacology. Dr. Kochevar is active in the American Veterinary Medical Association, having chaired its Council on Education and the Educational Commission for Foreign Veterinary Graduates. Dr. Kochevar has been a director since October 2008.

		Dr. Kochevar was selected to the Board in recognition of her distinct perspective as a highly distinguished academic and educator in the life sciences. As a boarded diplomate of the American College of Veterinary Clinical Pharmacology, with a Ph.D. in cell and molecular biology combined with a D.V.M. degree, and with a deep knowledge base of comparative medicine and complex animal models, Dr. Kochevar's training and experience is particularly suited to understanding and providing insights into the veterinary medical, contract research and drug development support activities that we conduct. Dr. Kochevar also provides the Board with current industry and scientific insights through her ongoing involvement in a broad array of biomedical professional and trade organizations.

Name and Age as of the 2017 Annual Meeting		Position, Principal Occupation, Business Experience and Directorships

George E. Massaro	69
Director and Vice Chairman of Huron Consulting Group, Inc., a management consulting company, since May 2010. Mr. Massaro was non-Executive Chairman of the Board of Huron Consulting Group from July 2009 to May 2010, Director and Vice Chairman of Huron Consulting Group since June 2004 (Vice Chairman since March 2005), Chief Operating Officer of Huron Consulting Group, Inc. and Huron Consulting Services LLC from June 2003 until March 2005, and Managing Director of Huron Consulting Services LLC from August 2002 to May 2003. He was the Managing Partner of Arthur Andersen LLP's New England practice from 1998 to 2002. Mr. Massaro also serves as a director of Eastern Bank Corporation, an independent mutual bank holding company in New England. Mr. Massaro has been a director since 2003.

		Mr. Massaro has more than 35 years of accounting and auditing experience with expertise in a broad range of areas. As a former managing partner of a major accounting firm, Mr. Massaro brings a deep knowledge of financial reporting, and auditing and tax matters applicable to a variety of industries. Mr. Massaro also provides business acumen from his numerous senior positions at Huron Consulting, as well as his service on boards of other companies. As a result of his extensive background in public accounting and prior experience at Arthur Andersen, Mr. Massaro qualifies as an "audit committee financial expert" under SEC guidelines.

George M. Milne, Jr., Ph.D.	73
Venture partner of Radius Ventures LLC since 2003. Dr. Milne retired from Pfizer Inc. in 2002 after a 32-year career encompassing a broad array of management responsibilities, including as Executive Vice President, Pfizer Global Research and Development; President, Worldwide Strategic and Operations Management; President of Central Research with global responsibility for Pfizer's Human and Veterinary Medicine Research and Development; Senior Vice President of Pfizer Inc.; and a member of the Pfizer Management Council. Dr. Milne serves on the boards of several private companies and charitable organizations. In the past five years, he has served on the boards of Mettler-Toledo International, Inc. and Athersys, Inc. Dr. Milne has been a director since 2002.

		With his strong scientific background (including a Ph.D. in Organic Chemistry), his long tenure at Pfizer Inc., his work as a venture partner with Radius Ventures and through his service on multiple life science boards, Dr. Milne has a deep understanding of R&D processes and the services, tools, and technologies used in the life sciences industry, and supplies particular insights into industry drivers as well as the concerns and perspectives of the consumers of our products and services. In addition, he has had exposure to strategic and operational issues relevant to board leadership through his prior roles at Pfizer and on other public and private company boards. Dr. Milne also brings a unique industry perspective from his biomedical venture capital activities through Radius Ventures.

Name and Age as of the 2017 Annual Meeting	Position, Principal Occupation, Business Experience and Directorships

C. Richard Reese	71	Former Chairman and Chief Executive Officer of Iron Mountain Incorporated, a global public information protection and storage company. Mr. Reese originally served as the Chief Executive Officer of Iron Mountain from 1981-2008 and then again from 2011-2012, and served as its Chairman from 1995-2008 and as Executive Chairman between June 2008 and April 2011. Mr. Reese has been a director since 2007.
Mr. Reese is a proven global business leader who, from the time he joined Iron Mountain as its president in 1981 with only $3 million in annual revenue, developed it into a global company with over $3 billion in revenue and more than 100,000 corporate customers. As a member of our Board, Mr. Reese provides us with invaluable guidance and advice, particularly in the areas of strategic execution, customer service, and innovation, drawing upon his extensive experience, entrepreneurial spirit, and proven track record.

Craig B. Thompson, M.D.	64	President and Chief Executive Officer of Memorial Sloan-Kettering Cancer Center since November 2010. From 2006 to 2010, Dr. Thompson served as the Director of the Abramson Cancer Center at the University of Pennsylvania School of Medicine, and, from 1999 to 2011, he was a Professor of Medicine and Cancer Biology at the University of Pennsylvania. Dr. Thompson is a fellow of the American Academy of Arts and Sciences; and member of the Medical Advisory Board of the Howard Hughes Medical Institute, and of the National Academy of Sciences and its National Academy of Medicine. Dr. Thompson is a director of Merck & Co. Dr. Thompson has been a director since 2013.

Dr. Thompson was selected to the Board in recognition of his distinct perspective as a highly distinguished academic and educator in medicine as well as his extensive scientific and medical expertise relevant to life science industries, including the research and development activities of our clients. Dr. Thompson's training and experience is particularly suited to understanding and providing insights into the contract research and drug development support activities we conduct. Dr. Thompson also provides the Board with current industry and medical insights.

Richard F. Wallman	65	From 1995 through 2003, Mr. Wallman served as the Senior Vice President and Chief Financial Officer of Honeywell International, Inc., a diversified technology company, and AlliedSignal, Inc. (prior to its merger with Honeywell). He is also a member of the boards of directors of Convergys Corporation, Roper Industries Inc., Wright Medical Group, Inc., and Extended Stay America, Inc., and in the past five years has served as a member of the boards of Dana Holding Corporation and Ariba, Inc. Mr. Wallman also currently serves as a director of ESH Hospitality, Inc., but has declared his intention to resign from that board effective upon the election of his successor at that company's next annual meeting of shareholders. Mr. Wallman has been a director since January 2011.

Mr. Wallman's leadership experience, including his role as a Chief Financial Officer, and his financial and outside board experience, provide him with an informed understanding of the financial issues and risks that affect us.

Corporate Governance

        We are committed to operating our business with integrity and accountability. We aim to meet or exceed all of the corporate governance standards established by the New York Stock Exchange (NYSE) and the Securities and Exchange Commission (SEC). Each member of our Board of Directors (Board), other than Mr. Foster who is also our Chief Executive Officer and President, is independent and has no significant financial, business or personal ties to us or management, and all of our required Board committees are composed of independent directors. Our Board adheres to our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, which have been communicated to employees and posted on our website. We are diligent in complying with established accounting principles and are committed to providing financial information that is transparent, timely, and accurate. We have a Related Person Transactions Policy in order to promote the timely identification of transactions with related persons (as defined by the SEC) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements. We have established global processes through which employees, either directly or anonymously, can notify management (and the Audit Committee of the Board of Directors) of alleged accounting and auditing concerns or violations including fraud. Our internal Disclosure Committee meets regularly and operates pursuant to formal disclosure procedures and guidelines to help ensure that our public disclosures, including our periodic reports filed with the SEC, earnings releases and other written information that we disclose to the investment community, are complete, accurate and timely. We will continue to monitor developments in the law and stock exchange regulations and will adopt new procedures consistent with new legislation or regulations. Copies of our Corporate Governance Guidelines and our Related Person Transactions Policy are available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

  Code of Business Conduct and Ethics

        All our employees and officers, including our Chief Executive Officer and Chief Financial Officer, and members of our Board, are required to abide by our Code of Business Conduct and Ethics (Code) to ensure that our business is conducted in a consistently legal and ethical manner. This Code forms the foundation of a comprehensive process that includes compliance with all corporate policies and procedures, an open relationship among colleagues that contributes to good business conduct, and an abiding belief in the importance of integrity of our employees. Our policies and procedures cover areas of professional conduct, including employment policies, conflicts of interest, intellectual property, and the protection of confidential information, as well as strict adherence to all laws and regulations applicable to the conduct of our business.

        Employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics. Consistent with the Sarbanes-Oxley Act of 2002, we maintain procedures to receive, retain, and treat complaints regarding accounting, internal accounting controls, or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

        The full text of our Code is available on our website at www.criver.com, under the "Investor Relations—Corporate Governance" caption. We will disclose any future material amendments to the Code and any waivers granted to any director or officer within the period required following the date of such amendment or waiver on our website.

  Contacting the Board of Directors

        In order to provide shareholders and other interested parties with a direct and open line of communication to the Board, we adopted the following procedures for communications to directors. Shareholders and other interested parties may contact the lead director, any other directors, or the independent members of the Board as a group through its Lead Director, Dr. Milne, by writing to the Lead Director, c/o Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887, or by email at CRLLeadDirector@crl.com. All communications received in this manner will be kept confidential and relevant information will be forwarded by the Corporate Secretary to the Lead Director or to other directors if the communication is so directed. Items that are unrelated to a director's duties and responsibilities as a board member may be excluded by the Corporate Secretary, including, without limitation, solicitations and advertisements, junk mail, product-related communications, job referral materials such as resumes, surveys, and material that is determined to be illegal or otherwise inappropriate. Any communication so excluded will be made available to any independent director upon request.

  Director Qualification Standards; Director Independence

        Our Board has adopted a formal set of Director Qualification Standards (Standards) with respect to the determination of director independence. The Standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accounting firm. In accordance with these Standards, we must determine that the director has no material relationship with us other than as a director. The Standards also prohibit Audit Committee members from any direct or indirect financial relationship with us, and restrict commercial relationships of all directors with us. Directors may not be given personal loans or extensions of credit by us, and all directors are required to deal at arm's length with us and our subsidiaries and to disclose any circumstance that might be perceived as a conflict of interest. The full text of our Standards is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption, within our Corporate Governance Guidelines.

        The Board has determined that eight of the nine directors standing for reelection to the Board are independent under these Standards. The Board has determined that Mr. Foster does not qualify as an independent director due to his employment as our Chief Executive Officer and President. As a result, with the exception of the Strategic Planning and Capital Allocation Committee and the Executive Committee, Mr. Foster does not serve as a member of any committee of the Board.

        In the course of the Board's determining the independence of each director other than Mr. Foster, it considered any transactions, relationships and arrangements as required by the Standards. In particular, with respect to each of the most recent three completed fiscal years, the Board evaluated:

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  for each of our non-employee directors, the annual amount of sales to and/or purchases from any organization where he or she serves as an executive officer; and

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  for Dr. Kochevar, the annual amount of sales (net of any charitable contributions made by us) to and/or purchases from the academic institution where she serves as Dean of the School of Veterinary Medicine.

In all such evaluations, we determined that the applicable amounts were below the greater of (1) $1 million or (2) two percent (2%) of the consolidated gross annual revenue of each of those organizations.

        In addition, with respect to all of our non-employee directors, the Board considered the amount of our discretionary charitable contributions to organizations where he or she serves as an officer, director, or trustee, and determined that our contributions constituted less than the greater of $1 million or two percent (2%) of such organization's total annual gross revenue in each of the organization's last three completed fiscal years.

        In conducting this analysis, the Board considered all relevant facts and circumstances, utilizing information derived from our records and responses to questionnaires completed by the directors in connection with the preparation of this proxy statement. For information about the entities our non-employee directors serve or have served as either (1) an executive officer or (2) an officer, director, or trustee of a charitable institution (other than any such charitable institution with which the Company has no transactions, relationships, or arrangements), you are directed to their biographies adjacent to their pictures above in this Proxy Statement.

        The independent members of the Board typically meet in executive session following each regularly scheduled meeting of the full Board. Our Lead Director, Dr. Milne, leads these sessions.

The Board of Directors and Its Committees

  Board Leadership Structure and the Role of the Board of Directors in Risk Oversight

        We are led by Mr. James C. Foster, who has served as Chief Executive Officer (CEO) since 1992 and Chairman of the Board since 2000. Our Board of Directors is currently composed of Mr. Foster and eight independent directors. One of these directors, currently Dr. George M. Milne, serves as our Lead Director. It is our current practice that the positions of Chairman of the Board and CEO be held by the same person. We believe that this leadership structure has been effective for us because it promotes clear accountability, effective decision-making and alignment on corporate strategy. Our Corporate Governance Guidelines require the election, by the independent directors, of a Lead Director. The Lead Director helps to provide independent oversight and is responsible for ensuring that the Board is acting in conformity with good corporate governance practices and in our long-term best interests. Our Lead Director has broad responsibility and authority, including to:

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  with the Chairman of the Board, establish logistics of scheduling and setting agendas for Board and committee meetings, including approving meeting agendas and assuring there is sufficient time for discussion of all agenda items;

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  develop agendas for, and preside over, executive sessions of the Board's independent directors;

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  assist the Board and the Corporate Governance and Nominating Committee in monitoring and implementing our Corporate Governance Guidelines;

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  serve as the principal liaison between the Chairman and the independent directors;

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  interview all director candidates and make recommendations to the Corporate Governance and Nominating Committee;

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  be available, when appropriate, for consultation and direct communication with shareholders;

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  retain outside advisors and consultants who report directly to the Board of Directors on Board-level issues; and

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  on an annual basis, in consultation with the independent directors, review his responsibility and authority and recommend for approval any modifications or changes to the Board.

        We believe that having a combined chairman/CEO, independent chairs for each of our Board committees and an independent Lead Director provides the right form of leadership for us. The benefit of a combined chairman/CEO roles is complemented by the benefit of oversight of our operations by experienced independent directors who have appointed a Lead Director and independent committee chairs. This combination has served us well for many years and we have found it to be an efficient and effective leadership model for us. The Board selects our CEO and Chairman in the manner that it determines to be in the best interests of our shareholders. From time to time, and at least annually, the Corporate Governance and Nominating Committee conducts an assessment of this leadership structure.

        The Board oversees our risk oversight process and performs this oversight role using several different levels of review. In connection with its reviews of the operations of our business units and corporate functions, particularly during the annual strategic planning sessions, the Board is informed of the primary risks associated with those units and functions. Principally, the Board satisfies its responsibility through receiving regular reports from each committee chair regarding such committee's consideration and actions, as well as through receiving regular reports directly from officers responsible for oversight of our particular risks, including operational, financial, legal, regulatory, strategic, and reputational risks. Such reporting enables the Board to understand our risk identification, management, and mitigation strategies.

        Areas of risk oversight which generally remain at the Board level and are not delegated to any Committee include risks related to our operational regulatory matters (such as quality control and humane care), cybersecurity, and significant business decisions. The Board satisfies this oversight responsibility through regular reports from our officers responsible for each of these risk areas, reports from Board committees and related discussions, as well as through periodic progress reports from officers on our critical on-going initiatives. The Board also consults periodically with outside financial and other advisors it determines necessary.

        Each of the Board's committees oversees the management of our risks that fall within the committee's areas of responsibility. A description of each committee's risk oversight focus is below. In performing this function, each committee has full access to management, as well as the ability to engage advisors. When a committee receives a report or update regarding an area of potential risk to us, the chairman of the relevant committee determines whether it is materially significant enough to report on the discussion to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

  Audit Committee and Financial Experts

        The Audit Committee met eight times in 2016. During 2016, the members of the Audit Committee included Messrs. Bertolini, Chubb and Massaro (Chair). The Board of Directors has unanimously determined that Messrs. Bertolini, Chubb and Massaro qualify as "audit committee financial experts" under Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act of 1934 and the NYSE regulations. In addition, the Board has determined that each of the members of the Audit Committee is "independent" under the rules of the NYSE and the SEC. The Audit Committee is responsible for the engagement of our independent registered public accounting firm; reviewing the plans and results of the audit engagement with our independent registered public accounting firm; approving services performed by, and the independence of, our independent registered public accounting firm; considering the range of audit and non-audit fees; discussing with our independent registered public accounting firm the adequacy of our internal control over financial reporting; and reviewing annual and quarterly financial statements. The Audit Committee is also responsible for administering our Related Persons Transaction Policy. A copy of the Audit Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        As part of its charter and as required by the NYSE, the Audit Committee discusses our policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps that have been taken to monitor and control these exposures. The Audit Committee assumes primary oversight responsibility for our risk management framework as it applies to our financial reporting and disclosures, system of internal controls, and operations, including the identification of the primary risks to our business and interim updates of those risks, and periodically monitors and evaluates the primary risks associated with particular business units and functions through participation and monitoring of the development of the annual external and internal audit plans. The Audit Committee is particularly responsible for oversight of our risks relating to accounting matters, financial reporting (including tax, legal, and related regulatory compliance), financial policies, and cash management. The head of our Internal Audit department, who functionally reports to the Audit

Committee, assists us in identifying and evaluating risk management controls and methodologies to address identified risks. At each of its regularly scheduled meetings, the Audit Committee meets in executive session with representatives from our independent registered public accounting firm. The Audit Committee also has direct interaction with our Chief Financial Officer, Chief Accounting Officer, our General Counsel, and other members of management. In addition to the items mentioned above, the Audit Committee also receives regular reports, including quarterly reports from the Company's management Disclosure Committee, regarding issues such as the status of material litigation, allegations of accounting and auditing concerns or fraud, and related party transactions.

  Compensation Committee

        The Compensation Committee met five times during 2016 and was composed of the following members: Dr. Kochevar and Messrs. Reese (Chair) and Wallman. Our Board of Directors has determined that each of the members of the Compensation Committee is "independent" under the rules of the NYSE and the SEC. The primary objective of the Compensation Committee is to develop and implement compensation policies and plans that are appropriate for us in light of all relevant circumstances and which provide incentives that further our long-term strategic plan and are consistent with our culture and the overall goal of enhancing shareholder value. The Compensation Committee reviews compensation structure, policies, and programs to ensure (1) that legal and fiduciary responsibilities of the Board of Directors are carried out, and (2) that such structure, policies, and programs contribute to our success. In addition, the Compensation Committee reviews, approves, and makes recommendations on our compensation and benefit plans to ensure that they meet corporate objectives. The Compensation Committee determines and approves the compensation of the CEO, reviews the CEO's recommendations on compensation for all of our executive officers, and approves such compensation when determined. As discussed below under "Compensation Discussion and Analysis—Compensation Elements—Compensation Setting Process," other than Mr. Foster and Mr. David P. Johst, our Corporate Executive Vice President, General Counsel and Chief Administrative Officer, none of our executive officers plays a significant, ongoing role in assisting the Compensation Committee in setting executive compensation. The Compensation Committee also administers our equity incentive plans. A copy of the Compensation Committee Charter is available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption.

        The Compensation Committee is responsible for oversight of risks relating to employment compensation policies and our general compensation and benefits programs. The Compensation Committee considers the impact of our executive compensation program, and the incentives created by the compensation awards that it administers, on our risk profile. To assist it in satisfying these oversight responsibilities, from time to time the Compensation Committee has retained its own outside compensation consultant, and meets both regularly and periodically as needed with management to understand the financial, human resources, and shareholder implications of compensation decisions being made. Between formal Compensation Committee meetings, the Compensation Committee Chairman also interacts regularly with management and the Committee's outside consultants. In addition, at the direction of the Compensation Committee, Mr. Johst and his staff annually conduct a review of our overall compensation programs.

        The Compensation Committee engaged Pay Governance LLC (Pay Governance) as the sole independent compensation consultant to advise the Compensation Committee on matters related to 2016 executive compensation. Pay Governance is engaged by, and reports directly to, the Compensation Committee, which has the sole authority to hire or dismiss Pay Governance and to approve fee arrangements for work performed. Pay Governance generally assists the Compensation Committee in fulfilling its responsibilities under its charter, including advising on proposed compensation packages for our top executives, compensation program design, and market practices generally. With respect to 2016 compensation matters, the Compensation Committee authorized Pay Governance (1) to interact with management on behalf of the Compensation Committee, as needed, in connection with advising the Compensation Committee; (2) to assist with the calculations of compensation information to be included in our proxy statements, including the calculations and analysis related to the valuation of our PSUs; (3) to provide advice with respect to, and to assist in the formulation of, our 2016 Incentive Plan that was approved by our shareholders at the 2016 Annual Meeting; (4) to analyze and recommend approaches to 162(m) structured incentive programs; and (5) to provide advice with respect to the Committee's analysis of director compensation, including competitive market data. For more information on the input Pay Governance provided to our fiscal year 2016 compensation determinations, please see "Compensation Discussion and Analysis—Compensation Elements—Compensation Setting Process" on pages 38-39 of this Proxy Statement.

        Except as described above, in 2016 we did not receive any other services from Pay Governance, nor have we utilized the services of any other compensation consultant in matters affecting senior executive or director compensation. Any significant Pay Governance fees outside of the normal scope of work are approved for payment by the Chairman of the Compensation Committee, with authority delegated to Mr. Johst to approve the processing of payment of routine invoices.

        Pay Governance provided the Compensation Committee with a letter addressing the independence factors under NYSE listing rules, and in compliance with SEC and the NYSE disclosure requirements regarding the independence of compensation consultants, the Committee took that information into account in concluding that there was no conflict of interest within the meaning of Section 10C-1 of the Securities Exchange Act of 1934. Based upon this and other relevant factors, the Compensation Committee has assessed the independence of Pay Governance and concluded that Pay Governance's work for the Compensation Committee does not raise any conflict of interest.

  Corporate Governance and Nominating Committee

        The Corporate Governance and Nominating Committee met two times during 2016. The members of the committee included Drs. Kochevar, Milne (Chair), and Thompson. The Board of Directors has determined that each of the members of the Corporate Governance and Nominating Committee is "independent" under the rules of the NYSE. The Corporate Governance and Nominating Committee makes recommendations to the Board on all matters relating to the Board, including development and implementation of policies on composition, participation and size of the Board, changes in the organization and procedures of the Board, the processes used by the Board in its self-assessment, and compensation (including equity compensation) of non-employee directors. The Corporate Governance and Nominating Committee oversees matters of corporate governance, including Board performance and director education, and considers and selects director nominees, including those submitted by shareholders in accordance with the Bylaws. The Corporate Governance and Nominating Committee also recommends directors for appointment to committees of the Board. Typically, committee rotations are determined in February, made effective immediately following the annual meeting of shareholders, and are reevaluated on a yearly basis. The Corporate Governance and Nominating Committee oversees our Corporate Governance Guidelines and Code. A copy of the Corporate Governance and Nominating Committee Charter is available on our website at ir.criver.com under the "Investor Relations—Corporate Governance" caption.

        The Corporate Governance and Nominating Committee is responsible for conducting an annual evaluation of the performance of the full Board and its committees to determine whether it and the committees are functioning effectively. This process includes annual self-assessments by each Board committee with performance criteria for each committee established on the basis of its charter, as well as interviews conducted by the chair of the committee. As part of this process, the Corporate Governance and Nominating Committee also assesses the performance of each individual director and the Chair of the committee/Lead Director conducts a personal discussion with each individual member of the Board. This performance assessment addresses factors such as each director's meeting attendance, core competencies, independence, and level of commitment. Upon completion of the individual director evaluation process, the Committee reports its conclusions to the full Board.

        The Corporate Governance and Nominating Committee is responsible for oversight of risks relating to Board succession planning, ethics practices, matters addressed in our Corporate Governance Guidelines, and other corporate governance issues, particularly to the extent that any of these could affect our operations and strategic decisions. To satisfy these oversight responsibilities, the Committee receives assistance and reports from our senior management from time to time.

        The Corporate Governance and Nominating Committee uses a variety of methods to identify and evaluate nominees for director. The Corporate Governance and Nominating Committee regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to pending retirement or other factors. In the event that vacancies are anticipated, or otherwise arise, the Corporate Governance and Nominating Committee considers various potential candidates for director. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current Board members, executive officers, professional search firms, shareholders, or other persons. All candidates complete a nominee questionnaire that solicits information regarding the nominee's background, board experience, industry experience, independence, financial expertise, and other relevant information, and are interviewed by at least one member of the Corporate Governance and Nominating Committee. These candidates are discussed at regular or special meetings of the Committee and may be considered at any point during the year. As described below, the Corporate Governance and Nominating Committee considers any director candidates recommended by shareholders as well as properly submitted shareholder nominations for candidates for the Board. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Corporate Governance and Nominating Committee. Such nominations must be in accordance with our Bylaws. The Corporate Governance and Nominating Committee also reviews materials provided by professional search firms or other parties. The Corporate Governance and Nominating Committee evaluates all candidates based on the minimum qualifications described below as well as the criteria set forth in our Corporate Governance Guidelines. In evaluating nominations, the Corporate Governance and Nominating Committee seeks to recommend to shareholders a group that can best oversee our success and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas. Whether the nominee is recommended by a shareholder or the Board, there is no difference in the manner in which the Committee evaluates nominees.

  Science and Technology Committee

        The Science and Technology Committee met four times during 2016 and was composed of the following members: Drs. Kochevar, Milne, and Thompson (Chair), and Mr. Chubb. The Science and Technology Committee is responsible for identifying and discussing significant emerging trends and issues in science and technology. The Science and Technology Committee is responsible for periodically reviewing and advising the Board on our strategic direction, and on investment in research and development and in technology. To satisfy these oversight responsibilities, the Committee may obtain advice and assistance from consultants and has access to members of management.

  Strategic Planning and Capital Allocation Committee

        The Strategic Planning and Capital Allocation Committee met five times during 2016 and was composed of the following members: Messrs. Bertolini (Chair), Foster, Reese, and Wallman. The Strategic Planning and Capital Allocation Committee is responsible for reviewing our capital structure, financial strategies, major acquisitions and investment policies to support prudent and effective capital allocation. The Strategic Planning and Capital Allocation Committee is responsible for oversight of risks relating to material financial decisions, credit policies and ratings, investment strategies, and our debt and equity structure. To satisfy these oversight responsibilities, the Committe may obtain advice and assistance from outside consultants and advisors, and receives assistance and reports from our senior management from time to time.

  Finance Committee

        Effective January 1, 2017, we established a Finance Committee. It is comprised of the following members: Dr. Milne, and Mr. Wallman (Chair). The Finance Committee is responsible for providing on-going, broad-based guidance and input to management regarding opportunities to enhance finance systems and practices and to promote heightened levels of financial performance and efficiency. To satisfy these oversight responsibilities, the Committee may obtain advice and assistance from consultants and has access to members of management.

  Executive Committee

        While it is our general policy that all major decisions be considered by the Board as a whole, the Board has delegated authority to an Executive Committee to act on its behalf only in circumstances in which it is not feasible to convene the full Board or when authority has been specifically delegated to the Executive Committee by the full Board. In 2016, the Executive Committee consisting of Messrs. Bertolini, Foster (Chair), Massaro, and Reese, and Drs. Milne and Thompson, was not required to meet.

  Board Nomination Process

        The Corporate Governance and Nominating Committee adopted criteria regarding the qualifications required for Board nominees, which can be found in our Corporate Governance Guidelines. These criteria are designed to assure that the Board of Directors is composed of successful individuals who demonstrate integrity, reliability, knowledge of corporate affairs, and an ability to work well together. The primary consideration in the selection and retention of directors is their respective ability to fairly represent the interests of our stakeholders. Diversity in business background, area of expertise, skills, educational background, gender, national origin, and ethnicity are also considered, as well as other factors that can provide the Board with a range of informative viewpoints and perspectives. The criteria for director nominees include: the candidate's professional experience and personal accomplishments; the candidate's independence from us and management; the ability of the candidate to attend Board and committee meetings regularly and devote an appropriate amount of effort in preparation for those meetings; the candidate's ability to function as a member of a diverse group; and the candidate's understanding of the Board's governance role. In addition, the Board evaluates each individual in the context of the Board as a whole, with the objective of recommending to shareholders a group that can best oversee the success of the business and represent shareholder interests through the exercise of sound judgment using its diversity of experience in various areas. In determining whether to recommend a director for reelection, the director's past attendance at meetings and participation in and contributions to the activities of the Board is also taken into consideration.

        The Corporate Governance and Nominating Committee will consider director candidates recommended by shareholders. Shareholders may submit director recommendations to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. Pursuant to our Bylaws, nominations for directors at the Annual Meeting of Shareholders must be received not less than 90 days nor more than 120 days prior to the first anniversary of the previous year's meeting. For information about submitting shareholder proposals, including director nomination proposals, please see the section of this Proxy Statement entitled "Shareholder Proposals for 2017 Annual Meeting."

  Meeting Attendance

        All Board members are expected to attend our Annual Meetings of Shareholders, unless an emergency prevents them from doing so. All members of the Board serving at that time attended the 2016 Annual Meeting of Shareholders. During 2016 there were five meetings of the Board of Directors. Each director attended 75% or more of the aggregate number of Board meetings and the committee meetings of the Board on which he or she served during 2016.

  Other Board Service

        Our Corporate Governance Guidelines provide that directors generally may not serve on more than five boards of directors of other publicly traded companies (in addition to our Board or the board of directors of a director's employer). Members of the Audit Committee generally may not serve on more than three publicly traded company audit committees simultaneously (including that of our company). In addition, service on boards and/or committees of other organizations must be consistent with our conflict of interest policies.

2016 Director Compensation

        We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our Board. Linking a portion of their compensation to stock aligns the interests of directors with the interests of shareholders. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to us as well as the skill levels required by us of members of the Board.

        The following table sets forth all of the compensation awarded to, earned by, or paid to our directors for the year ended December 31, 2016. Please note that Mr. Foster receives no compensation for his role as director, and the entirety of his compensation is reported in the Summary Compensation Table located on pages 51-52 of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)(4)	Total ($)
George M. Milne, Jr.	85,000	184,009	—	269,009
George E. Massaro	80,000	184,009	—	264,009
Robert Bertolini	75,000	184,009	—	259,009
C. Richard Reese	70,000	184,009	—	254,009
Craig B. Thompson	70,000	184,009	—	254,009
Stephen D. Chubb	65,000	184,009	—	249,009
Richard F. Wallman	60,000	184,009	—	244,009
Deborah T. Kochevar	60,000	184,009	—	244,009

(1)
Reflects aggregate dollar amount of all fees earned for services as a director, including annual retainer fees, committee, and/or committee chair fees. A description of the applicable fees can be found below. For the following directors, totals include the following amounts in 2016 that the director elected to receive in the form of an equivalent value of Restricted Stock Units (RSUs) instead of cash: Dr. Milne—$63,750, Mr. Reese—$52,500, Dr. Thompson—$52,500, and Mr. Wallman—$45,000.

(2)
Amounts reflect the full grant date fair value of the restricted stock units granted to directors in fiscal year 2016 as part of their annual equity grant in May 2016, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. See Item 8 "Financial Statements and Supplementary Data—Note 11 to our Consolidated Financial Statements" and Item 7 "Management's Discussion and Analysis of Financial Condition

  and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation," included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for a discussion of the assumptions used by us in the Black-Scholes valuation model. As of December 31, 2016, each current director held the aggregate number of unvested restricted stock awards as follows: Mr. Bertolini—2,260, Mr. Chubb—2,260, Dr. Kochevar—2,260, Mr. Massaro—2,260, Dr. Milne—3,300, Mr. Reese—3,110, Dr. Thompson—3,110, and Mr. Wallman—2,990.

(3)
None of our directors received a stock option award in fiscal year 2016. As of December 31, 2016, each current director held the aggregate number of option awards as follows: Mr. Bertolini—34,970, Mr. Chubb—22,980, Dr. Kochevar—3,140, Mr. Massaro—10,700, Dr. Milne—33,690, Mr. Reese—22,980, Dr. Thompson—11,790, and Mr. Wallman—10,700.

(4)
None of our directors received perquisites or other personal benefits equal to or exceeding $10,000 in the aggregate.

        During 2016, we paid each non-employee director an annual fee of $60,000 for service as our director, except for members of the Audit Committee, who are paid an annual fee of $65,000. Additional fees are paid to the Lead Independent Director ($15,000), Chair of the Audit Committee ($15,000), Chair of the Compensation Committee ($10,000), the Chair of the Corporate Governance and Nominating Committee ($10,000), Chair of the Science and Technology Committee ($10,000), and Chair of the Strategic Planning and Capital Allocation Committee ($10,000) for their added responsibilities. No additional fees are paid for attending meetings of the Board or any Committee of the Board. Commencing in January 2017, we will also pay an additional fee to the Chair of the Finance Committee of $10,000 per year. We reimburse expenses incurred by directors in attending Board of Directors meetings and committee meetings.

        Prior to 2016, the policy established by the Corporate Governance and Nominating Committee was to award each non-employee director (1) stock options and restricted stock having an intended value of approximately $275,000 on the first day of the month following his or her initial election or appointment to the Board and (2) stock options and restricted stock having an intended value of approximately $185,000 thereafter on an annual basis following our annual meeting of shareholders. Consistent with the long-term incentive equity awards to our employees, the targeted award value has been traditionally issued in the form of a blend of stock options and restricted stock awards/units (in the same proportions as issued to non-officers during that same fiscal year) utilizing Black-Scholes pricing models. At the time this policy was established, effective in 2009, the Corporate Governance and Nominating Committee consulted with an independent compensation consultant in determining these values, which were based upon a general comparative review of director compensation and competitive market practices for similarly sized companies operating in the area of life sciences, with a target value based upon the 50th percentile. Restricted stock units granted to non-employee directors in 2016 vest upon the earlier of (1) the first anniversary of the date of grant or (2) the business day prior to the Company's next annual meeting of stockholders after the date of grant of the restricted share unit.

        On April 5, 2016, the Board, upon the recommendation of the Corporate Governance and Nominating Committee, determined there would be a greater opportunity for alignment of the Board's compensation structure with the interests of the Company's shareholders in creating sustained, long-term value by affording the Company's independent directors the opportunity to receive all or a significant percentage of their compensation in the form of Restricted Stock Units (RSUs), with the ability to defer receipt of those RSUs for an extended period of time. Accordingly, on that date, the Board (1) determined that all equity awards granted to non-employee directors would be in the form of RSUs, (2) established a process pursuant to which directors could elect in advance to receive their annual cash fees in the form of equivalent value RSUs, and (3) adopted the Charles River Laboratories

International, Inc. Non-Employee Directors Deferral Plan (Board DC Plan) which allows directors, if they so choose, to defer receipt of all or a portion of their RSUs for up to a period of five years.

        Director compensation levels in 2016 were consistent with prior years, as the Company last made any significant adjustment in 2009. In October 2016, following a detailed review and analysis of market data prepared by Pay Governance regarding the Board compensation practices of comparable companies, the Corporate Governance and Nominating Committee revised the non-employee director compensation policy, commencing January 1, 2017, as follows: the Company will award each unaffiliated non-employee director (1) restricted stock having an intended value of approximately $215,000 on the first day of the month following his or her initial election or appointment to the Board; provided, however, that such award will only be granted if a director is initially appointed to the Board of Directors after the date of the annual meeting of shareholders and prior to or on September 30th of the same calendar year, and (2) restricted stock or restricted stock units having an intended value of approximately $215,000 on an annual basis following our annual meeting of shareholders. The Company will also discontinue its practice of awarding non-employee directors stock options and restricted stock having an intended value of approximately $275,000 in conjunction with their initial election or appointment.

  Director Stock Ownership Requirement

        In order to further align the interests of directors and shareholders, the Board of Directors has mandated that, to the extent permissible, directors have a significant financial stake in the Company. Accordingly, as set forth in our Corporate Governance Guidelines, prior to October 2016, each director who has served on the Board for at least three years was required to own a minimum of 5,000 shares of our stock (excluding stock options, stock subject to future vesting requirement, or other similar unvested and inchoate equity holdings). Board members who are subject to third-party restrictions on their stock holdings (e.g., certain academic institutions) were permitted to own stock in an amount that is appropriate for them in light of such other restrictions.

        In October 2016, the Company revised these provisions in the Corporate Governance Guidelines as follows: each director who has served on the Board for at least three years is required to own a minimum number of shares of Company stock (excluding stock options, stock subject to future vesting requirement, or other similar unvested and inchoate equity holdings) equivalent to four times the amount of the base cash annual fee that directors are eligible to receive for such services. Board members who are subject to third-party restrictions on their stock holdings (e.g., certain academic institutions) shall be permitted to own stock in an amount that is appropriate for them in light of such other restrictions. As of the date of this Proxy Statement, all of our directors who have served at least three years are in compliance with this holding requirement.

 BENEFICIAL OWNERSHIP OF SECURITIES

        The following table sets forth certain information as of March 10, 2017, with respect to the beneficial ownership of shares of our common stock by (1) each person known to us to own beneficially more than 5% of the outstanding shares of common stock, (2) each of our current directors and nominees for director, (3) each of the executive officers listed in the Summary Compensation Table set forth below under the caption "Compensation of Executive Officers" (the named executives), and (4) our current directors and executive officers as a group. As of March 10, 2017, there were 47,681,857 shares of common stock outstanding.

Name of Beneficial Owner	Number of Shares Beneficially Owned as of March 10, 2017		Percentage of Shares Outstanding
5% Shareholders
The Vanguard Group, Inc.	4,807,950	(1)	10.1%
BlackRock, Inc.	3,649,668	(2)	7.7%
Named Executive Officers
James C. Foster	399,233	(3)	* %
David R. Smith	5,009	(4)	*
William D. Barbo	15,203	(5)	*
David P. Johst	227,900	(6)	*
Davide A. Molho	102,751	(7)	*
Outside Directors
Robert Bertolini	43,130	(8)	*
Stephen D. Chubb	49,265	(9)	*
Deborah T. Kochevar	13,420	(10)	*
George E. Massaro	24,095	(11)	*
George M. Milne, Jr.	52,510	(12)	*
C. Richard Reese	63,384	(13)	*
Craig B. Thompson	23,490	(14)	*
Richard F. Wallman	31,690	(15)	*
All executive officers and directors as a group (13 persons)	1,051,080	(16)	2.2%

*
Less than 1%.

(1)
The information reported in based on a Schedule 13G/A filed with the SEC on February 10, 2017 by The Vanguard Group, Inc. Vanguard has sole voting power with respect to 27,542 shares, sole dispositive power with respect to 4,777,166 of the shares, shared voting power with respect to 5,550 shares and shared dispositive power with respect to 30,784 shares reported in the table. The address of Vanguard is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(2)
The information reported is based on a Schedule 13G/A filed with the SEC on January 23, 2017 by BlackRock, Inc. BlackRock has sole voting power with respect to 3,478,332 shares and sole dispositive power with respect to 3,649,668 shares reported in the table. The address of BlackRock is 55 East 52nd Street, New York, New York 10022.

(3)
Includes 68,277 shares of common stock subject to options held by Mr. Foster that are exercisable within 60 days of March 10, 2017.

(4)
Includes 945 shares of common stock subject to options held by Mr. Smith that are exercisable within 60 days of March 10, 2017.

(5)
Includes no shares of common stock subject to options held by Mr. Barbo that are exercisable within 60 days of March 10, 2017.

(6)
Includes 62,645 shares of common stock subject to options held by Mr. Johst that are exercisable within 60 days of March 10, 2017.

(7)
Includes 48,130 shares of common stock subject to options held by Dr. Molho that are exercisable within 60 days of March 10, 2017.

(8)
Includes 22,980 shares of common stock subject to options held by Mr. Bertolini that are exercisable within 60 days of March 10, 2017.

(9)
Includes 22,980 shares of common stock subject to options held by Mr. Chubb that are exercisable within 60 days of March 10, 2017.

(10)
Includes 3,140 shares of common stock subject to options held by Dr. Kochevar that are exercisable within 60 days of March 10, 2017.

(11)
Includes 10,700 shares of common stock subject to options held by Mr. Massaro that are exercisable within 60 days of March 10, 2017.

(12)
Includes 22,980 shares of common stock subject to options held by Dr. Milne that are exercisable within 60 days of March 10, 2017.

(13)
Includes 22,980 shares of common stock subject to options held by Mr. Reese that are exercisable within 60 days of March 10, 2017.

(14)
Includes 11,790 shares of common stock subject to options held by Dr. Thompson that are exercisable within 60 days of March 10, 2017.

(15)
Includes 10,700 shares of common stock subject to options held by Mr. Wallman that are exercisable within 60 days of March 10, 2017.

(16)
Include 308,247 shares of common stock subject to options exercisable within 60 days of March 10, 2017. None of the 1,051,080 shares reflected have been pledged as security.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities. Officers, directors, and such beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2016, our officers, directors, and such beneficial owners complied with all applicable Section 16(a) filing requirements.

 PROPOSAL TWO—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        In 2011, our shareholders approved the Board of Directors' recommendation that we conduct an annual advisory vote on executive compensation on an annual basis. Accordingly, Proposal Two requests shareholder approval of the 2016 compensation of our named executives as disclosed in this proxy statement.

        We had a very strong fiscal year 2016. Demand for products and services increased. Our pharmaceutical and biotechnology clients continued to intensify their use of strategic outsourcing to improve their operating efficiency and access capabilities that they do not maintain internally. Many of our large biopharmaceutical clients have refocused their efforts on drug discovery and early-stage development, after a period of greater emphasis on late-stage programs to bring new drugs to market. In addition, small and mid-size biotechnology clients benefited from continued strength in the funding environment, including the capital markets, partnering with large biopharmaceutical companies, and investment by venture capital. Academia has also benefited from partnering activities, as large biopharmaceutical companies have increasingly utilized academic research to broaden the scope of their drug discovery activities. Our full service, early-stage portfolio continued to lead to additional client discussions in fiscal year 2016 regarding strategic relationships, where clients seek to outsource larger portions of their early-stage drug research programs to us.

        The primary result of these trends was improved demand for our safety assessment services in fiscal year 2016, particularly from biotechnology clients. This improvement led to increased capacity utilization in our safety assessment facilities, with utilization approaching optimal levels. Price also improved moderately in fiscal year 2016, as industry capacity utilization continued to increase. In view of client demand, we expanded our global footprint and reinforced our scientific leadership in safety assessment services by acquiring WRH, Inc. (WIL Research) in April 2016. We also opened small amounts of new capacity in fiscal year 2016, including the re-opening of our Charles River Massachusetts facility. We believe that our scientific expertise, quality of service, and responsiveness remain key criteria when our clients make the decision to outsource to us.

        Demand for our products and services that support our clients' manufacturing activities was also robust in fiscal year 2016. Demand for our Microbial Solutions business remained strong as manufacturers continued to increase their use of our rapid microbial testing solutions. Our Biologics Testing Solutions business continued to benefit from increased demand for services associated with the growing proportion of biologic drugs in the pipeline and on the market. To enhance our ability to support biologic and biosimilar development, we acquired Blue Stream Laboratories, Inc. (Blue Stream) in June 2016.

        As our clients continue to pursue their goal of more efficient and effective drug research, they are evaluating outsourcing new areas of their research programs, such as discovery services. We have enhanced our Discovery Services capabilities over the past three years to enable us to work with clients at the earliest stages of the discovery process. In fiscal year 2016, demand from biotechnology clients was strong for discovery services, but demand from larger biopharmaceutical clients fluctuated, particularly for our early discovery capabilities. We believe that this is due to the fact that large biopharmaceutical companies have significant internal discovery capabilities, on which they can choose to rely. In order for large biopharmaceutical clients to increasingly outsource more work to us, we must continue to demonstrate that our services can augment and accelerate our clients' drug discovery process. To expedite this process, in fiscal year 2016, we implemented business changes in our early discovery business, including a small site consolidation and realignment of sales strategies. Demand for our in vivo discovery services continued to increase in fiscal year 2016, and we acquired Agilux Laboratories, Inc. (Agilux) in September 2016 to strengthen our bioanalytical services offering, and reinforce the linkage between our discovery and safety assessment capabilities.

        Demand for research models and services improved modestly in fiscal year 2016. We remain confident in the long-term drivers of this business because research models and services remain essential tools for our clients' drug discovery and early-stage development efforts.

        We believe the strong results in 2016 were, in part, derived from our focus on our key initiatives of:

  •
  enhancing our ability to support our clients in today's challenging drug research environment, through a focus on portfolio expansion, scientific expertise, and flexible working arrangements;

  •
  improving productivity and efficiency, and generally strengthening our business model;

  •
  maintaining disciplined investment in growth businesses; and

  •
  returning value to shareholders.

        Our continued actions toward the achievement of these initiatives in 2016 included the following:

  •
  We continued our focus on operating efficiencies through further optimizing our infrastructure, utilizing automation to reduce manual processes, and generating greater savings from our procurement activities.

  •
  We expanded our project management office (PMO) in order to strengthen our ability to identify and manage initiatives that contribute to our organization's productivity, efficiency, and risk management. This group participates globally with all businesses to support maximizing revenues, minimizing costs, and reducing risks. The PMO provides regular updates to our management Executive Committee, at which projects are prioritized.

  •
  We made three acquisitions of various sizes and in different business segments:

  •
  In April 2016, we acquired WIL Research, a premier provider of safety assessment and contract development and manufacturing services to biopharmaceutical, and agricultural and industrial chemical companies worldwide.

  •
  In June 2016, we acquired Blue Stream, an analytical contract research organization (CRO) supporting the development of complex biologics and biosimilars.

  •
  In September 2016, we acquired Agilux, a CRO that provides a suite of integrated discovery small and large molecule bioanalytical services, drug metabolism and pharmacokinetic services, and pharmacology services.

        We believe these actions, together with others we made in 2015 and from which we benefited more fully in 2016, significantly contributed to the 21.3% increase in non-GAAP earnings per share from continuing operations in 2016. For a detailed discussion of our 2016 financial performance, the factors that we believe are influencing demand from our clients, and the actions we have taken during the past years, please see the sections entitled "Our Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 14, 2017.

        Pursuant to Section 14A of the Securities Exchange Act, we are asking our shareholders to approve an advisory resolution on our executive compensation as described in this proxy statement. This proposal, commonly known as a "say-on-pay" proposal and required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act), provides our shareholders with the opportunity to express their views, on an advisory (non-binding) basis, on our executive compensation for our named executives for fiscal year 2016 as described in the "Compensation Discussion and Analysis" (CD&A) section beginning on page 31 of this Proxy Statement, as well as the Summary Compensation Table and other related compensation tables and narratives found on pages 51 through 66 of this Proxy Statement. The advisory vote is not a vote on our general compensation policies, the compensation of our Board of Directors, or our compensation policies as they relate to risk management.

        Charles River shareholders provided very strong majority support for our named executives' compensation at our 2016 Annual Meeting of Shareholders (98.4% of shares voted on this matter; 98.7% excluding abstentions). We attribute this level of support to the significant actions we implemented from 2012 through 2015, including significant changes to our executive compensation program during that period, as noted below:

  •
  We have obtained advice and recommendations on executive compensation best practices from our independent external compensation consultant, Pay Governance LLC.

  •
  We shifted our Executive Long-Term Equity Incentive Compensation Program for our officers (including each of our named executives) to be more directly performance-based by restructuring awards made to those officers so that they were composed of approximately 60% Performance Share Units (PSUs) incorporating relative Total Shareholder Return (TSR) and non-GAAP EPS metrics, 20% stock options, and 20% restricted stock awards/units.

  •
  For the limited number of our executives with whom we had change-in-control agreements (which included each of our executive officers at the time), we amended these agreements to eliminate any "gross-up" payment by the Company of any "golden parachute" excise taxes.

  •
  We eliminated our Corporate Officer Discretionary Allowance program.

  •
  In the 2016 Incentive Plan approved by shareholders at the 2016 Annual Meeting we added a "double-trigger" requirement for accelerated equity vesting.

  •
  We added a Clawback Policy to our Corporate Governance Guidelines.

  •
  We have engaged in substantial outreach efforts to gather feedback with our major shareholders, who together comprised more than a majority of the holders of our outstanding shares.

        The Compensation Committee believes that these changes were responsive to feedback from investors and enhanced the performance orientation of our executive compensation program. As those elements of our executive compensation program continue today, we encourage shareholders to take these into account in considering the vote presented below.

        Notwithstanding the significant vote of approval for our executive compensation program in 2016, we have embraced the idea of continuing outreach with our shareholders, particularly for executive compensation and corporate governance issues. In the fall of 2016, we reached out to our top 25 shareholders (which included, to the best of our knowledge, shareholders holding more than a majority of our outstanding stock) and inquired whether they wanted to meet and/or speak with us to discuss our executive compensation and corporate governance practices. We received positive responses from, and held one-on-one conversations with, a very small subset of these shareholders, with the remainder indicating they were satisfied with our compensation and governance practices or otherwise not responding to our inquiries. In these one-on-one meetings, shareholders offered their perspectives on relevant issues, and in each case we were informed that the shareholders were very satisfied with our financial performance, changes to our executive compensation program, and corporate governance profile. In the few areas where the shareholders indicated they might see opportunities for enhancement, management forwarded the information to our Board of Directors for future consideration.

        We urge shareholders to read the CD&A on pages 31-49 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures operate and how they are designed to achieve our compensation objectives. The CD&A includes informative data that demonstrates our pay-for-performance alignment, as well as the Summary Compensation Table and other related compensation tables and narratives. Furthermore, for a detailed discussion of our 2016 financial performance and the actions we have taken during the past five years, please also see the sections entitled "Our Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 14, 2017.

Advisory Vote and Board Recommendation

        We request shareholder approval of the 2016 compensation of our named executives as disclosed in this Proxy Statement pursuant to the SEC's compensation disclosure rules (which disclosure includes the CD&A, the compensation tables and narrative disclosures that accompany the compensation tables within the Executive Compensation section of this Proxy Statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executives and the compensation philosophy, policies, and practices described in this Proxy Statement.

        Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

  "RESOLVED, that the Company's shareholders approve, on an advisory basis, the compensation of the named executives, as disclosed in the Company's Proxy Statement for the 2017 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2016 Summary Compensation Table, and the other related tables and disclosure within the Executive Compensation section of this Proxy Statement."

        This advisory resolution is non-binding on the Board of Directors. Although non-binding, our Board of Directors and the Committee value the opinions of our shareholders, and will carefully review and consider the voting results when making future decisions regarding our executive compensation program.

        The Board of Directors recommends a vote "FOR" the approval of the advisory resolution on executive compensation.

 PROPOSAL THREE—ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION

        In addition to the advisory vote on executive compensation in Proposal 2 above, the Dodd-Frank Act also enables our shareholders to express their preference for having a "say-on-pay" vote every one, two, or three years. This advisory (non-binding) "frequency" vote is required once every six years. In 2011, our shareholders approved the Board of Director's recommendation that we conduct an advisory vote on executive compensation on an annual basis.

        After careful consideration, the Board of Directors has determined that holding an advisory vote on executive compensation every year remains the most appropriate policy for the Company, and recommends that shareholders vote for future advisory votes on executive compensation to occur annually.

        While our executive compensation program is designed to promote a long-term connection between pay and performance, the Board of Directors recognizes that executive compensation disclosures are made annually. Holding an annual advisory vote on executive compensation provides the Board of Directors with more direct and immediate feedback on our compensation program. However, shareholders should note that because the advisory vote on executive compensation occurs well after the beginning of the compensation year, and because the different elements of our executive compensation programs are designed to operate in an integrated manner and to complement one another, in many cases it may not be appropriate or feasible to change our executive compensation program in consideration of any one year's advisory vote on executive compensation by the time of the following year's annual meeting of shareholders.

Advisory Vote and Board Recommendation

        Shareholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. (Shareholders are not voting to approve or disapprove the Board of Directors' recommendation.) We understand that our shareholders may have different views as to what is an appropriate frequency for advisory votes on executive compensation, and we will carefully review the voting results on this proposal.

        This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the Board of Directors. Notwithstanding the recommendation of the Board of Directors and the outcome of the shareholder vote, the Board of Directors may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

        The Board of Directors recommends an annual advisory vote on executive compensation.

 PROPOSAL FOUR—APPROVAL OF THE CHARLES RIVER LABORATORIES INTERNATIONAL, INC. INCENTIVE COMPENSATION PLAN

        We are asking shareholders to approve the Company's Incentive Compensation Plan, which will allow us to structure grants of certain cash incentive awards to key executives to maximize their tax deductibility as performance-based awards under Section 162(m) of the Internal Revenue Code.

        The Board of Directors has determined that it would be in the Company's best interests to preserve the flexibility to grant certain cash incentive awards for 2018 and future years that are structured to comply with the qualified performance-based compensation exception under Section 162(m), and therefore has adopted the Charles River Laboratories International, Inc. Incentive Compensation Plan (the Incentive Compensation Plan) under which such awards may be granted. One of the requirements of the qualified performance-based compensation exception under Section 162(m) is that the material terms of the performance objective under which compensation may be paid be disclosed to and approved by the Company's shareholders. Accordingly, our shareholders are being asked to approve the Incentive Compensation Plan, including the material terms of the performance objective under the Incentive Compensation Plan.

        If our shareholders approve the Incentive Compensation Plan, then certain cash incentive awards for 2018 and future years awarded to our chief executive officer and our next three most highly compensated executive officers (other than our chief financial officer) may be structured to comply with the qualified performance-based compensation exception under Section 162(m), subject to compliance with the terms of the Incentive Compensation Plan. If our shareholders do not approve the Incentive Compensation Plan, then, due to the application of Section 162(m), certain cash incentive awards for 2018 and future years awarded to those executive officers may not be fully tax deductible to the Company.

Summary of the Material Terms of the Incentive Compensation Plan

        The following is a brief description of the material features of the Incentive Compensation Plan. As discussed, our Board adopted the Incentive Compensation Plan to allow for certain cash incentive awards to meet the requirements of qualified performance-based compensation exception under Section 162(m). The full text of the Incentive Compensation Plan is set forth in Appendix B to the electronic version of this Proxy Statement as filed with the SEC and may be accessed from the SEC's website (www.sec.gov). In addition a hard copy may be obtained by making a written request to our Corporate Secretary. The description set forth below is qualified in its entirety by reference to Appendix B.

  Purpose

        The purpose of the Incentive Compensation Plan is to provide the opportunity for cash incentives and financial rewards to key employees of the Company, while allowing the Company to receive a tax deduction for such incentives under the "performance-based compensation" exception to Section 162(m).

  Administration

        The Incentive Compensation Plan is administered by the Compensation Committee. The Compensation Committee has the authority to (1) establish rules for the administration of the Incentive Compensation Plan; (2) determine the performance objective for the pool, the degree of attainment of the performance objective, the actual amount of the pool, the amount of the incentive award for each participant in respect of a performance period; (3) designate participants; (4) determine the time when awards will be made; (5) determine the terms and conditions of each award; (6) certify the incentive awards and appoint agents for the proper administration of Incentive Compensation Plan; and

(7) make any other determination deemed to be necessary or desirable for the administration of the Incentive Compensation Plan.

  Eligibility

        The Company's executive officers who are "covered employees" of the Company as defined in Section 162(m) are eligible to participate in the Incentive Compensation Plan. This is currently approximately five individuals. In addition, participants may include individuals who are expected to be "covered employees" in the performance period in which the Company would become entitled to take a compensation deduction as a result of incentive awards. As described below, the Compensation Committee will designate which, if any, of the eligible participants will participate in the Incentive Compensation Plan for any given performance period.

  Performance Period

        The performance period for the Incentive Compensation Plan will be either a calendar year or the Company's fiscal year, if it is other than a calendar year.

  Plan Operation

        No later than the 90th day after commencement of a performance period, the Compensation Committee will designate and approve in writing the employees who will be participants in the Incentive Compensation Plan for the performance period. At or near the start of the applicable performance period, the Compensation Committee will also specify the performance objective for the pool and determine the target and actual amount of the pool.

  Determination of the Pool and Incentive Awards

        The performance objective for the pool is the attainment of 50% of target Non-GAAP operating income, which is defined as operating income that excludes the effect of certain items not deemed to represent core operating performance (Non-GAAP Operating Income), approved by the Compensation Committee. The adjustments from GAAP operating income to Non-GAAP Operating Income include, without limitation, discontinued operations; amortization of intangible assets; inventory purchase accounting adjustments; charges related to modifications of purchase options on remaining noncontrolled equity interests, and remeasurement of previously held equity interests; expenses associated with evaluating and integrating acquisitions; fair value adjustments associated with contingent consideration and other changes related to the Company's acquisitions, including acquisitions under consideration; expenses, losses, income, and/or gains attributable to businesses and/or properties that the Company closes, consolidates, and/or divests, including such transactions under consideration; severance, executive transition, and similar costs; costs and fees related to financings and refinancings; costs related to billing adjustments and related expenses; impairments and similar items; accelerated depreciation charges; charges related to counterparty disputes, litigation, arbitration and investigations; the cumulative effect of changes in accounting policy for the relevant performance period; gains or losses that are the direct result of a major casualty; the cumulative effect of changes in newly enacted or promulgated regulation for the relevant performance period; gain on bargain purchase; gains on life insurance policies; taxes and fees associated with repatriation; and other expenses, losses, income and/or gains that are unusual in nature or infrequent in occurrence. When the performance objective for the pool is attained, the pool, which is the amount allocated for all incentive awards made under the Incentive Compensation Plan, is funded. However, in no event shall the amount of the pool exceed 300% of the aggregate annual base salary of all participants of the Incentive Compensation Plan and in no event shall any participant's award exceed $5 million in any performance period.

  Adjustments

        Any adjustments must be done in accordance with the requirements of Section 162(m).

  Certification of Performance Objectives and Determination of Incentive Awards

        As soon as reasonably practicable, the Compensation Committee will certify in writing the level of Non-GAAP Operating Income achievement for the performance period and the amount of each participant's incentive award for the performance period. At any time before incentive awards under the Incentive Compensation Plan are made, the Compensation Committee may adjust any participant's incentive award downward, but in no event will any participant's incentive award be adjusted above his or her incentive award.

  Amendment and Termination

        Our Board may amend, alter, suspend, or terminate the Incentive Compensation Plan as it deems advisable subject to any requirement for shareholder approval imposed by applicable law, including Section 162(m), and to the listing requirements of the New York Stock Exchange.

New Plan Benefits

        Any awards under the Incentive Compensation Plan will be at the discretion of the Compensation Committee. It is not possible at present to determine the amount or the form of any award that will be granted to any individual during the term of the Incentive Compensation Plan.

        The Board of Directors recommends a vote "FOR" the approval of the Charles River Laboratories International, Inc. Incentive Compensation Plan.

 COMPENSATION DISCUSSION AND ANALYSIS

        The purpose of our compensation program is to recruit and retain the strongest possible management team, while simultaneously aligning management's interest with those of our shareholders. With these considerations in mind, the Compensation Committee (referred to in this section of the Proxy Statement as the Committee) has overseen the development, implementation and administration of our Executive Compensation Program (the Compensation Program or Program), described below, for members of senior management including the Chief Executive Officer and the other four executives who are identified in the Summary Compensation Table below (our named executives). Our philosophy behind the Compensation Program is that it should appropriately align executive compensation with both the short- and long-term performance of the Company. Our named executives for fiscal year 2016 are: James C. Foster (Chief Executive Officer and President), David R. Smith (Corporate Executive Vice President and Chief Financial Officer), William D. Barbo (Corporate Executive Vice President and Chief Commercial Officer); David P. Johst (Corporate Executive Vice President, General Counsel and Chief Administrative Officer), and Dr. Davide A. Molho (Corporate Executive Vice President and President, Global RMS, Safety Assessment & Biologics).

Executive Summary

        We believe that the design of our 2016 Compensation Program is best understood by evaluating it in the context of the business environment in which we have been operating since the end of the previous decade. At that time, large pharmaceutical and biotechnology companies began to undertake significant changes in their operations as they endeavored to improve the productivity of their drug development pipelines, and at the same time, streamline their infrastructures in order to improve efficiency and reduce operating costs. Until a few years ago, these actions had an unfavorable impact on sales of our products and services, and our financial performance, and this was reflected in the compensation earned by our officers.

        Over the past five years, however, the demand for our outsourced services steadily improved, as has demand for products and services to support our clients' manufacturing activities. We took several important steps in the past three years to position the company to meet this increased demand and to maintain responsiveness to clients' needs:

  •
  we enhanced our Safety Assessment and Discovery capacity by opening small amounts of new capacity at existing facilities in 2014 and 2015, reopening our Charles River Massachusetts facility in the first quarter of 2016, and expanding our global footprint and reinforcing our scientific leadership through the acquisition of WIL Research in April 2016;

  •
  in our Microbial Solutions segment, we acquired (1) Celsis Group Limited in July 2015 to further enhance our rapid testing portfolio by expanding in the non-sterile quality control testing market, and (2) Blue Stream Laboratories, Inc., an analytical CRO supporting the development of complex biologics and biosimilars, in June 2016;

  •
  we acquired Sunrise Farms, Inc. in May 2015 to expand our production of specific-pathogen-free fertile chicken eggs and chickens used in the manufacture of live viruses; and

  •
  we acquired several Discovery Services businesses since the beginning of 2014 (Argenta, BioFocus, ChanTest, VivoPath, Oncotest and, most recently in September 2016, Agilux) to enhance our early-stage drug research capabilities and enable us to work with clients at the earliest stages of the discovery process.

        Additionally, during this same period we have taken a variety of decisive actions targeted at strengthening the business, enhancing client satisfaction and returning value to shareholders. Our continued actions toward the achievement of these initiatives in 2016 included the following:

  •
  We continued our focus on operating efficiencies through further optimizing our infrastructure, utilizing automation to reduce manual processes, and generating greater savings from our procurement activities.

  •
  We expanded our project management office (PMO) in order to identify and manage initiatives that contribute to our organization's productivity, efficiency, and risk management. This group participates globally across all our businesses to support maximization of revenue, minimization of costs, and risk reduction. PMO projects are prioritized through regular updates to our management Executive Committee.

  •
  We made three acquisitions of various sizes and in different business segments (as noted above).

        We believe these actions contributed significantly to our strong financial performance in fiscal 2016, in which we achieved:

  •
  a 23.3% increase in revenue;

  •
  cash flow from operating activities of $300.4 million; and

  •
  a 21.3% increase in non-GAAP earnings per share from continuing operations.

        In addition, the actions listed above were instrumental in our strong financial performance over the three-year period from 2014 through 2016, as reflected in a 42.3% increase in TSR during that period (calculated utilizing the 20 trading-day average closing price immediately preceeding the beginning date of the period as compared to the same formula applied through the ending date of the period), as well as payouts for our 2014 PSUs (which have the same three-year measurement term) of 166.5% of target reflective of 61st percentile relative Total Shareholder Return (rTSR) performance over that time. Please see pages 46-47 of this Proxy Statement for more information regarding our 2014 PSU payouts.

        We believe that, when viewed in this context, the compensation for our executive officers was appropriately aligned to our financial performance. For instance, our CEO's annual cash bonus amount was 152.5% of the target, due to the fact that we generally outperformed the measures on which the annual cash bonus is based: a goal tied to the integration of WIL Research far exceeded expectations, Non-GAAP EPS and free cash flow moderately exceeded expectations, and revenue was only slightly below our expectations. Our other named executives received annual cash bonus amounts ranging from 130.3%-161.8% of the target amount. (For a detailed discussion of our 2016 financial performance, the factors that we believe are influencing demand from our clients, and the actions we have taken during the past years, please see the sections entitled "Our Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in our Annual Report on Form 10-K filed with the SEC on February 14, 2017.)

  2016 Advisory Vote on Executive Compensation

        Charles River shareholders provided very strong majority support for our named executives' compensation at our 2016 annual meeting of shareholders (98.4% of shares voted in support on this matter; 98.7% excluding abstentions). We attribute this level of support to our performance in 2015 and the significant actions we implemented from 2012 through 2015, including significant changes to our executive compensation program during that period, which followed a period of substantial outreach to our shareholders, as follows:

  •
  Introduced Performance Share Units and Increased the Performance Orientation of the Long-Term Incentive Compensation Program: During fiscal 2012, following a comprehensive review of our long-term equity incentive program, the Compensation Committee approved a new structure for long-term incentive awards granted beginning in fiscal 2013 that significantly increased the emphasis on performance-based equity compensation. The new structure was piloted by our executive officers in fiscal 2013, and expanded to all of our corporate officers in fiscal 2014. Under the revised structure, our officers receive three types of equity awards:

  •
  Performance Share Units (PSUs), which vest on a "cliff basis" after three years only if service and performance requirements are met and which will be paid out in shares based upon two separate performance metrics: (1) first fiscal year non-GAAP earnings per share (EPS) and (2) three-year rTSR, as further described on pages 45-47 of this Proxy Statement in the discussion related to Long-Term Equity Incentive Awards. PSUs are intended to comprise approximately 60% of the intended value of long-term equity incentive awards provided to executive officers in any fiscal year.

  •
  Time-based stock options, which vest over four years. Stock options are intended to comprise approximately 20% of the intended value of long-term equity incentive awards provided to officers in any fiscal year.

  •
  Time-based restricted stock/restricted stock units, which vest over four years (except in limited circumstances when special awards are granted). Restricted stock/restricted stock units are intended to comprise approximately 20% of the intended value of long-term equity incentive awards provided to officers in any fiscal year.

  •
  Elimination of 280G Excise Tax Gross-Ups.  For the limited number of our executives with whom we had change-in-control agreements (which included each of our executive officers), we amended these agreements to eliminate any "gross-up" payment by the Company of any of the excise taxes imposed by Section 4999 of the Internal Revenue Code due to "golden parachute" payments.

  •
  Reduction and Elimination of the Discretionary Allowance.  The Corporate Officer Discretionary Allowance (CODA) program, which provided specific cash allowance tiers based on an executive's officer level, was eliminated effective fiscal 2014.

  •
  Introduction of Clawback Policy.  In February 2013, our Board of Directors amended our Corporate Governance Guidelines to include a recoupment (also known as a clawback) policy. This policy applies to all of our executive officers. Under this Clawback Policy, in the event of a restatement of all or a significant portion of Charles River's financial statements that has been determined by the Board to be due to the gross negligence, intentional misconduct or fraud by an executive officer, the Board has the discretion to require repayment of a portion or all of any incentive-based compensation paid to such executive officer or former executive officer and/or effect the cancellation of any unvested incentive compensation, subject to specified criteria.

  •
  Inclusion of "double-trigger" vesting in our new equity compensation plan.  Our 2016 Incentive Plan, which was approved by shareholders at last year's annual meeting, included a "double-trigger" vesting provision instead of the "single-trigger" provision that was included in our earlier equity compensation plans. Accordingly, agreements under our 2016 Incentive Plan provides for accelerated vesting only upon both the occurrence of a change of control and a qualifying termination of employment within a reasonable period following the change in control.

        The Compensation Committee believes that these changes have been responsive to feedback from investors and enhance the performance orientation of our executive compensation program. Following further shareholder outreach in the fall of 2016, we once again received positive response to the changes that were made during the preceding years, and none of our shareholders advocated for any substantial changes to our executive compensation program. Notwithstanding this positive reception, the Board and Committee will continue to explore ways in which Charles River's executive compensation programs could be improved, and we remain committed to ongoing engagement with our shareholders on the various corporate governance topics that are of interest to them.

  Historical Elements of Our Compensation Practices

        Certain elements of our compensation practices reflect legacy decisions and changes that were made in prior years which were designed to ensure alignment between executive compensation and Company performance, and which continue to carry forward and have influence in our program:

  •
  Base Salaries:  We have kept base salary increases modest. While year-to-year there are adjustments (ranging from 0% to 7%) that may be below or above the average, in general annualized merit increases (excluding promotional increases) are consistent with the average annualized merit increase allotted to our North American workforce.

  •
  Annual Cash Incentive Awards:  From 2009 through 2012, with business plans having been scaled to levels below earlier high-growth years, we reduced targeted bonus payouts for each goal under our Executive Incentive Compensation Plan (EICP). We resumed non-reduced targeted payouts in 2013 following a second consecutive year of solid financial performance, and have maintained that level since.

  •
  Perquisites:  We eliminated the majority of individual perquisites/benefits and associated tax gross-ups available to our officers (including the named executives). Between 2010 and 2013, the value of these perquisites was partially replaced by our Corporate Officer Discretionary Allowance (CODA) program. The CODA was fully eliminated effective in fiscal 2014.

  •
  Severance:  We reduced the severance plan benefits for involuntary terminations of corporate officers under our Officer Separation Plan.

        We believe that all of these adjustments to our Program during this period were appropriate in light of, and consistent with, the economic and market environments, our financial performance, the corporate actions taken, and executive compensation trends. Furthermore, the increased focus on near-term financial and operational objectives properly aligned management's incentives with the interests of our shareholders. For example, our pay mix maintains a continued focus on variable, or "at risk," compensation. On average, approximately 81.0% of 2016 target annual compensation for our named executives was based on long-term equity incentives and performance-based bonuses (88.2% for our CEO). Furthermore, annual base salary for our named executives remains a relatively small portion (19.0%) of our named executives' core intended compensation (11.8% for our CEO).

        Furthermore, as seen in the graph below, the alignment between executive pay and our performance is demonstrated by the close correlation from 2008 to 2016 between (1) the total compensation paid (consistent with the Summary Compensation Table) to our CEO in those years and (2) our non-GAAP earnings per share from continuing operations during that period. As illustrated, compensation generally increased with strong performance and decreased when performance declined.

        A very similar alignment can be seen between our performance and the average pay (based on Summary Compensation Table disclosure) for the two other named executives who have consistently been included in the summary compensation table during the period from 2010 to 2016 (Mr. Johst and Dr. Molho).

        For purposes of these graphs, "Other" refers to the total average amounts set forth in the following columns in the Summary Compensation Table on page 51-52 of the Proxy Statement: (1) Change In Pension Value and Non-qualified Deferred Compensation Earnings; and (2) All Other Compensation. Information with respect to 2008, 2009, 2010, 2011, 2012 and 2013 compensation is set forth in our 2011, 2012, 2013, 2014, 2015, and 2016 Proxy Statements, respectively.

        Please see Appendix A to this Proxy Statement for reconciliation of our GAAP EPS to non-GAAP EPS for 2008-2016.

        In addition to the changes summarized above and the quantified alignment between executive pay and our performance, we maintain existing compensation practices that represent strong corporate governance, including the following:

  •
  a cap on the annual EICP bonus opportunity, even for exceptional performance;

  •
  significant stock ownership guidelines that align executives' interests with those of shareholders and which increase with the level of the executive's officer level;

  •
  rules prohibiting executives from trading derivative securities, pledging our stock, and from hedging the economic risk of ownership of our stock;

  •
  an annual risk assessment of our pay practices;

  •
  an annual shareholder advisory vote on executive compensation;

  •
  a Compensation Committee composed entirely of independent directors; and

  •
  an independent compensation consultant.

        The changes to the Program made during the past few years reflect our flexibility in responding to changing market conditions, our business strategy and financial performance, executive compensation standards, and the opinions and suggestions of our investors.

        In addition to changes to the Program, in light of periodic discussions with shareholders and observation of general governance trends, we have recently made modifications to our corporate governance structure. For instance, in December 2014 we amended our Bylaws to provide for a majority vote standard for election of directors in uncontested elections, and in January 2016 we amended our Bylaws to authorize the removal of directors by shareholders without cause upon an affirmative vote of the holders of a majority of shares entitled to vote.

        We remain committed to ongoing engagement with our shareholders on various corporate governance topics that are of interest to them. We conduct these efforts through meetings and telephone calls throughout the year with our senior management, and provide shareholders with the opportunity to cast an annual say-on-pay advisory vote on executive compensation. We have determined that our shareholders should vote on a say-on-pay proposal every year, consistent with the preference expressed by our shareholders at the 2011 Annual Meeting, and we have reiterated our recommendation to continue this practice in Proposal 3. The Committee is always open to the input of our shareholders in making future compensation decisions for the named executives. At the same time, we believe that it is important to maintain consistency in our compensation philosophy and approach. While the Committee and our management team understand the impact that immediate economic conditions and our operating performance may have on our stock price, it is important to us that the elements of the Program continue to incentivize management to achieve important short- and long-term operating goals that are intended to strengthen the company and translate ultimately into stock price appreciation for our shareholders.

Objectives of the Compensation Program

        The Committee reviews and monitors the Compensation Program and compensation policies by reference to specific objectives which are established in accordance with its charter. The Committee recognizes the importance of establishing clear objectives for the Program and evaluating the relative effectiveness of current and proposed compensation policies and practices in advancing those objectives. In keeping with our philosophy that the Program should appropriately align executive compensation with both the short- and long-term performance of the Company, the Committee has determined that the Compensation Program should achieve the following objectives:

  •
  attract and retain superior talent;

  •
  support the achievement of desired levels of Company performance;

  •
  align the interests of executives with the interests of shareholders;

  •
  differentially and meritoriously reward individual performance; and

  •
  promote accountability.

        To achieve these broader objectives, the current design of the Compensation Program has also been crafted to accomplish the following:

  •
  effectively balance fixed and at-risk compensation through a continuum of compensation elements;

  •
  differentially reward individuals based on performance through the incorporation of both short- and long-term elements;

  •
  differentially reward individuals who contribute to the success of high-performing business units;

  •
  promote the achievement of desired levels of Company performance through the utilization of both short-term bonus and long-term equity elements which are closely aligned with our business performance; and

  •
  accommodate ongoing acquisitions where the motivation and retention of talent is key to integration and business performance.

Compensation Elements

        Our Compensation Program for fiscal year 2016 consisted of the following core and supplemental elements:

Core Elements	Supplemental Elements

• Base Salary • Annual Cash Incentive Awards (EICP Plan) • Long-Term Equity Incentive Awards	• Deferred Compensation Plan • Termination and Change-in-Control Agreements • Retirement Plans

        The core elements of compensation are typically those which the Committee evaluates on an annual basis, while the supplemental elements are programs or arrangements that we have included for strategic reasons and are evaluated on a less-frequent basis by the Committee.

        Annual base salary represents the smallest portion of our named executives' target core compensation (less than 20%). Over 80% of 2016 targeted annual compensation for our named executives was based on variable or "at-risk" compensation elements, reflecting the Committee's focus on ensuring that senior management is appropriately rewarded for actual performance achievements. The following table shows the 2016 total core compensation mix, based on targeted (not actual) compensation.

2016 Targeted Compensation Mix for Named Executive Officers(1)

	Core Compensation Element	Foster	Smith	Barbo	Johst	Molho	Average

"Fixed" Compensation	Base Salary(2)	11.8%	23.4%	25.6%	17.3%	17.0%	19.0%
"At-Risk"	Annual Cash Incentive Awards	11.8%	16.4%	15.4%	12.1%	11.9%	13.5%
Compensation Elements	Long-Term Equity Incentive Awards	76.5%	60.2%	59.0%	70.6%	71.1%	67.5%
(1)
Due to rounding, the columns may add to more or less than 100%.

(2)
For purposes of this table, base salary is determined by the base salary effective as of April 1, 2016, assuming such salary was in effect for all of 2016.

  Compensation Setting Process

        As described above on pages 15-16 of this Proxy Statement, the Compensation Committee engaged Pay Governance as its independent compensation consultant to advise the Compensation Committee on matters related to 2016 executive compensation. Pay Governance generally assists the Compensation Committee in fulfilling its responsibilities under its charter, including advising on proposed compensation packages for our top executives, compensation program design and market practices generally, guidance on how to appropriately compensate officers, and other topics as the Compensation

Committee deems appropriate. The Compensation Committee has authorized Pay Governance to interact with management on behalf of the Compensation Committee, as needed, in connection with advising the Compensation Committee and Pay Governance is included in discussions with management. With respect to fiscal year 2016 compensation determinations, Pay Governance specifically assisted in the following:

  •
  evaluating and recommending adjustments to our peer group;

  •
  benchmarking and analyzing executive compensation levels and recommending pay strategies (but not necessarily specific pay levels) for 2016; and

  •
  performing initial and ongoing calculations related to the Performance Share Unit grants to our corporate officers, including tracking and reviewing calculations of Total Shareholder Return relative to peers.

        Pay Governance is directly accountable to the Compensation Committee, which has sole authority to engage, dismiss, and approve the terms of engagement of the compensation consultant. During 2016, Pay Governance did not provide any other services to the Company.

        Only two of the named executives of the Company are regularly involved in assisting the Committee in setting compensation parameters. In his role as our Corporate Executive Vice President, General Counsel and Chief Administrative Officer, Mr. Johst assists the Committee by providing data to the Committee's consultants, developing or modifying compensation plans and programs based on the Committee's input, and otherwise supporting the Committee's efforts to obtain the information and data required to make well-reasoned decisions regarding the compensation elements which comprise the Program. In his capacity as Chairman, President and Chief Executive Officer, Mr. Foster regularly participates in strategic discussions with the Committee regarding the design and scope of the Program to help ensure that the compensation elements, policies, and practices underlying the Program are properly aligned with the Company's short-term financial and long-term strategic objectives. Mr. Foster also provides recommendations to the Committee regarding modifications that would allow the Program to function more effectively in the context of our evolving business organization, and assists the Committee in evaluating the individual performance of each executive officer (other than himself) to ensure that their respective levels of compensation take such performance into account. As a matter of process, Mr. Foster and Mr. Johst frequently collaborate to analyze internal and externally-provided compensation data and information, and provide preliminary recommendations to the Compensation Committee during the course of the Committee's determination of annual compensation levels. Other than Messrs. Foster and Johst, none of our executive officers plays a significant, ongoing role in assisting the Committee with setting compensation parameters.

  Total Compensation Strategy and Peer Group

        The Committee strives in its methodology to provide total core compensation to our named executives that reflects an appropriate market benchmark and a select peer group of companies which are similar to the Company (the peer group). The peer group is primarily comprised of companies operating in the area of life sciences and drug discovery and development, with a particular focus on ensuring that the peer group takes into account the presence of companies, both in the greater Boston area and globally, who compete directly with the Company for scientific and management talent. We draw upon data for comparable companies from public disclosures for the companies in the peer group and from reputable ongoing compensation surveys of similarly sized companies in the industries listed above. Each year the Committee reviews and approves the peer group as well as a target Total Compensation Strategy. The Committee does not target a specific competitive percentile for the named executives, but rather relies on a variety of factors in making pay decisions beyond market data, such as each executive's experience, performance ratings, internal equity, and strategic value of the executive's position to the Company.

  Fiscal Year 2016 Compensation Analysis Methodology

        For fiscal year 2016, in conjunction with the changes to the peer group described below, the Committee (with the assistance of Pay Governance) utilized a regression model to analyze the competitiveness of current executive compensation. Accordingly, our target Total Compensation Strategy utilizes a methodology whereby target Total Direct Compensation is evaluated against the size-appropriate benchmark data that factors in our Company's relative size compared to the size of peer group companies and that is established for each position by reference to the peer group. Total Direct Compensation in 2016 for our named executives generally approximated the range of competitive market data suggested by the executive's associated market benchmark and took into account the various qualitative factors listed above.

        The peer group identified by Pay Governance consists of industry comparators both larger and smaller in revenue size than Charles River; accordingly, Pay Governance has developed a method of adjusting proxy compensation data for the peer group using common statistical regression methods to result in a good correlation between the proxy data and Charles River's corporate revenue, such that the regressed proxy revenue is commensurate to Charles River's revenue. This size-adjusted peer group proxy data is then blended with size-appropriate, custom compensation survey data (with proxy data weighted 75% and survey data weighted 25% for the named executive officer benchmarks) to derive a "market composite benchmark" for evaluating our executive compensation. The Committee originally adopted this "market composite benchmark" methodology and a peer group that is relatively large in quantity of component companies for evaluating and setting 2012 executive pay levels, in part due to industry consolidation presenting a challenge to maintaining a consistent group of peer companies year-over-year, and has continued with its use since.

        For evaluating 2016 compensation levels, the proxy peer group consisted of the following 38 companies:

Abbott Laboratories	C.R. Bard, Inc.	PAREXEL International Corporation*
Albany Molecular Research Inc.	Celgene Corporation*	PerkinElmer Inc.
Alere Inc.	Eli Lilly and Company	Pfizer Inc.
Alexion Pharmaceuticals*	Endo International	Quest Diagnostics Incorporated
Allergan, Plc	Gilead Sciences, Inc.	Quintiles IMS Holdings, Inc.*
Amgen Inc.	Hologic Inc.	Regeneron Pharmaceuticals, Inc.*
Baxter International Inc.*	IDEXX Laboratories Inc.*	Sigma-Aldrich Co. LLC*
Becton, Dickinson and Company	Illumina, Inc.	Steris Corporation
Bio-Rad Laboratories, Inc.	Laboratory Corporation of America	Teleflex Incorporated
Biogen, Inc.*	Holdings*	Thermo Fisher Scientific Inc.
Boston Scientific Corporation	Medtronic, Inc.	Vertex Pharmaceuticals Incorporated*
Bristol-Myers Squibb Company*	Merck & Co., Inc.	Waters Corporation
Bruker Corporation	METTLER TOLEDO
Pall Corporation*

        Custom compensation survey data included information from 13 peer group companies (noted with *), as well as from Acorda Therapeutics, Alkermes, Beckman Coulter, BioMarin Pharmaceutical, Covance (which was acquired by Laboratory Corporation of American in February 2015), Impax Laboratories, Incyte, Luminex, Myriad Genetics, Pharmaceutical Product Development, PRA International, and United Therapeutics.

        For evaluating 2017 compensation levels, the proxy peer group will change to remove Pall Corporation (which was acquired by Danaher Corporation in August 2015) and Sigma-Aldrich Co. LLC (which was acquired by Merck KGaA), and to add INC Research Holdings, Inc.

  Annual Base Salary

        Our compensation philosophy embraces the premise that establishing base salaries at a reasonable level helps to promote retention and acts as an appropriate balance to other forms of variable or "at-risk" compensation. We pay base salaries within a range designed to approximate the market benchmark of executives with similar responsibilities in the peer group and surveys. Actual base salaries are determined after considering the competitive data, overall competitive position as compared to our compensation philosophy, prior base salary and other compensation, the performance of the individual, any promotions or significant changes in responsibility, the Company's overall salary annual increase budget, and internal equity considerations. None of these considerations is given specific weights.

        In setting base salaries for our named executives, the Committee historically has taken into account the lengthy tenure of executive officers, as well as their continued long-time superior performance, which have resulted in base salaries generally gravitating towards the top of the range approximating the targeted market benchmark.

        Base salaries for our named executives for 2016 (effective as of April 2016) were as follows:

Name	2016 Salary
James C. Foster	$1,154,504
David R. Smith	$486,450
William D. Barbo	$391,406
David P. Johst	$612,836
Davide A. Molho	$597,713

  Annual Cash Incentive Awards

        Our Compensation Program includes an annual cash bonus element which closely links a significant portion of executive pay to the achievement of short-term performance targets that are critical to meeting our stated financial objectives for the year. These targets are typically tied to specific financial metrics derived from our fiscal year operating plan. However, where appropriate, the Committee also approves non-financial goals that are designed to focus individuals on attaining objectives which include near-term, non-financial objectives that are also critical to the achievement of long-term strategic goals and ultimately promote positive long-term financial performance of the Company. Our annual cash incentive awards are structured to appropriately reduce or eliminate the amount of such awards if performance falls short of the established performance targets, and to appropriately increase the amount of such awards if performance exceeds established targets, subject to a maximum incentive award opportunity. It is intended that the target award, when aggregated with the base salary, will provide a competitive level of cash compensation when each named executive achieves the performance objectives established for him or her by the Committee. Actual bonus awards are determined according to each named executive's performance in relation to his or her approved objectives, which are primarily based upon corporate and/or business unit performance.

        To implement our annual cash incentive awards, the Committee administers the Executive Incentive Compensation Plan (EICP) which applies to executive officers and other key employees of the Company. We have designed the EICP to reward executives for their contributions to the success of the Company based on predetermined corporate/business unit, functional, and/or individual objectives. The Committee annually establishes performance objectives and corresponding performance ranges for the named executives. These performance objectives and ranges are generally developed through our annual financial planning process, whereby we assess the future operating environment and build projections of anticipated results to align the performance expectations of this plan with the overall business objectives of the Company.

        Target award percentages for the named executives are 70% of base salary for Corporate Executive Vice Presidents (except for Mr. Barbo, whose target award remained at 60% for fiscal 2016 but will increase to 70% in 2017 in light of his promotion to Corporate Executive Vice President), and 100% of base salary for the Chief Executive Officer. The participant's total target award opportunity percentage is divided among a variety of weighted performance objectives which may change from year to year, but historically have included non-GAAP operating income (OI), revenue, non-GAAP earnings per share (EPS), non-GAAP free cash flow (FCF), return on net operating assets (RNOA), and other key Company performance metrics. The Committee believes that these financial metrics are very good measurements for assessing how the Company is performing from a financial standpoint. In particular, EPS is generally accepted as a key driver of shareholder return. The OI and FCF metrics measure how efficiently and effectively management deploys its capital and generates capital liquidity for corporate usage in pursuing opportunities that enhance shareholder value. Minimum and maximum performance levels for each performance objective are incorporated into the plan. For the performance objectives assigned to each of the named executives, minimum performance levels for 2016 were set at 90% of the target performance objective, and maximum performance levels were set at 108% of the target performance objective. The maximum payout achievable in 2016 was 250% of target. At the end of each fiscal year, we compare the Company's (and applicable business units') final performance for the fiscal year against the Company's (or business units') targeted performance established at the beginning of such fiscal year, except where an adjustment to the targeted performance is warranted due to an unanticipated intervening event which would have an unintended and significant impact to the payout (which did not occur in 2016). These measurements determine the EICP payout levels for each of the performance objectives tied to corporate (or business unit) performance. To determine a participant's actual award, each performance objective's payment level is multiplied by the relative weight of the performance objective, and the cumulative amounts are aggregated to determine the individual's total EICP award amount.

        On December 8, 2015, the Committee established the 2016 EICP performance criteria for the named executives as described in the table that follows below. To avoid any unintended windfall resulting from the Company's acquisition of WIL Research (which was anticipated at the beginning of 2016, but which was not closed until April 2016,) the original EPS, OI and revenue targets were later adjusted upwards by the Board of Directors in May 2016 to take into account the short-term effect of the acquisition of WIL Research. Overall, in 2016 we achieved corporate and financial results which in general exceeded (in some cases substantially) our original targets, with significant variances among our different operating metrics, as recognized in the variable EICP amounts awarded to our named executives. In particular, we achieved results for goals specifically tied to the integration of WIL Research that exceeded expectations, results for free cash flow and EPS that moderately exceeded expectations, and performance for revenue that were very slightly below our internal targets. We believe that the variability in the magnitude of the EICP amounts awarded correlates closely with the relative performance of the officers' respective business units (as compared to the targeted performance goals), and reflects a proper use of bonus compensation to distinguish between levels of annual performance. Year to year, EICP awards reflect such changes as shown in the table on page 43 of this Proxy Statement.

        The Committee has the discretion to employ its judgment in determining individual awards, and in fact approves the entire EICP award for each named executive. In addition to the quantitative factors, final individual EICP awards for the named executives incorporate both (1) other than for the Chief Executive Officer, the Chief Executive Officer's recommendations, and (2) the Committee's assessment of each named executive's overall individual performance and contribution. In addition, the Committee, in its sole discretion, may modify or change the EICP at any time. With respect to the 2016 fiscal year, the original target amounts and objectives were modified to take into account the completion of the WIL Research acquisition early in the fiscal year; however, the awards to the named executives were not modified upwards from the amounts they were eligible to receive under the EICP formula. The following table shows the fiscal 2016 target EICP cash bonus, performance goals, goal attainment levels, and cash bonuses actually paid (in February 2017) for each of our named executives:

Named Executive	Target % (of base salary)	Target EICP Award Amount	Actual EICP Award Amount	Performance Goal		Weighting	Target	Actual

James C. Foster	100%	$1,154,504	$1,760,780	1.	EPS(1)	30%	$4.43	$4.56
				2.	Revenue(1)(3)	30%	$1,682 million	$1,674 million
				3.	FCF(1)(4)	20%	$235.0 million	$245.1 million
				4.	WIL Integration	20%	100%(2)	200%(2)
David R. Smith	70%	$340,515	$533,550	1.	EPS(1)	30%	$4.43	$4.56
				2.	Revenue(1)(3)	25%	$1,682 million	$1,674 million
				3.	FCF(1)(4)	25%	$235.0 million	$245.1 million
				4.	WIL Integration	20%	100%(2)	200%(2)
William D. Barbo	60%	$234,844	$305,945	1.	EPS(1)	20%	$4.43	$4.56
				2.	Revenue(1)(3)	60%	$1,682 million	$1,674 million
				3.	WIL Integration	20%	100%(2)	200%(2)
David P. Johst	70%	$428,985	$654,263	1.	EPS(1)	30%	$4.43	$4.56
				2.	Revenue(1)(3)	30%	$1,682 million	$1,674 million
				3.	FCF(1)(4)	20%	$235.0 million	$245.1 million
				4.	WIL Integration	20%	100%(2)	200%(2)
Davide A. Molho	70%	$418,399	$677,158	1.	EPS(1)	25%	$4.43	$4.56
				2.	Revenue(1)(5)	30%	$1,325 million	$1,341 million
				3.	FCF(1)(4)	20%	$235.0 million	$245.1 million
				4.	WIL Integration	25%	100%(2)	200%(2)
(1)
For purposes of 2016 EICP performance goals, consistent with the way the Company reports its non-GAAP financial results in its earnings releases, EPS (and to the extent applicable, OI) excluded the following items (and, for EPS, their related tax effect): the amortization of intangible assets, inventory purchase accounting adjustments, and certain other charges related to our acquisitions; expenses associated with evaluating and integrating acquisitions and divestiture, as well as fair value adjustments associated with contingent consideration; charges, gains, and losses attributable to businesses or properties we plan to close, consolidate or divest; gain on bargain purchases associated with acquisitions; severance and other costs associated with our efficiency initiatives; a reversal of indemnification assets associated with acquisitions and corresponding interest; the write-off of deferred financing costs and fees related to debt refinancing; and costs related to a U.S. government billing adjustment and related expenses. The Committee determined that it was appropriate to exclude these items as they are outside our normal operations. In addition, for purposes of the 2016 EICP Revenue performance goal, we excluded the impact attributable to the Agilux business we acquired because it was acquired late in the fiscal year.

(2)
A portion of each of the named executives' EICP performance goals was directed at the integration of WIL Research. The Compensation Committee establishes such composite financial and non-financial goals with the intention that the target attainment level to be achieved will be 100%, and evaluates the Company's performance taking into consideration financial performance against the acquisition plan, as well as other targeted integration objectives.

(3)
For purposes of this 2016 EICP performance goal, revenue was based on the Company's net revenue excluding revenue attributable to the Agilux business.

(4)
For purposes of this 2016 EICP performance goal, FCF was based on net cash provided by operating activities less capital expenditures.

(5)
For Dr. Molho, revenue was determined on the basis of the operating businesses over which he had responsibility rather than on a Corporate basis.

        For historical comparative purposes, percentage of targeted vs. actual annual cash incentive awards for our named executives for fiscal years 2011-2016 are shown in the table below (including actual cash award magnitude for 2014-2016):

Name	Actual % of Cash Incentive Award vs. Target - 2011	Actual % of Cash Incentive Award vs. Target - 2012	Actual % of Cash Incentive Award vs. Target - 2013	2014 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2014	2015 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2015	2016 Cash Incentive Award	Actual % of Cash Incentive Award vs. Target - 2016
James C. Foster	83.0%	59.0%	81.6%	$1,717,813	154.0%	$1,747,138	156.6%	$1,760,780	152.5%
David R. Smith	—	—	—	—	—	$267,719	81.4%	$533,550	156.7%
William B. Barbo	—	—	—	—	—	—	—	$305,945	130.3%
David P. Johst	83.0%	59.0%	81.6%	$638,297	154.0%	$649,194	156.6%	$654,263	152.5%
Davide A. Molho	80.1%	41.9%	106.9%	$539,193	140.1%	$797,646	197.3%	$677,158	161.8%

  Long-Term Equity Incentive Awards

        Long-term incentive (LTI) compensation, in the form of performance share units (PSUs), stock options, and restricted stock grants or restricted stock units (RSUs), allows individuals to share in any appreciation in the value of our common stock. We design the amounts and types of long-term equity awards to reward performance and create incentives to meet long-term objectives. Because the Committee particularly values long-term shareholder value creation, we target long-term equity incentives to provide total compensation opportunities that, if achieved, would result in approximately market-competitive pay levels for our executives. The Committee reviews and approves long-term equity incentive awards to named executives on an annual basis. The Committee believes that PSU, stock option, and RSU awards align the recipient's interests with those of the shareholders.

        The Committee typically targets the first quarter of our fiscal year for granting annual stock awards to eligible recipients, absent an extraordinary event. We have made such grants in recent years, and in the future it is expected that the Committee will continue to target the first quarter of the fiscal year for making annual stock awards. The Committee seeks to structure equity grants so that they are awarded during an open-window period as designated by our Insider Trading Policy, or, if Committee approval is provided during a non-window period, then the grants are made effective on the second business day following our press release with respect to financial results for the prior quarter. This policy is intended to ensure that options are awarded at a time when the exercise price fully reflects all recently disclosed information. In the case of new hires eligible to receive equity grants, grants are generally made on the first business day of the month following the date the individual commences employment.

        While the Compensation Committee's Charter permits delegation of the Committee's authority to grant equity in certain circumstances, all grants to executive officers are made by the Compensation Committee itself and not pursuant to delegated authority. We have never had any programs, policies or practices which are intended to time stock option grants with the release of material, non-public information in a manner which would provide advantageous option exercise prices to grant recipients. Option exercise prices are, in all cases, equal to the closing price of our common stock on the date of grant. At the beginning of fiscal year 2016, as requested by the Compensation Committee, Company management, in consultation with the outside consultants, recommended to the Committee target values of stock options, shares of restricted stock (units), and PSUs, based on then-current pricing models, which were utilized by the Committee to establish preliminary target values of long-term equity awards for the named executives. In February 2016, when the annual awards were actually granted, the Committee approved stock options, RSUs, and PSUs using this valuation model, taking into account the 30-day average closing price of our common stock, up to and including the date of grant.

        In determining award levels for annual equity awards to named executives, the Committee takes into account the values of awards made to similarly situated individuals in the peer group, the individual market benchmark for each executive's position, our overall performance, the individual performance of the named executive in the immediately preceding year, and similar factors. An absolute target value of long-term equity awards (determined in dollars) is approved by the Committee. This value is then allocated between the types of LTI awards the Company is awarding during that particular year. These determinations are typically evaluated during the first month of the fiscal year and approved at the Committee's meeting in February. Once the intended value of the awards is determined, the numbers of long-term equity awards (in 2016 stock options, RSUs, and PSUs) are generally fixed utilizing an estimated stock price (the 30-trading-day average closing price as of the date of the grant). We use the estimated stock price methodology to guard against dramatic, short-term stock price movements that might artificially reduce or increase the number of shares granted. We believe this methodology represents the performance of stock in the market and is a better way to deliver the intended value of this form of compensation.

        The intended value of the February 2016 grant was apportioned as follows: approximately 20% in the form of time-vested RSUs, approximately 20% in the form of time-vested stock options, and approximately 60% in the form of PSUs, a program developed with the assistance of the Committee's Compensation Consultant and implemented in 2013.

        With our more recent equity grants we have generally included a full career retirement provision in equity awards that provides for the continued vesting of unvested equity grants for employees who retire after meeting the following specified criteria:

  •
  the employee has attained age 55;

  •
  the employee has a minimum of 10 years of service with the Company;

  •
  the numerical sum of the employee's age and years of service is equal to at least 70; and

  •
  the employee has given notice of his or her intent to retire specifying the exact intended date of retirement and remained employed by the Company until the earlier of (a) the one year anniversary of the date of such notice or (b) the date on which the employee experienced a termination of employment due to death or disability or is terminated by the Company without cause.

        The material features of the PSUs granted to our named executives in 2016 are as follows:

  •
  they are measured based on a three-year performance period running from the beginning of the fiscal year in which the award is made to the end of the third fiscal year after (and including) the year in which the award is made. For PSUs awarded in February 2016, the performance period is December 27, 2015 through December 29, 2018.

  •
  the initial PSU award (the Target Award) represents a target number of shares of Company common stock to be paid out after the conclusion of the three-year performance period based upon two performance metrics:

  •
  non-GAAP EPS for the fiscal year in which the award is made; and

  •
  relative Total Shareholder Return (rTSR) at the end of the PSU award's three-year performance period.

  •
  target performance levels for each of the two performance metrics are as follows:

  •
  non-GAAP EPS: the Company's target non-GAAP EPS for the first fiscal year of the performance period.

  •
  rTSR: the Company's TSR falling exactly at the 50th percentile as compared to the TSR of selected companies within the S&P 1500 Healthcare Index (Index) (and who are in the Index for all 3 years of the performance period) over the full three-year performance period. For this purpose, TSR refers to share price appreciation plus any dividends accrued during the reference period of time.

  Starting in 2015, we modified the method of selecting the companies against which the Company's TSR would be compared (TSR comparator group):

  •
  In 2013 and 2014, the TSR comparator group was composed of companies in the S&P 1500 with the same two-digit GICS as the company (approximately 150 companies).

  •
  Given the broad spectrum of companies and growth profiles included in the index and the Company's historical and expected performance relative to such companies, the Committee investigated, with the assistance of Pay Governance, whether the 2013/14 TSR comparator group methodology should be revised.

  •
  In connection with this investigation, Pay Governance performed an analysis to identify a more relevant and appropriate TSR comparator group, and ultimately recommended to the Committee a group of 53 steady-growth industry comparator companies, composed of direct CRO competitors and other companies with revenue growth rates falling within a range around Charles River's revenue growth rate. The Committee determined to use this new TSR comparator group for the 2015 PSU awards, and the same methodology for establishing the TSR comparator group for future awards. For the 2016 PSU awards, the TSR comparator group included 47 steady-growth industry comparator companies.

•
At the end of the first fiscal year of the performance period, actual non-GAAP EPS will be measured against the target non-GAAP EPS for that fiscal year. This adjusts the Target Award along a slope, ranging between a high of 150% (if non-GAAP EPS is 110% or higher than target non-GAAP EPS), or a low of zero (if non-GAAP EPS is less than 90% of target non-GAAP EPS) to establish the Base Award.

•
At the end of the third fiscal year of the performance period, rTSR performance is measured by comparing the Company's three-year TSR to the TSR of the selected peer companies within the S&P 1500 Healthcare Index. This adjusts the Base Award up to +/–35% to establish the Final Award.

•
The PSUs also include a relative TSR Outperformance Feature that provides for a modest award (10%-30% of the Target Award) only if both (1) EPS performance falls between 85% and 90% of the target goal, and (2) three-year rTSR performance falls at or above the 75th percentile.

•
Under all circumstances, a non-GAAP EPS performance of below 85% of target in the fiscal year in which the award was granted will result in the PSU award being reduced to zero without the possibility of any upward adjustment.

•
The absolute maximum number of shares that can be awarded at the end of three years (taking into account all possible adjustments) is 200% of the original target number of shares.

        For the 2016 grant, at the end of the fiscal year 2016, actual non-GAAP EPS was compared to target 2016 non-GAAP EPS and the Base Award was calculated. The table below shows this calculation, as well as the adjusted minimum and maximum Final Award amounts that may result based on rTSR at the end of the three-year performance period.

				Future Final Award Levels (as % of Target Award)

2016 PSU Grant Base Award Calculation				rTSR ≤10th percentile	rTSR = 50th percentile	rTSR ≥90th percentile

Target Non-GAAP EPS	Actual Non-GAAP EPS	Actual Non-GAAP EPS as % of Target	Base Award (as % of Target Award)	Minimum (Base Award × 65%)	Target (Base Award × 100%)	Maximum (Base Award × 135%)

$4.43*	$4.56	102.9%	114.5%	74.4%	114.5%	154.6%
*
The original grants of 2016 PSUs to all of our officers, including the named executives, occurred in February 2016, after the Company entered into the agreement to acquire WIL Research, but prior to the closing of that transaction, which was anticipated to occur early in the second quarter of 2016. Since it was assumed that, if consummated, that transaction would have a positive effect on our non-GAAP EPS in 2016 which would otherwise result in an unintended windfall for the recipients, the Compensation Committee provided in the grants that the target non-GAAP EPS target, which was originally established at $4.17, would be adjusted by the Compensation Committee to reflect the impact of the acquisition consistent with the Company's revised operating plan within 60 days of any closing. Accordingly, the Compensation Committee raised the target non-GAAP EPS to $4.43 shortly after the acquisition of WIL Research.

        In January 2017, the Committee finalized the adjustments for the initial PSUs we awarded in 2014 to our then-executive officers. The chart below shows this calculation, as well as the adjusted Final

Award Percentage amounts that resulted based on rTSR at the end of the three-year performance period.

				Final Award Levels

2014 PSU Grant Base Award Calculation				rTSR = 61st percentile

Target Non-GAAP EPS	Actual Non-GAAP EPS	Actual Non-GAAP EPS as % of Target	Base Award (as % of Target Award)	rTSR Adjustment	Final Award Percentage (of Target Award)

$3.10	3.46	111.6%	150.0%	111.0%	166.5%

  Benefits and Perquisites

        The named executives are eligible for certain benefits, such as medical, dental, basic life insurance, and employer contributions to the Company's 401(k) plan, which are generally available to all of our employees. In addition, the Company utilizes leased aircraft for business purposes on infrequent occasions where it is determined that such use is a prudent, economical and efficient method of transportation. Mr. Foster is permitted to utilize the Company-leased aircraft for non-business purposes, including allowing family members to accompany him on business travel. Mr. Foster reimburses the Company for the full incremental costs and/or Standard Industry Fare Level (whichever is higher) of such usage. We believe this benefit increases the level of safety and security for Mr. Foster, enables him to make more efficient use of his travel time, and entails no incremental cost to us for any accompanying family members.

Supplemental Elements of the Compensation Program

        We have a number of supplemental elements in the Compensation Program which are considered by the Committee, but do not factor directly into the annual determination of executive compensation. These elements have unique features and roles in the Program which led to their initial implementation and they continue to be important to the Program generally.

  Post-Termination Benefits and Agreements

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Potential Payments upon Termination or Change in Control," the Compensation Program includes both (1) an Officer Separation Plan and (2) Change-in-Control Agreements. Company policy historically has been to provide eligibility under both the Officer Separation Plan to officers with the position of corporate vice president or higher, and a Change-in-Control Agreement to officers with the position of corporate executive vice president or higher. Both of these compensatory elements operate similarly: upon specified events which result in either the termination of the officer and/or a change in control of the Company, particular benefits will accrue to the officer (although payments made under the Change-in-Control Agreements will generally reduce or offset payments and benefits to which the officer may be entitled under the Officer Separation Plan). Each of the named executives is eligible to receive benefits under the Officer Separation Plan and each has a Change-in-Control Agreement.

        The Company views these compensatory elements as serving three important purposes:

  •
  there is a critical recruitment and retention aspect;

  •
  these policies protect the benefits of executive officers who have provided long and meritorious service to the Company, particularly if there is an unexpected employment termination by the Company due to on-going changes in our employment needs; and

  •
  these elements avoid personal distractions and encourage employees to remain focused on our business in the event of a rumored or actual takeover.

        The Committee periodically conducts formal and informal market checks and believes that both the levels of payment to be made under these programs and the applicable triggers are appropriate and consistent with current general market practices.

  Deferred Compensation Plan Contributions

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Nonqualified Deferred Compensation," the named executives receive a compensatory element in connection with our Deferred Compensation Plan. For Messrs. Foster and Johst, who were participants in the Company's now-discontinued Executive Supplemental Life Insurance Retirement Plan (ESLIRP), the Company credits to their accounts the present value of the annual Company accrual as it would have been calculated under the ESLIRP. These credits can vary significantly year-to-year as the ESLIRP formula is dependent on the average of the highest five consecutive years of compensation. When these executives incur several consecutive years of relatively flat or decreasing executive compensation (such as occurred between 2008-2012), the highest-five-consecutive-year compensation average remains relatively static and the credit is small or zero. Conversely, when there are several consecutive years of increasing compensation, the cumulative effect of those years may result in a single-year credit spike. Such variations can be seen, for instance, in the amounts credited to Mr. Foster over the past several years: $7,310 (2011), $0 (2012), $0 (2013), $0 (2014), and $360,047 (2015), with an increase to $2,607,660 in 2016, as noted under "All Other Compensation" in the Summary Compensation Table on pages 51-52 of this Proxy Statement.

        For Dr. Molho and Messrs. Barbo and Smith, the Company provides an annual contribution to their Deferred Compensation Plan account equal to 10% of the sum of their base salary plus the lesser of (1) their target annual bonus or (2) actual annual bonus.

        We provide a Deferred Compensation Plan because the Company wishes to permit our executive employees to defer the obligation to pay taxes on certain elements of their compensation while also potentially receiving earnings on deferred amounts. The Deferred Compensation Plan was implemented to motivate and ensure the retention of employees by providing them greater flexibility in structuring the timing of their compensation payments. The employer contributions to the Deferred Compensation Plan ultimately have their origins in the legacy ESLIRP program, which was a long-standing element of our executive compensation package.

  Retirement Plans

        As described in more detail in this Proxy Statement under "Executive Compensation and Related Information—Pension Benefits," the Company historically provided a retirement benefit for certain U.S. employees, including certain of the named executives, until 2002, when the Company amended the existing U.S. defined benefit pension plan to exclude new participants. Effective April 30, 2008, we froze the U.S. pension plan, and no additional benefits will accrue to participants (and all participant's rights to benefits under the pension plan have fully vested).

Other Factors Underlying the Ongoing Implementation of the Compensation Program

  Stock Ownership Guidelines

        Our officer stock ownership guidelines operate as a related feature to the Compensation Program. The Board of Directors believes that senior management should have a meaningful economic stake in the Company in order to align the interests of management and our shareholders. Therefore, the Board has adopted stock ownership guidelines for senior management which are designed to satisfy an individual executive's need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our shareholders of management's commitment to creating corporate value.

        Under these guidelines, members of our senior management are required to maintain an ownership position, expressed as a multiple of salary, as follows:

CEO	Four times base salary
Corporate Executive Vice President	Three times base salary
Corporate Senior Vice President	Two times base salary
Corporate Vice President	One times base salary

        Officers have four years from the time they attain the executive level listed above to comply with the ownership requirements. Stock options are not counted toward the holding requirement; however approximately 60% of unvested restricted stock (units) and PSUs are generally counted toward the holding requirement. The Committee periodically reviews stock ownership levels of members of our executive management to ensure compliance. As of the date of this proxy statement, our named executives were in compliance with the holding requirements (and, as demonstrated in the Beneficial Ownership table on page 22 of this Proxy Statement, in many cases, far exceed the required holding).

  Clawback Policy

        Our Corporate Governance Guidelines include a recoupment (also known as clawback) policy. This policy applies to all of our executive officers as determined under the Securities and Exchange Act of 1934, as amended. Under this Clawback Policy, in the event of a restatement of all or a significant portion of Charles River's financial statements that has been determined by the Board to be due to the gross negligence, intentional misconduct or fraud by an executive officer, the Board has the discretion to require repayment of a portion or all of any annual bonus (including under the Executive Incentive Compensation Plan), vested restricted stock, restricted stock units, performance awards, or other incentive-based compensation (incentive compensation) paid to such executive officer or former executive officer and/or effect the cancellation of any unvested incentive compensation, subject to specified criteria. The action permitted to be taken by the Board under the Clawback Policy is in addition to any and all other rights of the Board and/or the Company under applicable law and contract. The Board intends to revise the Clawback Policy, as necessary, to comply with the final SEC rules regarding recoupment policies of the Dodd-Frank Act.

  Derivatives Trading; Hedging; Pledging and Insider Trading Policy

        We grant equity incentives for the reasons discussed above, including aligning the interests of our employees with those of shareholders. Our Statement of Policy Concerning Trading Policies (Insider Trading Policy) prohibits employees (and directors) from trading in our derivative securities, such as puts or calls on our common stock, or to pledge our stock, since such activities may diminish the alignment we are trying to foster, as well as expose the Company to potential embarrassment. Our Insider Trading Policy also prohibits the purchase or sale of Charles River securities while in possession of material, non-public information, or otherwise using such information for their personal benefit. Our executives and directors are permitted to enter into trading plans that are intended to comply with the requirements of Rule 10b5-1 of the Securities Exchange Act of 1934 so that they can prudently diversify their asset portfolios and exercise their stock options prior to their scheduled expiration dates.

 REPORT OF COMPENSATION COMMITTEE

        The Compensation Committee, composed of independent directors, has reviewed and discussed the above Compensation Discussion and Analysis (CD&A) with the Company's management and, based on the review and discussions, recommended to Board of Directors that the CD&A be included in this Proxy Statement.

        The foregoing report has been furnished by the Compensation Committee.

THE COMPENSATION COMMITTEE Mr. C. Richard Reese (Chair) Dr. Deborah T. Kochevar Mr. Richard F. Wallman

 2016 Summary Compensation Table

        The following table sets forth all of the compensation awarded to, earned by, or paid to our current named executives (our principal executive officer, our principal financial officer, and our three other highest-paid executive officers) and former principal chief financial officer for the fiscal years ended December 31, 2016, December 26, 2015, and December 27, 2014.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)(6)		Total ($)
James C. Foster	2016	1,143,993	5,998,210	1,511,430	1,760,780	135,777	2,624,723		13,174,913
Chairman, President, Chief	2015	1,115,462	6,020,131	1,502,622	1,747,138	0	371,827		10,757,180
Executive Officer	2014	1,106,715	5,536,287	1,250,053	1,717,813	247,828	10,463		9,869,159
and Director
David R. Smith	2016	482,021	999,635	251,905	533,550	—	276,977	(7)	2,544,088
Corporate Executive	2015	414,459	832,356	227,039	267,719	—	382,547		2,124,120
Vice President and
Chief Financial Officer
William D. Barbo	2016	384,512	719,781	181,382	305,945	37,750	69,654		1,699,024
Corporate Executive
Vice President and Chief
Commercial Officer
David P. Johst	2016	607,257	2,020,101	483,656	654,263	84,853	798,988		4,649,118
Corporate Executive	2015	592,112	1,827,176	429,331	649,194	0	620,752		4,118,564
Vice President, General	2014	587,469	1,728,215	363,653	638,297	181,820	8,017		3,507,471
Counsel and Chief
Administrative Officer
Davide A. Molho	2016	592,271	1,999,350	503,810	677,158	—	111,573		3,884,161
Corporate Executive	2015	570,096	1,720,068	429,331	797,646	—	108,152		3,625,293
Vice President and	2014	524,883	1,520,977	340,921	539,193	—	110,846		3,036,819
President, Global RMS
Safety Assessment &
Biologics

(1)
These amounts represent the aggregate grant date fair value of restricted stock units and performance share units granted in fiscal 2016, fiscal 2015, and fiscal 2014, respectively, computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (FASB ASC) Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Note 11 to our Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation," included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016. The maximum potential value of the performance share units awarded in 2016, based on the grant date fair value (assuming the highest level of performance achievement) is as follows: Mr. Foster, $8,977,964; Mr. Smith $1,496,193; Mr. Barbo $1,077,253; Mr. Johst, $2,872,942; and Dr. Molho, $2,992,547.

(2)
These amounts represent the aggregate grant date fair value of stock option awards granted in fiscal 2016, fiscal 2015, and fiscal 2014, respectively, computed in accordance with FASB ASC Topic 718. For a detailed description of the assumptions used for purposes of determining grant date fair value, see Item 8 "Financial Statements and Supplementary Data—Note 11 to our Consolidated Financial Statements" and Item 7 "Management's Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates—Stock-Based Compensation," included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

(3)
Reflects payments under our EICP plan for the respective fiscal year, which are paid the following February.

(4)
Reflects the aggregate change in actuarial present value of the named executive officers' accumulated benefits under the Charles River Laboratories, Inc. Pension Plan for Messrs. Foster, Johst and Barbo. The U.S. Pension Plan present values increased in 2016 due to the decrease in the discount rate in 2016 (4.25%) from 2015 (4.57%); this increase in present values was somewhat offset by a decrease in present values due to the change in the mortality improvement projection scale from the MP-2015 scale published by the Society of Actuaries in October 2015 to the MP-2016 scale, projected generationally from 2006, published by the Society of Actuaries in October 2016. Above-market or preferential earnings are not available under our Deferred Compensation Plan, which is our only plan or arrangement pursuant to which compensation may be deferred on a basis that is not tax-qualified, or any of our other benefit plans.

(5)
For fiscal year 2016, the amounts in this column include the following: (a) 2016 employer contributions under our 401(k) Plan (Mr. Foster, $7,950; Mr. Smith, $7,950; Mr. Barbo, $6,630; Mr. Johst, $7,950; and Dr. Molho, $7,950); (b) amounts received in recognition of length of service to the Company (awards granted to our employees generally) (Mr. Foster, $7,554; and Mr. Johst, $4,721); and (c) miscellaneous personal benefits and perquisites, in each case, with the exception of Mr. Smith, in an aggregate amount less than $10,000. The amounts in this column also include amounts credited by us to the named executives' Deferred Compensation Plan accounts, as described further in footnote (6) below. On a limited number of occasions during 2016, some of the named executives used tickets purchased by us to attend certain events; however, there was no incremental cost to us attributable to the named executives' use of these tickets.

(6)
Includes amounts credited to the named executives' Deferred Compensation Plan account balances (net of FICA taxes). In fiscal year 2016, amounts credited are as follows: Mr. Foster, $2,607,669; Mr. Smith, $82,936; Mr. Barbo, $61,615; Mr. Johst, $786,137; and Dr. Molho, $99,683.

(7)
Includes amount for Mr. Smith related to relocation expenses in 2016 consisting of (1) reimbursement for temporary living expenses between January 1, 2016 through June 30, 2016; (2) school and education tuition for one of Mr. Smith's children for up to two academic years (up to a maximum of $50,000 per year); and (3) an additional amount in respect of imputed taxes. The aggregate costs to the Company for these relocation benefits to Mr. Smith in 2016 were $185,911, including $89,411 of tax gross-up amounts.

2016 Grants of Plan-Based Awards

        The following table sets forth the information regarding grants of plan-based awards made to our named executives during 2016. There can be no assurance that the Grant Date Fair Value of Stock and Option Awards will ever be realized.

			Date of Board or Compensation Committee Action to Approve	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option

Name	Type of Award(*)	Grant Date	Grant (1)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(4)	Options (#)(5)	Awards ($/Sh)	Awards ($)(6)

James C. Foster	EICP	12/08/2015	12/08/2015	$11,545	$1,154,504	$2,886,260
	SO	02/26/2016	02/08/2016								100,494	73.70	1,511,430
	RSU	02/26/2016	02/08/2016							20,478			1,509,229
	PSU	02/26/2016	02/08/2016				5,584	55,847	111,694	55,847			4,488,982
David R. Smith	EICP	12/08/2015	12/08/2015	$3,405	$340,515	$851,288
	SO	02/26/2016	02/08/2016								16,749	73.70	251,905
	RSU	02/26/2016	02/08/2016							3,413			251,538
	PSU	02/26/2016	02/08/2016				930	9,307	18,614	9,307			748,097
William D. Barbo	EICP	12/08/2015	12/08/2015	$2,348	$234,844	$587,109
	SO	02/26/2016	02/08/2016								12,060	73.70	181,382
	RSU	02/26/2016	02/08/2016							2,458			181,155
	PSU	02/26/2016	02/08/2016				670	6,701	13,402	6,701			538,626
David P. Johst	EICP	12/08/2015	12/08/2015	$4,290	$428,985	$1,072,463
	SO	02/26/2016	02/08/2016								32,158	73.70	483,656
	RSU	02/26/2016	02/08/2016							7,919			583,630
	PSU	02/26/2016	02/08/2016				1,787	17,871	35,742	17,871			1,436,471
Davide A. Molho	EICP	12/08/2015	12/08/2015	$4,184	$418,399	$1,045,997
	SO	02/26/2016	02/08/2016								33,498	73.70	503,810
	RSU	02/26/2016	02/08/2016							6,826			503,076
	PSU	02/26/2016	02/08/2016				1,861	18,615	37,230	18,615			1,496,274
(*)
Types of Award:

EICP—Executive Incentive Compensation Plan
SO—Stock Option
RSU—Restricted Stock Unit
PSU—Performance Share Unit

(1)
See the section of the Proxy Statement entitled "Compensation Discussion and Analysis" for a discussion regarding our equity award grant date practices.

(2)
Reflects the threshold amount payable (5% of target for the least weighted goal), the target amount payable (100% of target for all goals), and maximum amount payable (250% of target for all goals) under the EICP plan for fiscal year 2016. Threshold amounts reflect minimum award opportunity under the EICP plan for the smallest weighted EICP goal for the respective named executive, although if minimum performance levels (90% of performance target) are not achieved, there may be no payout. Under certain discretionary circumstances, additional amounts can be paid under the EICP plan. The potential payouts are performance-driven and therefore completely variable. Actual amounts paid to the named executives under the EICP plan with respect to fiscal year 2016 are set forth in the Summary Compensation Table above.

(3)
Reflects the number of PSUs payable at threshold (10%), target (100%), and maximum (200%) levels, with fractional shares rounded down. For purposes of this table, threshold payout is considered to be the smallest non-zero payout possible given both EPS and relative TSR performance over the course of the plan. See the description of how the threshold, target, and maximum amounts payable are determined under "Compensation Discussion and Analysis—Compensation Elements—Long-Term Equity Incentive Awards" set forth on pages 44-47 of this Proxy Statement.

(4)
Reflects restricted stock units granted on February 26, 2016.

(5)
Reflects stock options granted on February 26, 2016.

(6)
The grant date fair market value of options granted on February 26, 2016 has been calculated using the Black-Scholes pricing model, based on the following assumptions: an expected volatility of 24.67%, a weighted average expected life of 3.61 years, and a risk-free interest rate of 1.25%. The grant date fair value of restricted stock is determined from the market value of the stock on the date of grant. The grant date fair value of performance share units is determined consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date, based on the probable outcome of the performance conditions, computed in accordance with FASB ASC Topic 718.

  Description of Certain Awards Granted in 2016

        All awards of stock options, restricted stock/units and performance share units to our named executives were granted pursuant to our 2007 Incentive Plan, as amended. The vesting provisions of our PSUs are set forth above on pages 45-47 of this Proxy Statement. Options vest and become exercisable in equal installments on or about the anniversary date in each of the four years following the date of grant, subject to continued employment. Restricted shares (whether in the form of restricted stock or restricted stock units) generally vest in installments on or about the anniversary date in each of the four years following the date of grant, subject to continued employment. The installments are generally equivalent in amount. Furthermore, 1,366 restricted stock units were granted to Mr. Johst on February 26, 2016, which vest in equal installments on or about the anniversary date in each of the two years following the date of grant, subject to continued employment. The exercise price of stock options is equal to the closing price of our common stock on the date of grant. All grants of non-equity incentive plan awards have been made pursuant to our EICP plan.

  Employment-Related Agreements and Arrangements

        As described in the Compensation Discussion and Analysis, we generally and historically have not entered into employment agreements with any of our U.S.-based corporate executive officers. The named executives, however, are beneficiaries of certain separation and change-in-control agreements, as well as defined benefit and deferred compensation arrangements, as further described below in this Proxy Statement.

        We entered into a letter agreement dated March 3, 2015 in connection with Mr. Smith's 2015 promotion to Corporate Executive Vice President and Chief Financial Officer and his commitment to relocate from Europe to our corporate headquarters in Massachusetts. This agreement provides for the following material compensation terms:

  •
  Annual base salary of $425,000 beginning March 1, 2015, which increased to $470,000 as of the date of his appointment to Chief Financial Officer.

  •
  Participation by Mr. Smith in the Charles River Executive Incentive Bonus Program, and other benefit and compensation plans, at levels consistent with his position.

  •
  Promises of grants of two equity awards: (1) an award in February 2015 with an approximate value of $700,000 provided to Mr. Smith in anticipation of his pending promotion; and (2) an award granted concurrently with his appointment to Chief Financial Officer with an approximate value of $300,000.

  •
  Provision for payment of certain costs involved in the relocation of Mr. Smith and his family to the U.S., including (1) reimbursement for temporary living expenses between June 1, 2015 through June 30, 2016, and other moving and related travel costs; (2) home start-up expenses; (3) international tax planning and preparation related to the relocation; (4) reasonable costs involved in obtaining visas and other documentation required in connection with the relocation of Mr. Smith and his family; and (5) school and education tuition for one of Mr. Smith's children for up to two academic years (up to a maximum of $50,000 per year).

  •
  The agreement provides that if Mr. Smith leaves the Company or is terminated for cause within two years of relocating, he will be required to repay the Company the total amounts of the reimbursed relocation costs.

Outstanding Equity Awards at Fiscal 2016 Year-End

        The following table sets forth the information regarding each outstanding unexercised or unvested equity award held by our named executive officers as of December 31, 2016.

	Option Awards					Stock Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

James C. Foster	0	21,779	(3)	40.40	02/22/2020
	0	40,143	(4)	59.41	02/28/2021
	21,577	64,731	(5)	76.67	02/27/2020
	0	100,494	(6)	73.70	02/26/2021	51,420	(9)	3,917,690	165,520	12,610,969
David R. Smith	1,890	18,707	(7)	51.45	05/01/2021
	2,157	6,474	(5)	76.67	02/27/2020
	1,248	3,747	(8)	76.12	08/12/2020
	0	16,749	(6)	73.70	02/26/2021	8,610	(10)	655,996	22,304	1,699,342
William D. Barbo	0	2,293	(3)	40.40	02/22/2020
	0	3,650	(4)	59.41	02/28/2021
	2,157	6,474	(5)	76.67	02/27/2020
	0	12,060	(6)	73.70	02/26/2021	6,773	(11)	516,035	18,276	1,392,448
David P. Johst	13,950	0		37.92	02/26/2017
	19,750	0		37.03	02/25/2018
	22,150	0		36.25	02/24/2019
	18,569	6,190	(3)	40.40	02/22/2020
	11,678	11,678	(4)	59.41	02/28/2021
	6,165	18,495	(5)	76.67	02/27/2020
	0	32,158	(6)	73.70	02/26/2021	17,503	(12)	1,333,554	50,250	3,828,548
Davide A. Molho	5,502	5,502	(3)	40.40	02/22/2020
	10,948	10,948	(4)	59.41	02/28/2021
	6,165	18,495	(5)	76.67	02/27/2020
	0	33,498	(6)	73.70	02/26/2021	15,334	(13)	1,168,297	51,400	3,916,166
(1)
Calculated based on the closing price ($76.19) of our stock on December 30, 2016, the last trading day of the fiscal year 2016, rounded to the nearest whole cent.

(2)
Represents outstanding PSUs held on December 31, 2016 that remain subject to performance and forfeiture provisions. The number represents the larger of the number of underlying PSUs (1) assuming threshold performance share units are achieved, or (2) if first fiscal year performance of the three-year award has exceeded the threshold, the next highest performance measure (target or maximum). In this chart, both 2015 and 2016 performance exceeded the threshold and target levels, and thus the number of PSUs for both years is the maximum number of such shares that can be delivered in the future. PSUs granted in 2015 vest on December 30, 2017, and PSUs granted in 2016 vest on December 29, 2018, and will be paid out in the first calendar quarter of 2018 and 2019, respectively, as unrestricted shares of Charles River common stock after final TSR performance is assessed and payout amounts are approved by the Compensation Committee. PSUs granted in 2014 are not included in this number since they are considered fully vested as of the end of fiscal year 2016, notwithstanding final payment amounts were approved by the Compensation Committee in the first calendar quarter of 2017.

(3)
The unexercisable stock options vest on 2/22/2017.

(4)
One half of the unexercisable stock options vest on each of the following dates: 2/28/2017 and 2/28/2018.

(5)
One third of the unexercisable stock options vest on each of the following dates: 2/27/2017, 2/27/2018 and 2/27/2019.

(6)
One quarter of the unexercisable stock options vest on each of the following dates: 2/26/2017, 2/26/2018, 2/26/2019 and 2/26/2020.

(7)
The unexercisable stock options vest as follows: 945 options vest on 5/01/2017, 16,817 options vest on 1/01/2018 and 945 options vest on 5/01/2018.

(8)
One third of the unexercisable stock options vest on each of the following dates: 8/12/2017, 8/12/2018 and 8/12/2019.

(9)
The stock awards vest as follows: 6,090 shares on 2/22/2017; 5,092 shares on 2/28/2017; 5,093 shares on 2/28/2018; 4,889 shares on 2/27/2017; 4,889 shares on 2/27/2018; 4,889 shares on 2/27/2019; 5,119 shares vest on 2/26/2017; 5,120 shares vest on 2/26/2018; 5,119 shares vest on 2/26/2019; and 5,120 shares vest on 2/26/2020.

(10)
The stock awards vest as follows: 730 shares on 5/01/2017; 730 shares on 5/01/2018; 489 shares on 2/27/2017; 489 shares on 2/27/2018; 489 shares on 2/27/2019; 757 shares on 8/12/2017; 756 shares on 8/12/2018; 757 shares on 8/12/2019; 853 shares vest on 2/26/2017; 853 shares vest on 2/26/201; 853 shares vest on 2/26/2019; and 854 shares vest on 2/26/2020.

(11)
The stock awards vest as follows: 1,923 shares vest on 2/22/2017; 462 shares vest on 2/28/2017; 463 shares vest on 2/28/2018; 489 shares vest on 2/27/2017; 489 shares vest on 2/27/2018; 489 shares vest on 2/27/2019; 614 shares vest on 2/26/2017; 615 shares vest on 2/26/2018; 614 shares vest on 2/26/2019; and 615 shares vest on 2/26/2020.

(12)
The stock awards vest as follows: 1,731 shares on 2/22/2017; 1,481 shares on 2/28/2017; 1,482 shares vest on 2/28/2018; 2,096 shares vest on 2/27/2017; 1,397 shares on 2/27/2018; 1,397 shares on 2/27/2019; 2,321 shares vest on 2/26/2017; 2,321 shares vest on 2/26/2018; 1,638 shares vest on 2/26/2019; and 1,639 shares vest on 2/26/2020.

(13)
The stock awards vest as follows: 1,539 on 2/22/2017; 1,389 on 2/28/2017; 1,389 on 2/28/2018; 1,397 on 2/27/2017; 1,397 on 2/27/2018; 1,397 on 2/27/2019; 1,706 on 2/26/2017; 1,707 on 2/26/2018; 1,706 on 2/26/2019; and 1,707 on 2/26/2020.

        We have not engaged in any option repricings or other material modifications to any of our named executives' outstanding equity awards during fiscal years 2014, 2015, or 2016.

2016 Option Exercises and Stock Vested

        The following table shows information regarding stock option exercises and vesting of restricted stock awards, restricted stock units, and PSUs with respect to the named executives during the fiscal year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
James C. Foster	66,239	1,890,951	224,616	16,310,715
David R. Smith	0	0	1,975	156,859
William D. Barbo	11,942	350,913	12,999	979,283
David P. Johst	34,075	1,643,086	64,914	4,718,150
Davide A. Molho	30,667	1,289,316	58,486	4,254,662

(1)
The value realized on the exercise of stock options and the immediate sale of shares acquired upon exercise is based on the difference between the exercise price and the intraday price of our common stock at the time of exercise. In other circumstances, such as when the underlying shares are held following the exercise of the stock option, the value realized is based on the difference between the exercise price and the closing price of our common stock on the date of exercise.

(2)
The value realized on vesting of restricted stock, restricted stock units, and PSUs is based on the closing price of our common stock on the trading date immediately preceding the date of vesting.

  The value realized on vesting and payout of performance share units granted on February 28, 2014 is based on the closing price of our common stock on the last trading date of the fiscal year, December 30, 2016.

2016 Pension Benefits

        One of our sponsored defined benefit plans, the Charles River Laboratories, Inc. Pension Plan (Pension Plan), is a qualified, non-contributory plan that covers certain U.S. employees hired prior to January 1, 2002. Employees hired after December 31, 2001 are not eligible to participate in this Pension Plan. Each of the named executives, with the exception of Dr. Molho and Mr. Smith, are participants in the pension plan and has an accrued pension benefit thereunder. The Pension Plan was frozen effective April 30, 2008. No additional benefits will accrue to participants after such date. All participants' rights to benefits under this plan have vested.

        Benefits under the Pension Plan are based on the participants' highest five consecutive years of compensation and years of service as of April 30, 2008. The amount of pension payable annually at normal retirement (age 65) is equal to the greatest of: (1) 1 1/8% of participants' highest average five consecutive years of compensation (excluding compensation earned after April 30, 2008) multiplied by years of service earned through April 30, 2008 (up to 40 years), less the maximum offset allowance determined as of April 30, 2008 in accordance with the Code Section 401(l); (2) $180 multiplied by years of service as of April 30, 2008; and (3) $1,500. In addition, certain officers and key employees are entitled to a frozen supplemental benefit ranging in amount from $51,000-$97,000. The applicable amounts for the named executives are as follows: Mr. Foster, $73,000; and Mr. Johst, $79,000. Mr. Barbo is not entitled to a frozen supplemental benefit.

        Compensation under the Pension Plan generally would include amounts shown as salary and non-equity incentive plan compensation for the named executives (as shown on the Summary Compensation Table above) and would exclude any wages derived from stock options or severance pay. Early retirement benefits are provided to any retiring participant who has attained age 55 and completed five years of vesting service. The early retirement benefit is equal to the participant's normal retirement benefit reduced by 5/9% per month for the first 60 months and 5/18% for each month over 60 by which the participant's benefit commencement date precedes his or her normal retirement date. As of the end of fiscal 2016, Mr. Foster was eligible for early retirement.

        Participants' rights to benefits under this plan vest upon completion of five years of service.

        The table below sets forth information regarding the accumulated benefits of the named executives under our Pension Plan.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
James C. Foster	Charles River Laboratories, Inc. Pension Plan	32.6	1,941,248	0
William D. Barbo	Charles River Laboratories, Inc. Pension Plan	26.3	457,124	0
David P. Johst	Charles River Laboratories, Inc. Pension Plan	17.0	982,797	0

(1)
The maximum years of credited service under our Pension Plan is 40 years. Credited service disclosed for participants in the Pension Plan is shown as of April 30, 2008, when benefits were frozen.

(2)
The present value of accumulated benefits disclosed is based on the assumptions used in our financial statement disclosures. For the Pension Plan these assumptions include a discount rate of 4.25% and the RP-2014 mortality table with mortality improvements projected generationally from 2006 using Scale MP-2016 (which reflects the mortality table published in October 2014 and the improvement scale published in October 2016 by the Society of Actuaries). The amounts reflected in this column include the frozen supplemental benefit amounts referred to in the description of the Pension Plan above. The normal form of payment under the Pension Plan is a straight-life annuity.

2016 Nonqualified Deferred Compensation

        We maintain the Charles River Laboratories Deferred Compensation Plan (Deferred Compensation Plan) for certain eligible employees, including our named executives. Under the Deferred Compensation Plan, participants may elect to defer bonus and salary amounts, and may select the investment returns to be applied to deferred amounts from among a menu of referenced mutual funds as well as an interest crediting rate.

        The plan is not qualified under Section 401(a) of the Code and is not subject to the Employee Retirement Income Security Act of 1974. Participants must specify the distribution date for deferred amounts at the time of deferral, in accordance with applicable IRS regulations. Generally, amounts may be paid in lump sum or installments upon retirement or termination of employment, or later if the employee terminates employment after age 55 and before age 65. Amounts may also be distributed during employment, subject to a minimum deferral requirement of three years.

        In addition to the Deferred Compensation Plan, certain of our officers and key employees also participate, or in the past participated, in our amended and restated Executive Supplemental Life Insurance Retirement Plan (ESLIRP), which is a non-funded, non-qualified arrangement. Annual benefits under this plan equal a percentage of the average of the highest five consecutive years of compensation, offset by amounts payable under our Pension Plan and Social Security. The age-based percentages are 46% at age 59, and up to 55% at age 62 and over. The normal retirement age is 62. Eligible spouses (married one year or longer at the executive's retirement date) receive survivor benefits at a rate of 100% of the benefit paid to the executives during the first 15 years following retirement and at the rate of 50% thereafter. Executive officer participants vest as to 50% of the total benefit after five years of service, with a 10% incremental increase in vesting percentage for each year thereafter. In connection with the establishment of the Deferred Compensation Plan in 2006, current active employees who agreed to convert their accrued ESLIRP benefit to a comparable deferred compensation benefit discontinued their direct participation in the ESLIRP. Instead, the present values of the accrued benefits of ESLIRP participants were credited to their Deferred Compensation Plan accounts, and future ESLIRP accruals will now be converted to present values and credited to their Deferred Compensation Plan accounts annually. Messrs. Foster and Johst were participants in the ESLIRP.

        In addition, we provide certain active employees, including Messrs. Smith and Barbo and Dr. Molho, an annual contribution into their Deferred Compensation Plan account of the lesser of 10% of the employee's base salary plus (1) their target annual bonus or (2) actual annual bonus. The credited amounts for Messrs. Smith and Barbo, and Dr. Molho vest in one-quarter increments annually over a four-year period. The named executives become eligible for the employer contribution after they have served one full calendar year in the eligible position.

        Separately, the Deferred Compensation Plan provides certain senior executives, including the named executives, with a pre-retirement life insurance death benefit equal to four times the sum of (1) their base annual salary plus (2) their target bonus amounts (on a net basis taking into account all other company-provided life insurance). For total life insurance amounts potentially payable to the named executive upon their termination of employment due to death, see the section of this Proxy Statement entitled "Executive Compensation and Related Information—Potential Payments upon Termination or Change in Control."

        The following table sets forth, for each of our named executives, information regarding their participation in our Deferred Compensation Plan during fiscal 2016.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(1)(2)
James C. Foster	0	360,047	1,031,976	0	13,263,032
David R. Smith	0	0	0	0	0
William D. Barbo	0	50,328	15,677	0	282,355
David P. Johst	0	612,607	696,349	0	4,816,067
Davide A. Molho	88,841	96,537	68,010	0	712,817

(1)
For purposes of consistency, the amounts shown in this table include only those contributions, earnings, withdrawals, and distributions that occurred during calendar year 2016. Accordingly, amounts credited by us with respect to compensation earned in the last fiscal year, but which are credited in 2017, have not been included in this table. However, these amounts (Mr. Foster, $2,607,669; Mr. Smith, $82,936; Mr. Barbo, $61,615; Mr. Johst, $786,137; and Dr. Molho, $99,683) have been included in the total compensation set forth in the Summary Compensation Table under the column entitled "All Other Compensation." As further discussed in the narrative above, the amounts set forth in the column entitled "Registrant Contributions in Last FY" represent the present value of the accrued benefits, after adjustments for outstanding Medicare taxes, which were credited to the named executives' Deferred Compensation Plan account balances.

(2)
The amounts listed under the column "Registrant Contributions in Last FY" in this table and in prior years have been reported as compensation in the Summary Compensation Table for previous fiscal years.

Potential Payments upon Termination or Change in Control

        The information below describes and quantifies certain compensation that would become payable under existing plans and arrangements if the named executive's employment had terminated on December 31, 2016, given the named executive's compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. (Since our last trading day in fiscal 2016 was December 30, 2016, where applicable we have assumed a stock price of $76.19, the closing price on that date.) Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, our stock price, and the named executive's age.

  Disability and Life Insurance

        Separate from the provisions of the Officer Separation Plan or the change in control agreements discussed below, the named executives may be entitled to disability or life insurance proceeds in the event of termination due to such events. For instance, in the event of termination of the U.S.-based named executives as a result of disability, disability insurance could provide, in line with our other employees, up to a maximum additional amount of 100% of salary for up to 26 weeks (short-term disability) and up to 60% of basic monthly earnings up to $25,000 per month (long-term disability). In the event of termination of the named executives as a result of death, additional life insurance payments could provide a maximum additional amount to the named executives' beneficiaries as follows: Mr. Foster, $9,236,033; Mr. Smith $3,307,861; Mr. Barbo, $2,504,998; Mr. Johst, $4,167,286; and Dr. Molho $4,064,445 (inclusive of amounts payable as a result of the pre-retirement death benefit pursuant to our Deferred Compensation Plan). The total termination compensation described below does not include these amounts.

  Severance Plans

        Under our Officer Separation Plan, a corporate officer whose employment is terminated by us for reasons other than cause, voluntary resignation, disability, early or normal retirement, or death, and who has not been offered a comparable position (as defined under the Officer Separation Plan) with us, is entitled to receive a severance payment in accordance with the following table:

Years of Completed Company Service at Separation Date

	Less than 2 years	2 years to 5 years	5 years or more

Level:	Amount of Base Salary Pay Continuations:

Executive Vice President and above	One year	One year; additional 12 months mitigated severance	Two years

Senior Vice President	Six months	One year	One year; additional 12 months mitigated

Vice President	Six months	Six months; additional six months mitigated severance	One year

        During the period in which such officer receives paid outsourcing support from us, the officer is entitled to receive the mitigated severance on a month-to-month basis (up to the maximum period set forth in the table above) to the extent the officer has not accepted an offer for full-time employment, advisory, consulting, or other full-time work. Corporate officers will be entitled to be paid accrued vacation time and unused paid time off. In addition, the Officer Separation Plan provides corporate officers with certain benefits continuing for the length of the severance payments (primarily health and welfare benefits), as well as reimbursement for specified outplacement services. Furthermore, corporate officers who are participants in the EICP may be eligible for payouts in accordance with the terms and conditions of the EICP. Payments under the Officer Separation Plan are generally made "biweekly" (our normal payroll cycle), although if any of the payments or entitlements would constitute deferred compensation in accordance with Section 409A of the Code that might subject the officer to additional tax, interest, or penalties under Section 409A, then payment of such amounts will be delayed until the earlier of six months from the separation of service or the officer's death. In exchange for these payments, the officer must execute a release agreement satisfactory to us that includes, among other things, agreement not to compete with us or solicit our employees for one year following the officer's separation. The Officer Separation Plan is not applicable to any corporate officer who has entered into a written employment agreement providing for severance payments. Each of the named executives is a participant in this plan.

  Change in Control Agreements

        We have entered into change in control agreements with many of our corporate officers with the position of corporate executive vice president or above, including each of the named executives. These agreements provide such officer with severance and other benefits in the event his or her employment terminates under certain conditions during the term of the agreement and within one year following a "change in control" (as defined in the agreements). Each agreement has a term of three years, with automatic one-year extensions thereafter. Payments made to the corporate officer under the agreement will generally offset or reduce payments and benefits to which the officer may be entitled under any other severance plan or agreement with us (including the Officer Separation Plan described above).

        The agreements provide that any options to acquire our common stock awarded to the corporate officer under any stock option or other long-term incentive plan shall become fully exercisable upon the occurrence of both (1) a change in control and (2) the termination of the officer within eighteen months following such change in control. In addition, restrictions on any shares of our restricted stock, restricted stock units, and PSUs held by the corporate officer shall lapse upon such events, although with respect to PSUs, any such accelerated vesting will occur to the extent that the applicable performance conditions, as adjusted or prorated as necessary, have been satisfied as of the date of such termination of employment.

        Each corporate officer covenants in his or her agreement that, in the event of a change in control during the term of the agreement, he or she will remain in our employment after the change in control until the earliest of (1) six months after the date of the change in control, (2) termination by the corporate officer of his or her employment for "good reason" (as defined in the agreement) or by reason of death, disability, or retirement, or (3) termination of the corporate officer's employment by us for any reason.

        If the employment of the corporate officer is terminated during the term of the agreement and on or before the first anniversary of a change in control (1) by us other than for "cause" (as defined in the agreement), death, or disability or (2) by the corporate officer for good reason, the corporate officer will be entitled to certain severance benefits, as follows:

  •
  a lump sum cash severance payment equal to a multiple of three (Mr. Foster only) and two (all other named executives) times the sum of (1) the corporate officer's then-annual base salary, and (2) the corporate officer's target bonus for the fiscal year in which the termination occurs;

  •
  additional service credit of three years (Mr. Foster) and two years (all other named executives) for pension purposes assuming a 4% increase in compensation for each year;

  •
  continuation of group medical benefits and certain other perquisites for a period of three years (Mr. Foster only) and two years (all other named executives); and

  •
  26 weeks of outplacement services (up to $50,000), and payment of legal fees incurred in connection with any termination of employment other than a termination by us for cause.

        As of the end of 2016, Mr. Barbo's change in control agreement provided for a one-time lump sum cash severance payment multiplier. On March 15, 2017, his change in control agreement was amended to provide a two-times lump sum cash severance payment multiplier, consistent with our other executive vice presidents.

        If any of the payments or entitlements would constitute deferred compensation in accordance with Section 409A of the Code that might subject the named executive to additional tax, interest, or penalties under Section 409A, then payment of such amounts will be delayed until the earlier of six months from the separation of service, or the named executive's death.

        A "change in control" is defined in each agreement as any one of the following: (1) the closing of the sale of all or substantially all of our assets as an entirety to any person or related group of persons; (2) our merger or consolidation with or into another corporation, or the merger or consolidation of another corporation with or into us or one of our subsidiaries, such that immediately after such transaction our outstanding voting securities immediately prior to such transaction represent less than a majority of the total voting power of the outstanding voting securities of the entity surviving such merger or consolidation; or (3) the closing of a transaction pursuant to which beneficial ownership of more than 50% of our outstanding common stock (assuming the issuance of common stock upon conversion or exercise of all then-exercisable conversion or purchase rights of holders of outstanding convertible securities, options, warrants, exchange rights, and other rights to acquire common stock) is transferred to a single person or entity, or a "group" (within the meaning of Rule 13d-5(b)(l) of the Securities Exchange Act of 1934) of persons or entities, in a single transaction or a series of related transactions.

        Under the agreement, the term "cause" is defined as: (1) the willful and continued failure of the corporate officer to perform his or her duties with us, (2) a substantial violation of our Code (and any successor policy), (3) conviction of a felony, or (4) engaging in conduct that violates the confidentiality provisions of the agreement. "Good Reason" is generally defined to include: (1) situations such as the assignment to the corporate officer of duties inconsistent with his or her position or responsibility prior to the change in control, (2) a reduction in annual base salary (excluding across-the-board salary reductions affecting all senior executives), (3) failure to pay any portion of current compensation or deferred compensation when due after the expiration of a grace period (excluding across-the-board reductions or failures affecting all senior executives), (4) failure to maintain any compensation plan that is material to the corporate officer's total compensation, (5) failure to maintain material benefits that are substantially the same as those in effect when the change in control occurs, and (6) job relocations requiring the corporate officer to relocate more than 50 miles from the office where he or she is based.

  Severance Payments Absent a Change-in-Control

        The table below sets forth the amounts payable to each named executive in the event of termination absent a change in control, which is based upon the following assumptions:

Cash Severance—

  •
  Termination occurs on December 31, 2016 (last day of the fiscal year 2016).

  •
  We assumed that the full year's actual bonus was already earned by the named executive and paid by us; therefore it was not included as a part of the cash severance payment. However, in actual practice, under the EICP, employees who leave us prior to actual receipt of EICP awards forfeit the total bonus payment (except in instances of retirement, death, or disability).

  •
  We have assumed that none of the named executives has accrued or unused vacation remaining at the time of termination.

Benefits Continuation—

  •
  In accordance with the Officer Separation Plan, the benefits continuation value for each named executive includes continuation of medical and dental coverage for the applicable severance period.

Retirement Plan Benefits—

  •
  The values reflect the total vested account balance in the Deferred Compensation Plan as of December 31, 2016, and the lump sum present value of the accrued benefits under our U.S. Pension Plan as of December 31, 2016.

  •
  Benefits under these plans are currently 100% vested for Messrs. Foster and Johst, and will automatically be paid upon any termination (disregarding any possible delay of payment as a result of compliance with Section 409A of the Code). Benefits under the Deferred Compensation Plan for Dr. Molho, Mr. Smith, and Mr. Barbo vest in one-quarter increments annually over a four-year period, but become fully vested in the event of termination due to death or disability.

Other Benefits—

  •
  The Officer Separation Plan provides for professional outplacement services for each of the named executives. The values reflect the maximum cost of professional outplacement services equal to the lesser of: (1) 15% of the executive's base salary and prior year's bonus paid, or (2)(a) $75,000 (for executive vice presidents (or higher)) or (b) $50,000 (for senior vice presidents and vice presidents).

Equity—

  •
  In accordance with the 2007 Incentive Plan, the named executives are entitled to exercise any vested stock option up to three months after termination of employment (except with respect to retirement eligible executives with respect to stock options granted in 2015 and thereafter). As described in detail on page 45 of this Proxy Statement, commencing with our 2015 equity grants, we have generally included a full career retirement provision in equity awards that provide for the continued vesting of unvested equity grants for employees who retire after meeting the following specified criteria. Mr. Foster, Mr. Barbo and Mr. Johst each are retirement eligible and received awards in 2015 and 2016 that would qualify for continued post-retirement vesting. In accordance with the 2007 Incentive Plan, any unvested options, restricted stock/units, or PSUs after such time are forfeited (except with respect to retirement eligible executives with respect to stock options granted in 2015 and thereafter, as described above), although we note that if an employee terminates due to death more than 12 months following the date of grant of a PSU, a pro rata portion of the PSU is deemed to immediately vest. Accordingly, for purposes of this table:

  •
  PSUs granted in 2015 are included on a pro rata basis (assuming two-thirds completion and estimated payout based on estimated adjustments of (1) first-year EPS performance and (2) rTSR performance through the end of fiscal 2016); and

  •
  PSUs granted in 2016 are included for retirement eligible executives assuming vesting at target levels, but are not included for the other named executives none of those PSUs will have been deemed to have vested for purposes of this table.

Name	Cash Severance	Benefits and Supplemental Perquisites Continuation	Equity Value(1)	Retirement Plan Benefits	Other(2)	Total

James C. Foster
Disability, Voluntary Termination and For Cause Termination	$0	$0	$0	$15,204,280	$0	$15,204,280
Retirement	$0	$0	$11,730,327	$15,204,280	$0	$26,934,607
Death	$0	$0	$3,031,611	$15,204,280	$0	$18,235,891
Involuntary Termination—Not for Cause or Good Reason Termination	$2,309,008	$42,914	$0	$15,204,280	$75,000	$17,631,202
David R. Smith
Disability, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$0	$0	$0
Death	$0	$0	$303,143	$0	$0	$303,143
Involuntary Termination—Not for Cause or Good Reason Termination	$486,450	$10,595	$0	$0	$75,000	$572,045
William D. Barbo
Voluntary Termination and For Cause Termination	$0	$0	$0	$529,340	$0	$529,340
Retirement	$0	$0	$1,294,339	$529,340	$0	$1,823,679
Disability	$0	$0	$0	$609,184	$0	$609,184
Death	$0	$0	$303,143	$609,184	$0	$912,327
Involuntary Termination—Not for Cause or Good Reason Termination	$782,812	$51,749	$0	$529,340	$75,000	$1,438,901
David P. Johst
Disability, Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$5,798,865	$0	$5,798,865
Retirement	$0	$0	$3,716,794	$5,798,865	$0	$9,515,659
Death	$0	$0	$866,166	$5,798,865	$0	$6,665,031
Involuntary Termination—Not for Cause or Good Reason Termination	$1,225,672	$56,166	$0	$5,798,865	$75,000	$7,155,703
Davide A. Molho
Retirement, Voluntary Termination and For Cause Termination	$0	$0	$0	$314,435	$0	$314,435
Disability	$0	$0	$0	$466,564	$0	$466,564
Death	$0	$0	$866,166	$466,564	$0	$1,332,730
Involuntary Termination—Not for Cause or Good Reason Termination	$1,195,425	$56,168	$0	$314,435	$75,000	$1,641,028
(1)
In these termination situations, unvested awards generally do not accelerate. As noted above, in the event of death, unvested PSUs granted more than 12 months ago will be deemed to have pro rata vested. This column does not reflect the value of any vested awards from the 2014 PSU grants. As described in detail on page 45 of this Proxy Statement, commencing with our 2015 equity grants, we have generally included a full career retirement provision in equity awards that provide for the continued vesting of unvested equity grants for employees who retire after meeting the specified criteria. Mr. Foster, Mr. Barbo, and Mr. Johst each are retirement eligible and received awards in 2015 and 2016 that would qualify for continued post-retirement vesting.

(2)
Reflects payment for professional outplacement services.

Severance Payments Following a Change in Control

        The table below sets forth the amounts payable to each named executive in the event of termination following a change in control, which is based upon the following assumptions:

Cash Severance—

  •
  A change in control is assumed to have occurred on December 31, 2016 (last day of the fiscal year 2016). However, no change in control actually occurred on the aforementioned date.

  •
  Termination occurs on December 31, 2016 (last day of the fiscal year 2016).

  •
  We assumed that the full year's actual bonus was already earned by the named executive and paid by us; therefore, it was not included as a part of the cash severance payment. However, in actual practice, under the EICP plan, employees who leave us prior to actual receipt of EICP awards forfeit the total bonus payment (except in instances of retirement, death, or disability).

  •
  For purposes of determining the amount of the lump-sum cash severance payment equal to a multiple of three (Mr. Foster only), two (Messrs. Smith, Johst, and Molho), or one (Mr. Barbo) times the sum of (1) the corporate officer's then-annual base salary and (2) the corporate officer's target bonus for the fiscal year in which the termination occurs, we have assumed that the target bonus is the target bonus for fiscal 2016, as discussed in more detail in the section of this Proxy Statement entitled "Compensation Discussion and Analysis—Compensation Elements—Annual Cash Incentive Awards." As of the end of 2016, and for purposes of the table below, Mr. Barbo's change in control agreement provided for a one-time lump sum cash severance payment multiplier. On March 15, 2017, his change in control agreement was amended to provide a two-times lump sum cash severance payment multiplier, consistent with our other executive vice presidents.

  •
  We have assumed that none of the named executives has any accrued or unused vacation remaining at the time of termination.

Benefits Continuation—

  •
  The benefits continuation value for each named executive includes 12-month (Mr. Barbo), 24-month (Mr. Smith, Mr. Johst, and Dr. Molho), or 36-month (Mr. Foster) continuation of medical, dental, basic life/AD&D, long-term disability, and other welfare-type benefits at the time of termination.

Retirement Plan Benefits—

  •
  In addition to the triggered benefits described above, the values reflect the total account balance of the Deferred Compensation Plan as of December 31, 2016, and the lump-sum present value of the accrued benefits under the Pension Plan as of December 31, 2016.

  •
  Under the Pension Plan, no additional compensation for additional years' service credit has been added since the Pension Plan was frozen in 2008.

  •
  Benefits under these plans are vested and will automatically be paid upon any termination (disregarding any possible delay of payment as a result of compliance with Section 409A of the Code).

Equity—

  •
  As of December 31, 2016, the change-in-control agreements provide for full acceleration of all unvested equity awards if the named executive is terminated within eighteen months of the change in control. In addition, in accordance with the 2007 Incentive Plan, as amended, all equity awards accelerate and vest immediately upon a change in control. The values below reflect the in-the-money value of all unvested stock options and the value of all unvested restricted stock and unvested PSUs—(PSUs granted in 2016 calculated at target amounts and PSUs granted in 2015 calculated at base amounts (i.e., target amounts X EPS Payout Percentage)).

Name	Cash Severance	Benefits and Supplemental Perquisites Continuation	Equity Value(1)	Retirement Plan Benefits	Other(2)	Total

James C. Foster
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	$0	$0	$14,345,636	$15,204,280	$0	$29,549,916
Involuntary Termination Not for Cause or Good Reason Termination	$6,927,025	$259,907	$14,345,636	$15,204,280	$50,000	$36,786,848
David R. Smith
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	$0	$0	$2,316,779	$0	$0	$2,316,779
Involuntary Termination Not for Cause or Good Reason Termination	$1,653,931	$29,326	$2,316,779	$0	$50,000	$4,050,036
William D. Barbo
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	$0	$0	$1,646,851	$609,184	$0	$2,256,035
Involuntary Termination Not for Cause or Good Reason Termination	$626,250	$30,064	$1,646,851	$609,184	$25,000	$2,937,349
David P. Johst
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	$0	$0	$4,469,689	$5,798,865	$0	$10,268,554
Involuntary Termination Not for Cause or Good Reason Termination	$2,083,643	$80,654	$4,469,689	$5,798,865	$50,000	$12,482,851
Davide A. Molho
Death, Disability, Retirement, Voluntary Termination, and For Cause Termination	$0	$0	$4,327,610	$466,564	$0	$4,794,174
Involuntary Termination Not for Cause or Good Reason Termination	$2,032,223	$78,983	$4,327,610	$466,564	$50,000	$6,955,380
(1)
Equity value following a change in control reflects the value of all unvested stock options, restricted stock, restricted stock units, and performance awards, assuming that all options, restricted stock, restricted stock units, and performance awards outstanding as of the date of the change in control accelerate and, in the case of options, become fully exercisable (using our closing stock price on December 30, 2016 of $76.19).

(2)
Reflects maximum payment for professional outplacement services.

Related Person Transaction Policy

        We maintain a written Related Person Transactions Policy (available on our website at www.criver.com under the "Investor Relations—Corporate Governance" caption) which is intended to promote the timely identification of transactions involving "related persons" (as such term is defined pursuant to SEC regulations) and to ensure we give appropriate consideration to any real or perceived conflicts in our commercial arrangements. The policy covers any financial transaction, arrangement, or relationship (or any series of similar transactions, arrangements, or relationships), including indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships. The Board has designated the Audit Committee to oversee this policy.

        If a transaction qualifies as a related person transaction, the Audit Committee then considers all relevant facts and circumstances including, without limitation: commercial reasonableness of the terms; the benefit and perceived benefit, or lack thereof, to us; opportunity costs of alternate transactions; the materiality and character of the related person's direct or indirect interest; and the actual or apparent conflict of interest of the related person. The Committee will not approve or ratify a related person transaction unless it shall have determined that, upon consideration of all relevant information, the transaction is either (1) in the best interests of the Company and our shareholders or (2) is not inconsistent with the best interests of the Company and our shareholders.

        As of the date of this Proxy Statement, we are not aware of the existence of any related person transaction since the beginning of fiscal year 2016.

Compensation Committee Interlocks and Insider Participation

        During the 2016 fiscal year, the Compensation Committee consisted of Dr. Kochevar and Messrs. Reese and Wallman. None of these individuals has served as an officer or employee for the Company or for any of our subsidiaries. We are not aware of any compensation committee interlocks.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors consists entirely of directors who meet the independence and experience requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. During fiscal 2016, the members of the Audit Committee included Messrs. Bertolini, Chubb, and Massaro.

        The Audit Committee assists the Board in overseeing and monitoring the integrity of our financial reporting process, our compliance with legal and regulatory requirements, and the quality of our external audit processes. The Audit Committee is also responsible for overseeing our overall financial reporting process. The role and responsibilities of the Audit Committee are set forth in a written Charter adopted by the Board. The Audit Committee reviews and reassesses the Charter annually and recommends any changes to the Board for approval. The Board of Directors has determined that Robert Bertolini, Stephen D. Chubb, and George E. Massaro are each Audit Committee financial experts. In fulfilling its responsibilities for the financial statements for the fiscal year ended December 31, 2016, the Audit Committee took the following actions.

  •
  Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016, the quarterly financial statements and the annual and quarterly earnings press releases with management, which has primary responsibility for the financial statements, and the earnings releases, and PricewaterhouseCoopers LLP, our independent registered public accounting firm.

  •
  Reviewed and discussed with management the requirements under Sections 302 and 404 of the Sarbanes-Oxley Act of 2002 and monitored the activity surrounding the compliance initiative of our management and the audit-related activity of PricewaterhouseCoopers LLP.

  •
  Monitored the Company's continued efforts to improve its internal controls over financial reporting.

  •
  Met with our management, internal auditors, and PricewaterhouseCoopers LLP, separately and together, with and without management present, to discuss our financial reporting process and internal control over financial reporting in addition to other matters required to be discussed by Public Company Accounting Oversight Board AU Section 380.

  •
  Reviewed with the independent auditor all services provided during 2016 and found no independence concerns and approved the provision of all services in advance of completion consistent with prescribed policy and procedures. In addition, the Audit Committee received written disclosures and the letter from PricewaterhouseCoopers LLP regarding its independence as required by the Public Company Accounting Oversight Board. The Audit Committee further discussed with PricewaterhouseCoopers LLP its independence.

  •
  Considered the status of taxation matters and other areas of oversight relating to the financial reporting and audit process that the Committee determined appropriate.

  •
  Evaluated the annual inspection report by the Public Company Accounting Oversight Board of PricewaterhouseCoopers LLP, and discussed the report with PricewaterhouseCoopers LLP. The Audit Committee also evaluated a report on PricewaterhouseCoopers LLP's quality controls, and discussed the report with them.

  •
  Monitored compliance with the policies and procedures for the engagement of the independent registered public accounting firm. The Committee engaged the independent registered public accounting firm only for certain services including audit, audit-related, and specifically approved tax and other services.

  •
  Monitored compliance with the policy and procedures for the confidential and anonymous receipt, retention and treatment of complaints regarding our accounting, internal controls over financial reporting and auditing matters.

        Based on the Audit Committee's review of the audited financial statements, and representations made by and discussions with management and PricewaterhouseCoopers LLP, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.

Mr. George E. Massaro (Chair) Mr. Robert Bertolini Mr. Stephen D. Chubb

        The foregoing report should not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, by any general statement incorporating by reference this Proxy Statement except to the extent that we specifically incorporate this information by reference and shall not otherwise be deemed filed under such Acts.

 PROPOSAL FIVE—
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has appointed PricewaterhouseCoopers LLP, an independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 30, 2017, and the effectiveness of our internal control over financial reporting as of December 30, 2017. PricewaterhouseCoopers LLP was our independent registered public accounting firm for the fiscal year ended December 31, 2016, and audited our financial statements for the fiscal year ended December 31, 2016, and the effectiveness of our internal control over financial reporting as of December 31, 2016. The Audit Committee proposes that the shareholders ratify this appointment for the fiscal year ending December 30, 2017. We expect that a representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she so desires, and will be available to respond to appropriate questions.

        In the event that ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not obtained at the Meeting, the Audit Committee will reconsider its appointment. Even if ratification is obtained, the Audit Committee may decide in the future it is in our interest to no longer retain PricewaterhouseCoopers LLP.

Statement of Fees Paid to Independent Registered Public Accounting Firm

        The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit of our annual financial statements for the years ended December 31, 2016 and December 26, 2015, and fees for other services rendered by PricewaterhouseCoopers LLP for those periods.

	2016	2015
Audit fees(1)	$5,574,758	$5,015,295
Audit-related fees(2)	767,631	1,560,100
Tax fees(3)	1,649,245	1,468,071
All other fees(4)	8,700	7,200

Total(5)	$8,000,334	$8,050,666

(1)
Audit fees consisted of work performed in the integrated audit of our annual consolidated financial statements filed on Form 10-K, audit activity directly related to Section 404 of the Sarbanes-Oxley Act of 2002, reviews of our quarterly condensed consolidated financial statements filed on Forms 10-Q, and the audits of statutory financial statements of certain foreign subsidiaries. All such services were approved in advance by the Audit Committee.

(2)
Audit-related fees consisted principally of fees for financial due diligence services for potential acquisitions and work performed in the audit of our employee benefit plans. All such services were approved in advance by the Audit Committee.

(3)
Tax fees related to tax compliance, consulting, and tax return preparation. All such services were approved in advance by the Audit Committee.

(4)
All other fees consisted of fees for accounting research tools. All such services were approved in advance by the Audit Committee.

(5)
None of the non-audit services constitutes a prohibited activity for our independent auditor under the Sarbanes-Oxley Act of 2002 or related SEC regulations.

Policy and Procedures on Engagement and Retention of the Independent Auditor for Audit, Audit-Related, and Non-Audit Services

        Consistent with SEC policies regarding auditor independence, the Audit Committee has responsibility for appointing, setting compensation, and overseeing the work of our independent auditor. In recognition of this responsibility, the Audit Committee has established a policy for preapproving all audit and permissible non-audit services provided by its independent registered public accounting firm.

        Prior to engagement of the independent registered public accounting firm for the next year's audit, management submits to the Audit Committee for approval a summary of services expected to be rendered during that year. Prior to engagement, the Audit Committee preapproves a budget for each category of services. The Audit Committee requires the independent registered public accounting firm and management to periodically report on the actual fees versus the budget by category of service. Additional service engagements that may exceed these preapproved limits must be submitted to the Audit Committee for preapproval. The Audit Committee of the Board of Directors has considered whether the provision of the services described above under the captions "tax fees" and "all other fees" is compatible with maintaining PricewaterhouseCoopers LLP's independence. The Audit Committee has concluded that these services do not compromise PricewaterhouseCoopers LLP's independence.

        The Audit Committee recommends a vote "FOR" the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2017.

 PROPOSAL SIX—
SHAREHOLDER PROPOSAL

        The below resolution is sponsored by People for the Ethical Treatment of Animals, 501 Front Street, Norfolk, Virginia 23510.

Ban Business Dealings with Companies That Violate the Law

        RESOLVED, that in order to end its support of illegal and inhumane practices that often lead to flawed science, shareholders urge the board to prohibit conducting business with primate dealers and laboratories that have repeatedly violated the minimum standards of the federal Animal Welfare Act or are under investigation by the U.S. Department of Agriculture Investigative Enforcement Services. Such investigations are undertaken when serious violations are believed to have occurred and action is warranted to correct significant problems.

Supporting Statement

        Our company purchases animals from primate dealers who have repeatedly violated animal protection laws even though studies show that monkeys in laboratories who endure stress are more vulnerable to disease and immune suppression. Other studies have found that physiological changes due to stress can confound experimental results. For scientific and humane reasons, it is in our company's best interest to obtain primates who have been treated well.

        Our company purchases monkeys from Shin Nippon Biomedical Laboratories USA (SNBL), a primate dealer. In September 2016, the USDA filed an administrative lawsuit against SNBL for dozens of Animal Welfare Act violations that have led to immense suffering. The lawsuit states in part: "The gravity of the violations alleged in this complaint is great and includes 38 deaths of nonhuman primate and repeated instances in which respondents failed to provide adequate veterinary care to animals and failed to meet the minimum standards for its facilities."1

        Incidents include a monkey who suffocated to death after SNBL staff failed to notice that his head was stuck in a cage; an infant died of trauma and hypothermia after trying to escape through a fence; 25 monkeys shipped from Cambodia to Texas sustained multiple organ failure and died or had to be euthanized after SNBL trucked them to Washington despite their poor health; other deaths followed surgeries carried out by unqualified personnel.

        From February to November, 2015, our company obtained 240 monkeys from Primate Products, Inc. (PPI).

        In May 2015, USDA inspectors cited PPI for 25 violations of the Animal Welfare Act including improper housing leading to frostbite and deaths of monkeys by electrocution; three monkeys were killed by a bear who got into their enclosure; inadequate veterinary care; failure to provide for the psychological well-being of monkeys who were repeatedly attacked by other monkeys; and causing unnecessary pain by holding monkeys down, prying open their mouths and yanking out teeth.2 PPI is currently being further investigated by the USDA Investigative and Enforcement Services for additional violations.

        Our company is a leader in the burgeoning non-animal toxicity testing market and thus shows scientific and business acumen in embracing the future of testing. Charles River should now adopt an

1
Complaint, In re SNBL USA, LTD, AWA Docket No. 16-0187 (USDA, Sept. 22, 2016), http://www.peta.org/wp-content/uploads/2016/10/snbl complaint sep26.pdf.

2
USDA Animal and Plant Health Inspection Service, Inspection Report No. 152150225350050 (May 29, 2015, http://www.mediapeta.com/peta/PDF/2015-06-01Inspection-Report-1.pdf equally forward-thinking stance on primate dealers. We urge shareholders to vote FOR this important resolution.

  YOUR COMPANY'S RESPONSE

        Charles River is committed to conducting business ethically, responsibly and with integrity. We expect the same from our suppliers. The ongoing success of our Company depends on our continued and shared commitment to ethical business practices in all of our activities throughout our global organization. Compliance with all applicable laws and the highest ethical standards helps us meet the expectations of our clients, attract and retain outstanding employees, and deliver value to our shareholders.

        This proposal is not in your interests for the following reasons:

  1.
  Charles River already has demonstrated a strong commitment to ethical business practices that extends to our suppliers.

  2.
  Charles River already has a strong vendor review program in place that assesses the quality and suitability of all our suppliers, including suppliers of our research animals.

  3.
  We believe that this proposal would not advance our Company's current ethical business practices and commitment to animal welfare.

        Charles River is a global leader in the humane care and use of research animals, which are required by regulation in the development of new pharmaceuticals worldwide. Research animals are an important resource that furthers our knowledge of living systems and contributes to the discovery of life-saving drugs and other therapies for the treatment and cure of diseases. At Charles River, we work hand-in-hand with the scientific community to understand how living conditions, handling procedures, and the reduction of stress play an important role in the quality and efficiency of research. We are responsible to both the scientific community and the public for the health and well-being of the animals in our care, a responsibility which we take very seriously.

        We maintain the highest ethical standards regarding business conduct, including the humane treatment of animals, as documented in a number of our codes and policies. The Charles River Code of Business Conduct and Ethics3 describes our core values and contains specific expectations pertaining to acting in the best interests of the animals in our care, our clients, and the public. Furthermore, we maintain our own policy on Animal Welfare and the Humane Treatment of Animals4 which details the expectation that our employees treat animals with respect. Our animal welfare policy meets or exceeds all applicable laws regarding animal treatment in the places where we conduct business. In addition, our Supplier Code of Conduct5 requires all suppliers whose activities include the use of animals to adopt an Animal Welfare and the Humane Treatment of Animals Policy similar to ours.

        We are committed to upholding the standards and requirements of regulatory compliance and data integrity as described in our Global Quality Policy.6 This policy requires that we partner with customers, vendors, and employees to continually improve quality and meet or exceed regulatory requirements. Consistent with the Global Quality Policy, we regularly evaluate the suitability of our vendors, including animal suppliers, through a rigorous set of criteria that assesses their quality and suitability. Those criteria are documented in our Vendor Quality Program (VQP), which prescribes the required corporate oversight for the initial and ongoing assessment, evaluation, and approval of our product and service vendors (suppliers, contractors, and consultants), including animal suppliers.

3
http://www.criver.com/legal-compliance-policies

4
http://www.criver.com/legal-compliance-policies

5
http://www.criver.com/legal-compliance-policies

6
http://www.criver.com/legal-compliance-policies

        We apply a rigorous process to potential new animal suppliers to ensure that the vendor meets our quality standards and requirements. This includes an on-site audit and assessment of the vendor's facility, animal care and use program, and quality program. This assessment is conducted, in part, by Charles River veterinarians with expertise in clinical laboratory animal medicine, animal behavior and enrichment practices, environmental and housing requirements, and animal welfare guidelines and regulations. Following the completion of a successful initial assessment, the supplier is added to our approved vendor list and enrolled in the ongoing assessment phase of our VQP. As part of the VQP, we continually monitor both adherence to veterinary and animal welfare regulatory standards, as well as the health and welfare of the research animals we receive from our approved vendors. Reassessment of all approved vendors is conducted on a regular schedule and may be initiated earlier based on business need.

        We appreciate that PETA has identified our Company as a leader in the development of alternative non-animal testing. Examples of those include computer models, in vitro toxicology, use of human tissues, and read-across approaches. We will continue to develop and expand our business in these areas, while simultaneously ensuring we can provide our clients with the essential research models required by current regulations as part of the drug discovery and development process.

        Scientific excellence, humane care, and maintenance of high-quality standards are cornerstones of the Charles River culture. We believe that we have established comprehensive and robust programs which support these standards, and PETA's proposal will not in practice advance our already strong ethical business practices or our high commitment to animal welfare.

  After careful consideration, your Board of Directors recommends a vote AGAINST this proposal.

OTHER MATTERS

Shareholder Proposals for 2018 Annual Meeting

        Shareholders who wish to present proposals for inclusion in the proxy statement relating to our Annual Meeting of Shareholders to be held in 2018 may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934. To be eligible, shareholder proposals must be received by our Corporate Secretary no later than November 30, 2017.

        Under our Bylaws, if a shareholder wishes to present a proposal or nomination at the 2018 Annual Meeting separately from the Rule 14a-8 process, such shareholder must give written notice to the Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, MA 01887. The Corporate Secretary must receive such notice no sooner than January 9, 2018, and no later than February 8, 2018, and must comply with our Bylaws.

Obtaining Additional Information About Charles River

        The Notice of Meeting, this Proxy Statement, the enclosed proxy and our Annual Report to Shareholders for the year ended December 31, 2016 are being mailed to shareholders on or about March 30, 2017. Our Annual Report to Shareholders includes a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (other than exhibits thereto), as filed with the SEC. The Form 10-K provides additional information about the Company. Exhibits will be provided upon written request and payment of an appropriate processing fee. A copy of our Annual Report on Form 10-K (with exhibits) for the year ended December 31, 2016 can also be found on the SEC website at www.sec.gov. In addition, shareholders may request a copy of the Annual Report on Form 10-K, without charge, by writing to our Corporate Secretary, Charles River Laboratories International, Inc., 251 Ballardvale Street, Wilmington, Massachusetts 01887.

Certain Matters Relating to Proxy Materials and Annual Reports

        We satisfy SEC rules regarding delivery of proxy statements and annual reports by delivering a single proxy statement and annual report to an address shared by two or more of our shareholders. This delivery method is referred to as "householding" and can result in meaningful cost savings for us. In order to take advantage of this opportunity, we have delivered only one proxy statement and annual report to multiple shareholders who share an address, unless contrary instructions were received from affected shareholders prior to the mailing date. Promptly upon written or oral request, we undertake to deliver a separate copy of the proxy statement and/or annual report, as requested, to a shareholder at a shared address to which a single copy of these documents was delivered. If you hold stock as a registered shareholder and prefer to receive separate copies of a proxy statement or annual report, either now or in the future, please contact Computershare Investor Services: by mail at P.O. Box 30170, College Station, TX 77842-3170; by telephone at 1-877-282-1168; or through the website: http://www.computershare.com/investor. If your stock is held through a broker or bank and you prefer to receive separate copies of a proxy statement or annual report, either now or in the future, please contact your broker or bank.

Other Business

        The Board of Directors knows of no other business which will be presented to the Meeting. If any other business is properly brought before the Meeting, it is intended that proxies in the enclosed form will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

By order of the Board of Directors: David P. Johst Corporate Secretary

Wilmington, Massachusetts
March 30, 2017

        WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

 Appendix A

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS(1)
(dollars in thousands, except for per share data)

	Twelve Months Ended
	December 31, 2016	December 26, 2015	December 27, 2014	December 28, 2013	December 29, 2012	December 31, 2011	December 25, 2010	December 26, 2009	December 27, 2008
Net income (loss) attributable to common shareholders	$154,765	$149,313	$126,698	$102,828	$97,295	$109,566	$(336,669)	$114,441	$(524,505)
Less: Income (loss) from discontinued operations, net of income taxes	280	(950)	(1,726)	(1,265)	(4,252)	(5,545)	(8,012)	1,399	3,283

Net income (loss) from continuing operations attributable to common shareholders	154,485	150,263	128,424	104,093	101,547	115,111	(328,657)	113,042	(527,788)
Add back:
Amortization of intangible assets and inventory step-up related to acquisitions	42,746	29,374	25,957	17,806	18,067	21,795	24,405	25,717	26,725
Severance and executive transition costs	8,472	6,173	7,792	3,218	2,580	5,462	16,504	16,344	—
Site consolidation costs, impairments, and other items(2)	11,849	2,240	7,136	21,381	3,963	473	384,896	3,939	706,689
Adjustment of acquisition-related contingent consideration and related items	—	—	—	—	—	(721)	2,865	—	—
Operating losses(3)	—	5,517	2,600	3,371	3,738	6,471	13,387	3,988	—
Acquisition-related adjustments(4)	22,702	14,513	6,688	1,752	3,774	215	8,319	3,246	1,125
Government billing adjustment and related expenses	634	477	848	2,402	—	—	—	—	—
Acquisition agreement termination fee	—	—	—	—	—	—	30,000	—	—
Gain on settlement of life insurance policy	—	—	—	—	—	(7,710)	—	—	—
U.S. pension curtailment	—	—	—	—	—	—	—	—	(3,276)
Gain on sale of U.K. real estate	—	—	—	—	—	—	—	(839)	—
Reversal of an indemnification asset associated with acquisition and corresponding interest(5)	54	10,411
Write-off of deferred financing costs and fees related to debt refinancing	987	721	—	645	—	1,450	4,542	—	—
Loss on sale of auction rate securities	—	—	—	—	712	—	—	—	—
Gain on bargain purchase(6)	15	(9,837)
Convertible debt accounting(7)	—	—	—	6,710	14,741	13,978	12,948	11,106	8,432
Deferred tax revaluation	—	—	—	—	—	—	—	—	763
Tax benefit from disposition of Phase I clinical business	—	—	—	—	—	(11,111)	—	—	—
Massachusetts tax law change	—	—	—	—	—	—	—	—	1,897
Reduction of tax benefits—Charles River Massachusetts	—	—	—	—	—	—	—	719	—
Costs and taxes associated with corporate legal entity restructuring and repatriation	—	—	—	—	—	1,637	15,689	(1,084)	(4,045)
Tax effect of non-GAAP adjustments:
Reversal of uncertain tax position associated with acquisition and corresponding interest(5)	—	(10,411)	—	—	—	—	—	—	—
Tax effect of the remaining non-GAAP adjustments and certain other tax items	(23,025)	(20,106)	(14,987)	(19,126)	(16,604)	(15,710)	(59,274)	(22,228)	(15,970)

Net income from continuing operations attributable to common shareholders, excluding specified charges (Non-GAAP)	$218,919	$179,335	$164,458	$142,252	$132,518	$131,340	$125,624	$153,950	$194,552

A-1

	Twelve Months Ended
	December 31, 2016	December 26, 2015	December 27, 2014	December 28, 2013	December 29, 2012	December 31, 2011	December 25, 2010	December 26, 2009	December 27, 2008
Weighted average shares outstanding—Basic	47,014	46,496	46,627	47,740	47,912	50,823	62,561	65,366	67,274
Effect of dilutive securities:
2.25% senior convertible debentures	—	—	—	—	—	—	—	—	776
Stock options, restricted stock units, performance stock units, and contingently issued restricted stock	944	1,138	931	749	494	495	558	268	1,010
Warrants	—	—	—	—	—	—	—	2	87

Weighted average shares outstanding—Diluted	47,958	47,634	47,558	48,489	48,406	51,318	63,120	65,636	69,147

Basic earnings (loss) per share from continuing operations	$3.28	$3.23	$2.76	$2.18	$2.12	$2.26	$(5.25)	$1.73	$(7.85)
Diluted earnings (loss) per share from continuing operations	$3.22	$3.15	$2.70	$2.15	$2.10	$2.24	$(5.25)	$1.72	$(7.85)
Basic earnings per share from continuing operations, excluding specified charges (Non-GAAP)	$4.66	$3.86	$3.53	$2.98	$2.77	$2.58	$2.01	$2.36	$2.89
Diluted earnings per share from continuing operations, excluding specified charges (Non-GAAP)	$4.56	$3.76	$3.46	$2.93	$2.74	$2.56	$1.99	$2.35	$2.81

(1)
Solely for purposes of demonstrating executive compensation trends, this Proxy Statement contains non-GAAP financial measures, such as non-GAAP earnings per diluted share, which exclude: non-cash goodwill and other asset impairments in the fourth quarters of 2010 and 2008; amortization of intangible assets and other charges related to our acquisitions; expenses associated with evaluating acquisitions (including costs related to the termination of acquisitions, charges and operating losses attributable to our businesses we plan to close or divest (or have closed or divested) and other related miscellaneous expenses; severance costs associated with our cost-saving actions; fees and taxes associated with corporate subsidiary restructurings and the repatriation of cash into the United States; write-offs of deferred financing costs related to the extinguishment of debt; the additional interest recorded as a result of the adoption in 2009 of an accounting standard related to our convertible debt accounting which increased interest and depreciation expense; gains from the sale of U.K. real estate; the gain on the curtailment of our U.S. defined benefit plan in 2008; a gain recognized upon the settlement of a life insurance policy of a former officer income from tax settlements related to our discontinued operations; charges in connection with a deferred tax revaluation; deferred financing costs related to our amended credit facilities; taxes associated with the disposition of our Phase I clinical business; and the positive impact of adjustments to contingent consideration payable for earlier acquisitions. We exclude these items from the non-GAAP financial measures because they are outside our normal operations. There are limitations in using non-GAAP financial measures, as they are not prepared in accordance with generally accepted accounting principles, and may be different than non-GAAP financial measures used by other companies. In particular, we believe that the inclusion of supplementary non-GAAP financial measures helps investors to gain a meaningful understanding of our core operating results and future prospects without the effect of these often-one-time charges, and is consistent with how management measures and forecasts the Company's performance, especially when comparing such results to prior periods or forecasts. We believe that the financial impact of our acquisitions and divestitures (and in certain cases, the evaluation of such acquisitions and divestitures, whether or not ultimately consummated) is often large relative to our overall financial performance, which can adversely affect the comparability of our results on a period-to-period basis. In addition, certain activities and their underlying associated costs, such as business acquisitions, generally occur periodically but on an unpredictable basis. We calculate non-GAAP integration costs to include third-party integration costs incurred post-acquisition. Presenting revenue on a constant-currency basis allows investors to measure our revenue growth exclusive of foreign currency exchange fluctuations more clearly. Non-GAAP results also allow investors to compare the Company's operations against the financial results of other companies in the industry who similarly provide non-GAAP results. The non-GAAP financial measures included in this Proxy Statement are not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. The Company intends to continue to assess the potential value of reporting non-GAAP results consistent with applicable rules and regulations. Reconciliations of the non-GAAP financial measures used in this Proxy Statement to the most directly comparable GAAP financial measures are set forth in this table, and can also be found on the Company's website at ir.criver.com.

(2)
Reported results in 2016 and 2015 primarily include site consolidation costs. Reported results in 2014 include: (i) asset impairments and accelerated depreciation related to the consolidation of research model production operations; (ii) charges related to a dispute with a large model supplier; and (iii) a gain related to the sale of a former research model facility in France. Reported results in 2013 include: (i) accelerated depreciation related to the consolidation of research model production operations in California and Biologics Testing Solutions operations; (ii) an impairment charge related to the Company's DSA facility in Massachusetts; (iii) an adjustment to prior-period accrued compensated absences; and (iv) asset impairments at certain European facilities. Reported results in 2012 include: (i) the impairment of long-lived assets for certain RMS Europe facilities; (ii) the gain on the sale of land for an RMS facility; and (iii) a write-off associated with large model inventory held at a vendor. Reported results in 2011 include: (i) asset impairments associated with certain RMS and DSA operations; (ii) gains on the disposition of RMS facilities in Michigan and Europe; (iii) costs associated with exiting a defined benefit plan in RMS Japan; and (iv) costs associated with vacating a corporate leased facility. Reported results in 2010 primarily include to goodwill and asset impairments associated with the Company's DSA business segment. Additionally, these amounts were reduced by $4.3 million to account for the portion of the asset impairment charge associated with the non-controlling interest in the company's former DSA facility in China. Reported results in 2009 primarily include an asset impairment and costs associated with the Company's planned disposition of its DSA facility in Arkansas, as well as additional miscellaneous expenses. Reported results in 2008 primarily include a goodwill impairment related to the Company's DSA business segment, as well as asset impairments and other charged related to the sale of the Company's Vaccine business in Mexico and closure of the Company's facility in Hungary; the disposition of and accelerated exit from the Company's Worcester, MA facility; severance costs related to cost-saving actions and advisory fees incurred in connection with repatriation of accumulated foreign earnings.

(3)
Operating losses are primarily related to the curtailment of operations and subsequent operating costs at the Company's DSA facilities in Massachusetts, China, and Arkansas.

(4)
These adjustments are related to the evaluation and integration of acquisitions, which primarily include transaction, third-party integration, and certain compensation costs, and fair value adjustments associated with contingent consideration. In addition, the amount in 2016 includes a $1.5 million charge recorded in connection with the modification of the option to purchase the remaining 13% equity interest in Vital River, partially offset by a $0.7 million gain on remeasurement of previously held equity interest in an entity acquired in a step acquisition.

(5)
These amounts represent the reversal of an uncertain tax position and an offsetting indemnification asset primarily related to the acquisition of BioFocus.

(6)
The amounts relate to the acquisition of Sunrise Farms, Inc. and represents the excess of the estimated fair value of the net assets acquired over the purchase price.

(7)
Reported results in 2013, 2012, 2011, 2010, 2009, and 2008 include the impact of convertible debt accounting adopted at the beginning of 2009, which increased interest expense by $6.6 million, $14.5 million, $13.8 million, $12.7 million, $11.9 million, and $11.1 million and depreciation expense by $0.1 million, $0.2 million, $0.2 million, $0.2 million, $0.2 million, and $0.1 million, respectively; and capitalized interest by $1.0 million in 2009 and $2.8 million in 2008.

A-2

 Appendix B

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
INCENTIVE COMPENSATION PLAN

        Charles River Laboratories International, Inc. ("CRL"), a corporation existing under the laws of the State of Delaware, has established and adopted the Incentive Compensation Plan (the "Plan") to provide annual cash incentive awards to key employees of the Company, including, in the case of executive officers and certain other key executives of the Company, awards which are intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code.

1.     PURPOSES OF THE PLAN

        The purposes of the Plan are to provide the opportunity for cash incentives and financial rewards to key employees of the Company designated by the Committee, who, because of the extent of their responsibilities, can make significant contributions to the Company's performance by their ability, industry, loyalty, leadership and individual achievement. Providing recognition and financial rewards to such individuals based on the performance of the Company and their contributions will advance the interests of CRL and its shareholders and will assist the Company in attracting and retaining management of the highest caliber and ability.

2.     DEFINITIONS

        2.1   "Annual Base Salary" means a Covered Participant's base rate of pay, annualized, as of the last day of the fiscal year. It does not include any additional payments that may have been made such as commissions, bonus payments, overtime pay or imputed income.

        2.2   "Award" means, subject to Section 4, the right granted to a Covered Participant for a Year to be eligible to receive an Award Payment from the Pool in which he or she is participating for such Year based on the attainment of the Performance Objective for the Pool, the attainment of his or her individual performance criteria and such other subjective or objective factors as the Committee may determine. For the avoidance of doubt, all Awards are intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code.

        2.3   "Award Payment" means the amount paid in cash to a Covered Participant for a given Year in respect of an Award.

        2.4   "Board" means the Board of Directors of CRL.

        2.5   "Code" means the U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

        2.6   "Committee" means the Compensation Committee of the Board. If at any time no Committee shall be in office, then, subject to satisfying the requirements of Section 162(m)(4)(C) of the Code and the listing requirements of the New York Stock Exchange, the functions of the Committee specified in the Plan shall be exercised by the Board or by a committee of Board members. As used in the Plan, where applicable, the term "Committee" also shall mean one or more officers or employees, or committees thereof, to which the Committee has delegated the authority to take actions on its behalf pursuant to Section 3.2(c) below.

        2.7   "Company" means CRL and all domestic and foreign corporations, partnerships and other legal entities of which at least 20% of the voting securities or ownership interests of such entities are owned directly or indirectly by CRL.

        2.8   "Covered Participant" has the meaning set forth in Section 3.1 below.

        2.9   "CRL" has the meaning set forth in the recitals above.

        2.10 "EICP" means the Executive Incentive Compensation Program and any successor plan that is designed to implement annual cash incentive awards for executive officers and other key employees of the Company.

        2.11 "Non-GAAP OI" has the meaning set forth in Section 4.2 below.

        2.12 "Performance Objective" means a financial performance objective to be achieved during a Year and which is used to determine the funding level for the Pool.

        2.13 "Pool" means the amount allocated for payment of Awards in any Year, based on the achievement of the Performance Objective during such Year.

        2.14 "Year" means the calendar year, or the fiscal year of CRL, if other than a calendar year, to which the Award applies.

3.     ELIGIBILITY AND ADMINISTRATION

        3.1    Eligibility.    The individuals entitled to participate in the Plan shall be those key employees of the Company who are selected by the Committee to be eligible to receive an Award for the Year. No later than 90 days after the commencement of each Year, the Committee shall, in writing, designate the participants eligible to receive an Award for the Year ("Covered Participants"). The Committee shall designate as Covered Participants the employees of the Company who are executive officers of CRL and may designate other participants who are expected to be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the Year in which CRL would become entitled to take a compensation deduction as a result of the Award Payment (determined without regard to the limitation on deductibility imposed by Section 162(m) of the Code). Covered Participants shall not participate in any other cash-based short-term incentive plan.

        3.2    Administration.    (a) The Plan shall be administered by the Committee. Subject to the provisions of the Plan and to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board: (i) the Committee may from time to time establish rules for the administration of the Plan; (ii) the Committee shall have authority to determine the degree of attainment of the Performance Objective, the actual amount of the Pool and the amount of the Award Payment for each Covered Participant in respect of a Year, including, without limitation, the authority to make factual determinations, to construe and interpret the Plan and any instrument or agreement entered into in connection with the Plan, to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent that the Committee shall deem desirable to carry it into effect, and to decide all matters arising thereunder or in connection with the administration of the Plan; and (iii) the decisions of the Committee, to the extent permitted by law, shall be final, conclusive and binding on all persons, including the Company and any Covered Participant, having or claiming to have any right or interest in or under the Plan or any Award.

          (b)   In addition, subject to the provisions of the Plan and to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board, the Committee shall have full power and authority to do the following: (i) select the Covered Participants for each Year; (ii) determine the terms and conditions of each Award, consistent with the provisions of the Plan; (iii) determine the time when Awards will be made; (iv) establish and determine the target amount of the Pool and the Performance Objective for the Pool, consistent with Section 4.1 and Section 4.2 below; (v) certify the Award Payment in respect of Awards, consistent with Section 4.5 below; (vi) appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; and (vii) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

          (c)   To the extent not inconsistent with applicable law, Section 162(m) of the Code and the listing requirements of the New York Stock Exchange, the Committee may delegate to one or more officers or employees of the Company, or one or more committees thereof, the authority to take actions on its behalf pursuant to the Plan; provided, however, that the Committee may not delegate its authority with respect to Section 4, Section 5.1 or Section 5.2 below, or in respect of an Award, and that a person to whom such authority is delegated may not further delegate such authority unless specifically authorized by the Committee.

4.     AWARDS

        4.1    Pool; Maximum Award.    At or near the start of the applicable Year, the Committee shall: (i) specify the Performance Objective for the Pool; (ii) identify the Covered Participants eligible to receive a share of the Pool; and (iii) determine the target amount and the maximum amount of the Pool, which maximum amount shall not exceed 300% of the aggregate Annual Base Salary of all Covered Participants in the Pool. For each Year, no Award for any individual Covered Participant shall exceed $5,000,000.

        4.2    Performance Objective.    The Performance Objective for the Pool is the attainment of 50% of target Non-GAAP Operating Income ("Non-GAAP OI") approved by the Committee for the applicable Year. Non-GAAP OI is defined as operating income that excludes the effect of certain items not deemed to represent core operating performance, including, without limitation, items such as discontinued operations, amortization of intangible assets, inventory purchase accounting adjustments;, charges related to modifications of purchase options on remaining noncontrolled equity interests, and re-measurement of previously held equity interests; expenses associated with evaluating and integrating acquisitions, fair value adjustments associated with contingent consideration and other changes related to the Company's acquisitions, including acquisitions under consideration; expenses, losses, income and/or gains attributable to businesses and/or properties that the Company closes, consolidates and/or divests, including such transactions under consideration; severance, executive transition and similar costs; costs and fees related to financings and refinancings; costs related to billing adjustments and related expenses; impairments and similar items; accelerated depreciation charges; charges related to counterparty disputes, litigation, arbitration and investigations; the cumulative effect of changes in accounting policy for the relevant Year; gains or losses that are the direct result of a major casualty; the cumulative effect of changes in newly enacted or promulgated regulation for the relevant Year; gain on bargain purchase; gains on life insurance policies; taxes and fees associated with repatriation; and other expenses, losses, income and/or gains that are unusual in nature or infrequent in occurrence. For purposes of determining the attainment of the Performance Objective, the calculation of Non-GAAP OI may be different from the calculation for determining the attainment of the financial and/or operational objectives under the EICP. Any adjustment pursuant to this Section 4.2 shall be done in accordance with this Section 4 and Section 162(m) of the Code.

        4.3    Determination of the Pool.    As soon as reasonably practicable following the conclusion of each Year, the Committee shall determine the actual amount of the Pool, based on the attainment of the Performance Objective for the Pool for such Year. If the Company achieves its Performance Objective, the maximum amount of the Pool will be funded.

        4.4    Award Payment.    The Award Payment in respect of each Award shall be an amount in cash equal to or less than the maximum amount authorized under such Award, as determined by the Committee in its sole discretion. Actual payment of any Award Payment shall be under the EICP. For the avoidance of doubt, any payment to a Covered Participant shall be made in accordance with Section 162(m) of the Code. For the avoidance of doubt, the Committee shall not have any discretion or authority to increase the Award Payment payable under an Award, and in no event will the exercise of negative discretion with respect to one Covered Participant result in an increase in the amount payable to another Covered Participant.

        4.5    Certification.    As soon as reasonably practicable following the conclusion of each Year and prior to the payment of any Award Payments in respect of Awards, the Committee shall certify, in writing, the achievement of Non-GAAP OI and the amount of the Award Payment in respect of each Award for the Year. For the avoidance of doubt, the Committee's ability to effect adjustments from time to time in connection with determining the degree of achievement of Non-GAAP OI shall be only to the extent permitted under Section 162(m) of the Code.

5.     MISCELLANEOUS

        5.1    Amendment and Termination of the Plan.    The Committee or the Board may, from time to time, alter, amend, suspend or terminate the Plan as it shall deem advisable subject to any requirement for shareholder approval imposed by applicable law, including Section 162(m) of the Code, and to the listing requirements of the New York Stock Exchange.

        5.2    Section 162(m) of the Code.    Unless otherwise determined by the Committee, or expressly provided herein, the provisions of this Plan shall be administered and interpreted in accordance with Section 162(m) of the Code to ensure the maximum tax deductibility by the Company of the payment of Awards.

        5.3    Tax Withholding.    The Committee will make such provision for the withholding of taxes as it deems necessary.

        5.4    Right of Discharge Reserved; Claims to Awards.    Nothing in the Plan shall be construed as giving any person the right to continued employment or service with the Company. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company to the Covered Participant. No Covered Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Covered Participants under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient. Any Award granted under the Plan shall be a one-time Award that does not constitute a promise of future grants. Any Award granted under the Plan shall not be a part of a Covered Participant's base salary or wages and will not be taken into account in determining any other employment-related rights he or she may have, such as rights to deferred compensation, pension or severance pay, except as expressly provided in such a plan. The Company, in its sole discretion, maintains the right to make available future grants under the Plan. Unless stated herein, no Covered Participant or other person shall acquire any rights, remedies, benefits or obligations. Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Covered Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

        5.5    Nature of Payments.    All Awards made pursuant to the Plan are in consideration of services performed or to be performed for the Company, division or business unit of the Company. Any income or gain realized pursuant to Awards under the Plan constitute a special incentive payment to the Covered Participant and shall not be taken into account, to the extent permissible under applicable law, as compensation for purposes of any of the employee benefit plans of the Company except as specifically provided under the applicable plan or as may otherwise be determined by the Committee or by the Board.

        5.6    Recovery Policy.    Awards under the Plan shall be subject to the requirements of any applicable policy of CRL regarding the recoupment of incentive compensation, and all amounts paid or payable to a Covered Participant under or in respect of the Plan shall be subject to recovery or other action pursuant to such policy, as and to the extent provided thereby.

        5.7    Other Plans.    Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to shareholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

        5.8    Unfunded Status of the Plan.    The Plan is intended to constitute an "unfunded" plan for incentive compensation, and deferred compensation if permitted by the Committee. With respect to any payments not yet made to a Covered Participant by the Company, nothing contained herein shall give him or her any rights that are greater than those of a general unsecured creditor of the Company.

        5.9    Governing Law.    The Plan and all determinations made and actions taken thereunder, to the extent not otherwise governed by the Code or the laws of the United States, shall be governed by the laws of the Commonwealth of Massachusetts.

        5.10    Effective Date of Plan.    The Plan shall be effective as of the date of its approval by the Board, subject to its approval by the shareholders of the Company.

NNNNNNNNNNNN . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2, 4 and 5, 1 YEAR for Proposal 3 and AGAINST Proposal 6. + 1. Election of Directors: 01 - James C. Foster For Against Abstain For Against Abstain For Against Abstain 02 - Robert J. Bertolini 03 - Stephen D. Chubb 04 - Deborah T. Kochevar 05 - George E. Massaro 06 - George M. Milne, Jr. 07 - C. Richard Reese 08 - Craig B. Thompson 09 - Richard F. Wallman For Against Abstain ForAgainst Abstain 2. Say on Pay - An advisory vote to approve our executive compensation. 5. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for the fiscal year ending December 30, 2017. 6. Shareholder proposal submitted by PETA to prohibit conducting business with certain dealers and laboratories who violate the Animal Welfare Act or are under investigation by U.S. Department of Agriculture Investigative Enforcement Services. ForAgainst Abstain 1 Year 2 Years 3 Years Abstain 3. Say When on Pay - An advisory vote on the approval of the frequency of shareholder votes on executive compensation. 4. Approval of Incentive Compensation Plan. For Against Abstain Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. NNNNNNNC 1234567890 J N T 5 8 1 8 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X3 2 02JY7F NNNNNNNNN B A Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q + Proxy — CHARLES RIVER LABORATORIES INTERNATIONAL, INC. 251 Ballardvale Street Wilmington, MA 01887 (781) 222-6000 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS — MAY 9, 2017 THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF CHARLES RIVER LABORATORIES INTERNATIONAL, INC. The undersigned, revoking any previous proxies relating to these shares, hereby acknowledges receipt of the Notice and Proxy Statement in connection with the Annual Meeting of Shareholders to be held at 8:30 a.m. on Tuesday, May 9, 2017 at the offices of Cooley, LLP, 500 Boylston Street, Boston, MA 02116 and hereby appoints James C. Foster, David R. Smith and David P. Johst, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with power of substitution to each, to vote all shares of the Common Stock of Charles River Laboratories International, Inc. registered in the name provided herein which the undersigned is entitled to vote at the 2017 Annual Meeting of Shareholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in said Proxy. This Proxy may be revoked by the person giving it any time before its use by delivering to us a written notice of revocation or a duly executed proxy bearing a later date. Any shareholder who has executed a Proxy but is present at the Annual Meeting, and who wishes to vote in person, may do so by revoking his or her Proxy as described in the preceding sentence. This Proxy when executed will be voted in the manner directed herein. If no direction is made this Proxy will be voted FOR all director nominees and FOR Proposals 2, 4 and 5, 1 YEAR for Proposal 3 and AGAINST Proposal 6. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof. CONTINUED AND TO BE SIGNED ON REVERSE SIDE Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. + C

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS to Be Held on May 9, 2017
PROXY SUMMARY
GENERAL INFORMATION
PROPOSAL ONE— ELECTION OF DIRECTORS
NOMINEES FOR DIRECTORS
2016 Director Compensation
BENEFICIAL OWNERSHIP OF SECURITIES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
PROPOSAL TWO—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
PROPOSAL THREE—ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL FOUR—APPROVAL OF THE CHARLES RIVER LABORATORIES INTERNATIONAL, INC. INCENTIVE COMPENSATION PLAN
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF COMPENSATION COMMITTEE
2016 Summary Compensation Table
2016 Grants of Plan-Based Awards
Outstanding Equity Awards at Fiscal 2016 Year-End
2016 Option Exercises and Stock Vested
2016 Pension Benefits
2016 Nonqualified Deferred Compensation
Potential Payments upon Termination or Change in Control
REPORT OF THE AUDIT COMMITTEE
PROPOSAL FIVE— RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PROPOSAL SIX— SHAREHOLDER PROPOSAL
OTHER MATTERS
  Appendix A
CHARLES RIVER LABORATORIES INTERNATIONAL, INC. RECONCILIATION OF GAAP EARNINGS TO NON-GAAP EARNINGS(1) (dollars in thousands, except for per share data)
  Appendix B
CHARLES RIVER LABORATORIES INTERNATIONAL, INC. INCENTIVE COMPENSATION PLAN